UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.)

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HOPE BANCORP, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Cautionary Information and Forward Looking Statements:

This Proxy Statement contains forward-looking statements regarding Hope Bancorp, Inc.’s current expectations within the meaning of the applicable securities laws and regulations. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from expectations. These risks and uncertainties include, but are not limited to, the risks detailed in the Company’s filings with the Securities and Exchange Commission, including the Risk Factors section of Hope Bancorp, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025. We assume no obligation to update any of these forward-looking statements.

Dear Fellow Stockholder,

On behalf of the Board of Directors and management of Hope Bancorp, Inc., it is my pleasure to invite you to the 2026 Annual Meeting of Stockholders to be held virtually on Thursday, May 21, 2026. We are asking stockholders to vote on three proposals this year, including the election of our 9 director nominees.

Notice of internet availability of our proxy materials and a proxy card to our stockholders is being mailed on or about April 10, 2026. As always, your vote is important, regardless of the number of shares you hold, and we urge you to read this Proxy Statement and vote your shares. More information about this year’s Annual Meeting and how to vote can be found in the Notice from our Corporate Secretary that follows. This is your opportunity to share your views with us; we value your feedback and take it into account as we continue to execute our responsibilities.

2025: A Year of Progress, Driving Momentum

2025 marked a year of significant progress for Bank of Hope as we advanced several key strategic priorities, guided by our core focus on building a resilient balance sheet and business model across market and interest rate cycles. As such, we significantly lowered our cost of deposits, reduced our reliance on brokered funding, and improved the mix of our earning assets. We made notable progress in improving our asset quality and reinforcing our credit risk management. We also strengthened our revenue-generating capabilities through the addition of experienced senior leadership and front-line talent. After aligning our operating model around corporate, commercial, small business and retail customer segments, we focused on improving the coordination across our business groups to better serve clients across our footprint, deepen customer relationships and drive long-term value.

In addition, we entered the strategically attractive Hawaii market through the acquisition of Territorial Bancorp, which closed in April 2025.

In 2025, we focused on building and diversifying fee-based revenue streams to support earnings durability. We delivered solid growth in customer-level swap fee income and strengthened our cash management platform through continued investment in talent and technology. We also advanced our foreign exchange solutions, reflecting the evolving needs and operating profiles of our client base.

Collectively, these initiatives are strengthening the Bank’s ability to deliver consistent and durable performance across market cycles.

Investments in Talent and Expertise

Throughout 2025, we invested in talent across the organization, with a particular focus on bolstering senior leadership in our core business lines and credit functions. We also added experienced relationship managers and frontline bankers to support loan and deposit growth. These investments are driving growth, and improving the quality, consistency, and responsiveness of the service we provide to our customers. By deepening industry expertise, upholding underwriting discipline, and broadening relationship coverage, we are better positioned to deliver thoughtful solutions to our clients.

As we look ahead, these investments position us to build on our momentum, further strengthen our competitiveness and scale our capabilities to support long-term value creation for our stockholders.

Governance Changes

The Board of Directors made a number of changes to our governance documents and guidelines to reflect corporate governance best practices. These include increasing the robustness of the duties and responsibilities associated with the Lead Independent Director role to help ensure the exercise of independent judgment by the Board, adding guidelines regarding Chief Executive Officer succession planning and providing for a majority voting standard for uncontested director elections.

At the end of the Annual Meeting, the size of the Board will be reduced to 9, with 7 current directors standing for re-election along with 2 new director nominees.

Conclusion

To our stockholders, thank you for trusting us with your investment. To our clients, we are honored to be a trusted partner, providing advice and access to a range of financial solutions tailored to your needs. To our employees, thank you for being the driving force behind our success.

As the premier leading regional Bank serving multi-cultural communities across the continental United States and Hawaii, we look forward to continuing to grow alongside you. On behalf of the Board of Directors and executive management of Hope Bancorp, Inc., thank you for your continued support.

Sincerely,

Kevin S. Kim

Chairman, President & Chief Executive Officer

This Proxy Statement and the Company’s 2025 Annual Report on Form 10-K are available electronically online at
www.envisionreport.com/HOPE

3200 Wilshire Boulevard, Suite 1400, Los Angeles, CA 90010

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date Thursday, May 21, 2026	Time 10:30 AM Pacific Time	Virtual Meeting Via the Internet at: www.meetnow.global/HOPE2026	Record Date Close of Business on March 23, 2026

Voting Methods
By Internet Before the Meeting, vote via the internet by visiting www.envisionreports.com/HOPE and select Cast Your Vote. During the Meeting, vote at www.meetnow.global/HOPE2026	By Phone Call the toll-free number 1-800-652-VOTE (8683) in the United States, U.S. territories and Canada and following the recorded instructions.	By Mail Complete, sign and return the proxy card in the postage prepaid envelope provided.

See “General Information about the 2026 Annual Meeting of Stockholders” on page 72 for more detailed information. Your vote is very important. Whether or not you plan to attend the virtual Annual Meeting,

we encourage you to read this Proxy Statement in its entirety and vote.

AGENDA		Board Recommendation
1.	To elect each of the 9 director nominees as named in this Proxy Statement, until the 2027 annual meeting of stockholders.	FOR ALL
2.	To ratify the appointment of Crowe LLP as our independent auditor for the year ending December 31, 2026.	FOR
3.	To provide an advisory vote for approval of the 2025 compensation paid to our Named Executive Officers, as disclosed in this Proxy Statement.	FOR

We will also act on any other business that is properly raised at the Annual Meeting or any adjournment or postponement thereof by or at the direction of our Board of Directors. Note that holders of a majority of the outstanding shares must be present in person (or virtually) or by proxy to constitute a quorum for the Annual Meeting to be held.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on May 21, 2026: The Company’s Proxy Statement and 2025 Annual Report on Form 10-K are available online at www.envisionreports.com/HOPE. We appreciate your continued support and look forward to your virtual participation.

By Order of the Board of Directors,

Angelee J. Harris

General Counsel and Corporate Secretary

April 10, 2026

Bank of Hope is committed to creating long-term value

through financial strength, sound enterprise risk management,

and disciplined growth.

Guided by prudent decision-making and a customer-focused approach,

we strive to deliver performance for our stockholders

while supporting the customers and communities we serve.

Key Terms

Annual Meeting

The 2026 Annual Meeting of Stockholders to be held virtually on May 21, 2026, and any adjournments or postponements thereof.

ASC

Accounting standards codification.

Bank

Bank of Hope.

Board of Directors

Board of Directors of Hope Bancorp, Inc.

BOLI

Bank owned life insurance.

Bylaws

The Company’s amended and restated bylaws.

CD&A

Compensation discussion and analysis.

CEO

Chief Executive Officer.

Committees

Principal committees: (i) Audit Committee; (ii) Human Resources and Compensation Committee or “Compensation Committee”; and (iii) Nomination and Governance Committee or “Nomination Committee”.

Company

References to the “Company”, “we”, “our”, or “us” refer to Hope Bancorp, Inc., including our wholly owned subsidiary, Bank of Hope.

Crowe

Crowe LLP, the Company’s independent registered public accounting firm.

DGCL

Delaware General Corporation Law.

EPS

Earnings per share.

Equity ownership guidelines

The equity ownership guidelines for non-employee directors are set forth in the Stock Ownership Policy and the Corporate Governance Guidelines (3x the value of the annual retainer) and for the CEO in the Stock Ownership Policy (5x the base salary).

ERM

Enterprise risk management.

ESOP

Employee Stock Ownership Plan.

Exchange Act

The Securities and Exchange Act of 1934, as amended.

FASB

Financial Accounting Standards Board.

FDIC

Federal Deposit Insurance Corporation.

GAAP

Generally accepted accounting principles.

LTIP

Long-term incentive program.

M&A

Mergers and acquisitions.

Nasdaq Listing Rules

Listing Standards of the Nasdaq Stock Market.

NEO

Named Executive Officer. The Company’s NEOs for 2025 are listed in the “2025 Named Executive Officers” table under Proposal 3.

Notice

Notice of internet availability of proxy materials and a proxy card to the stockholders as of the Record Date.

PCAOB

Public Company Accounting Oversight Board.

PPNR

Pre provision net revenue.

PSUs

Performance share units.

Record Date

Stockholders of record as of the close of business on March 23, 2026.

ROAA

Return on average assets.

ROTCE

Return on average tangible common equity.

RSUs

Restricted stock units.

SBA

Small Business Administration.

SEC

Securities and Exchange Commission.

Section 16 Officer

An officer of the Company described in Rule 16a-1(f) of the Securities Exchange Act of 1934, as amended.

Securities Act

The Securities Act of 1933, as amended.

STIP

Short-term incentive program.

Transfer Agent

Computershare.

TSR

Total stockholder return.

2016 Plan

Hope Bancorp, Inc. 2016 Incentive Compensation Plan.

2019 Plan

Hope Bancorp, Inc. 2019 Incentive Compensation Plan.

2024 Plan

Hope Bancorp, Inc. 2024 Equity Incentive Plan.

2025 Annual Report on Form 10-K

Annual Report on Form 10-K for the year ended December 31, 2025.

PROXY STATEMENT SUMMARY

The summary section below highlights important information within this Proxy Statement. This summary does not contain all the information that you should consider and consequently, we encourage you to read this Proxy Statement in its entirety prior to voting. Terms that are used consistently throughout this Proxy Statement may not always be redefined throughout; therefore, please refer to the “Key Terms” at the beginning of this Proxy Statement for ease of reference.

Our Company

Hope Bancorp, Inc. (“Company”) is the holding company for Bank of Hope (“Bank”), the only regional Korean American bank in the United States, and is listed on the Nasdaq Stock Market (under the ticker symbol: HOPE). As of December 31, 2025, the Company had total assets of $18.5 billion, gross loans of $14.8 billion and total deposits of $15.6 billion.

Following the addition of Territorial Savings as a division of Bank of Hope (“Bank”), the Company became the largest regional bank focused on serving multi-cultural customers across the continental United States and Hawaii. Headquartered in Los Angeles, Bank of Hope offers a comprehensive range of commercial, corporate and consumer banking products and services, including commercial and commercial real estate lending, SBA lending, residential mortgage and consumer lending, treasury management, foreign exchange solutions, interest rate derivatives, and international trade finance. Bank of Hope operates 45 full-service branches in California, New York, New Jersey, Washington, Texas, Illinois, Alabama and Georgia under the Bank of Hope banner, and 29 branches in Hawaii under the Territorial Savings banner. Bank of Hope also operates SBA loan production offices, commercial loan production offices, and residential mortgage loan production offices throughout the United States, and a representative office in Seoul, South Korea.

The timeline below summarizes our evolution to become the largest regional bank catering to multi-cultural customers across the continental United States and Hawaii.

From Community Roots to Regional Strength

2026 PROXY STATEMENT	1

Proxy Statement Summary

Nationwide Presence Anchored in Asian American Communities

The Largest Regional Bank Catering to Multi-Cultural Customers Across the Continental United States and Hawaii

(1)	Source: S&P Capital IQ.
(2)	Source: SBA Lender Reports, National lender rankings for SBA’s fiscal year ended 9/30/25.
(3)	Includes branches, LPOs and corporate offices in the U.S., including Hawaii.

2	2026 PROXY STATEMENT

Proxy Statement Summary

Corporate Governance (page 17)

Director Nominees at the Annual Meeting

Our Board currently consists of 10 directors, 7 of whom are standing for re-election. As previously reported by the Company, Honorary Chairman Steven S. Koh retired from the Board effective December 31, 2025; and Directors David P. Malone, Lisa K. Pai, and Scott Yoon-Suk Whang have elected not to stand for re-election at the expiration of their terms effective at the Annual Meeting. In connection with the election of directors at the Annual Meeting, the size of the Board will be reduced to 9 and the remaining 7 incumbent directors will stand for re-election at the Annual Meeting, along with 2 new director nominees.

In 2026, the Board engaged Spencer Stuart, a leading global advisory firm, to assist in conducting a search for potential director candidates. After careful review and consideration of the director candidates identified, the Board determined that Takaaki Nakajima and Guido F. Sacchi would bring deep experience in areas of strategic importance to the Company, including international financial expertise and leading global technology, respectively. The Board has nominated Mr. Nakajima and Mr. Sacchi to stand for election at the Annual Meeting.

●	Takaaki Nakajima is financial services executive and advisor with over four decades of experience across banking, consulting, risk management, regulatory compliance, and strategy. Mr. Nakajima currently serves as an Advisor at McKinsey & Company, where he supports senior partners in developing and expanding advisory relationships with major Japanese financial institutions, primarily large commercial banks and insurance companies.

●	Guido F. Sacchi is a seasoned executive with extensive experience in technology leadership, digital transformation and cybersecurity within global, regulated environments. Mr. Sacchi currently serves on the board of Planet, a privately held payments company serving the retail and hospitality industries, and on the board of Bazaarvoice, a SaaS platform that helps brands and retailers collect, manage, and display user-generated content.

2026 PROXY STATEMENT	3

Proxy Statement Summary

All director nominees identified have agreed to serve as directors of the Company, each for a one-year term until the 2027 annual meeting of stockholders, and until their successors are duly elected and qualified.

Of the 9 director nominees at the Annual Meeting, except for our Chairman, President & Chief Executive Officer, Kevin S. Kim, all of the director nominees are independent as defined under SEC rules and the applicable Listing Rules of the Nasdaq Stock Market (“Nasdaq Listing Rules”). We believe that the broad range of expertise, diverse skills, and backgrounds of our director nominees remains vital to the effectiveness of the Board. For more information about our director nominees and their qualifications, please refer to page 12.

Director Nominees	Current Position	Age(1)	Independence	Principal Occupation
Kevin S. Kim	Chairman, President & Chief Executive Officer	68		Banker | Attorney | Accountant
Dale S. Zuehls	Lead Independent Director	75	✔	Auditor | Consultant | Entrepreneur
Donald D. Byun	Director	74	✔	Former Entrepreneur
Jinho Doo	Director	70	✔	Former Portfolio Manager | Financial Analyst
Daisy Y. Ha	Director	51	✔	Attorney
Joon Kyung Kim	Deputy Lead Independent Director	67	✔	Former Auditor
Rachel H. Lee	Director	41	✔	Former Private Equity Partner
Takaaki Nakajima	(New) Director Nominee	66	✔	International Financial Advisor | Entrepreneur
Guido F. Sacchi	(New) Director Nominee	62	✔	Global Technology Advisor

(1)	As of the Record Date.

4	2026 PROXY STATEMENT

Proxy Statement Summary

2025 Compensation Discussion and Analysis (page 39)

Compensation Philosophy and Objectives

We believe that the most effective executive compensation programs align the interests of Named Executive Officers (“NEOs”) with those of stockholders. A properly structured compensation program will reinforce and support the development of a strong performance-oriented culture within the Company to achieve specific short and long-term strategic objectives while taking into consideration potential risk implications, such as discouraging imprudent risk-taking that threatens the long-term value of the Company.

2025 Say-on-Pay Compensation Decisions

At our 2025 annual meeting of stockholders, approximately 95% of the votes cast for say-on-pay approved our executive compensation decisions. Stockholders made it clear that they are still pleased with the significant changes we made to our program in 2024, following a robust stockholder outreach campaign in the fall of 2023. The changes we made included the following:

●	We implemented a weighted scorecard under the Short-Term Incentive Plan (“STIP”) for all NEOs that emphasizes financial performance, with 80% based on achievement of pre-determined financial objectives and 20% based on individual objectives.

●	We restructured the STIP and Long-Term Incentive Plan (“LTIP”) to remove overlapping performance metrics, and used a balanced mix of absolute and relative measures across the plans.

●	We granted Performance Unit (“PSU”) awards, which are earned based on results after the end of a three-year performance period.

We continue to maintain an open dialogue with our stockholders by conducting an annual outreach about compensation and governance matters. Most recently in 2025, we reached out to stockholders representing 69% of our outstanding shares as of October 2025 and held meetings with stockholders representing 20% of our outstanding shares. The Chair of our Compensation Committee participated in all of the stockholder meetings, with stockholders affirming continuing support for our program.

* % of total shares outstanding as of October 28, 2025 (the date we conducted the outreach). As of that date the shares outstanding was 128,179,764.

2026 PROXY STATEMENT	5

Proxy Statement Summary

Our executive compensation program has three primary elements: base salary, annual cash incentives (under our STIP), and long-term equity incentives (under our LTIP). Based on our performance and consistent with the design of our program based on the changes described above, the Compensation Committee made the following executive compensation decisions for fiscal year 2025 with respect to these elements:

Base Salary	Base salary increases were approved for all NEOs for fiscal 2025. Our CEO, Kevin S. Kim, received a base salary increase of 5.0%, Peter Koh received an increase of 5.0% and all other NEOs received increases of 4.0%. See “2025 Executive Compensation Program in Detail – Base Salary” under Proposal 3.
Short-Term Incentive Program (“STIP”)	Consistent with financial performance and strategic achievements of the Company, STIP awards to the NEOs were paid out below target. See “2025 Executive Compensation Program in Detail – Annual Incentive Awards” under Proposal 3.
Long-Term Incentive Program (“LTIP”)	The 2025 LTIP awards granted to our NEOs are 50% time-vested Restricted Stock Units (“RSUs”) and 50% PSUs, each vesting over a three-year time frame. Consistent with the terms of the 2023 LTIP, the PSUs were completely forfeited for the 2023-2025 performance cycle. See “2025 Executive Compensation Program in Detail – Long-Term Equity Incentive Awards” under Proposal 3.

Best Compensation Practices & Policies

Our executive compensation program is reinforced by the following best-practice governance standards which encourage prudent decision-making and prevent excessive risk-taking behavior through the following processes, policies and practices:

●	Stock ownership policy;

●	Clawback policy;

●	No automatic “single trigger” vesting upon a change of control;

●	Independent compensation consultant retained and consulted, as needed; and

●	No excessive perquisites.

6	2026 PROXY STATEMENT

Proxy Statement Summary

Annual Meeting Overview (page 72)

To assist you in reviewing the proposals to be acted upon at the Annual Meeting, below is a summary of certain relevant information. This summary does not contain all the information you should consider. You should review this entire Proxy Statement and our 2025 Annual Report on Form 10-K before voting. Your vote is important. Only stockholders of record as of the close of business on the Record Date listed below are entitled to notice of, and to vote at, the Annual Meeting or at any postponement or adjournment thereof. On or about April 10, 2026, we mailed the Notice of proxy materials and a proxy card to our stockholders.

Date and Time Thursday, May 21, 2026 10:30 AM Pacific Time	Internet Address for Virtual Meeting www.meetnow.global/HOPE2026	Record Date March 23, 2026

Items of Business

Proposal	Description	Board Recommendation	Page No.
1.	To elect each of the 9 director nominees as named in this Proxy Statement, until the 2027 annual meeting of stockholders.	FOR ALL	8
2.	To ratify the appointment of Crowe LLP as our independent auditor for the year ending December 31, 2026.	FOR	31
3.	To provide an advisory vote for approval of the 2025 compensation paid to our Named Executive Officers, as disclosed in this Proxy Statement.	FOR	34

2026 PROXY STATEMENT	7

PROPOSAL 1: ELECTION OF DIRECTORS

Executive Summary

Our Board currently consists of 10 directors, 7 of whom are standing for re-election at the Annual Meeting. As previously reported by the Company, Honorary Chairman Steven S. Koh retired from the Board effective December 31, 2025; and Directors David P. Malone, Lisa K. Pai and Scott Yoon-Suk Whang have elected not to stand for re-election at the Annual Meeting and will retire from the Board. In connection with the election of directors at the Annual Meeting, the size of the Board will be reduced to 9 and the remaining 7 incumbent directors will stand for re-election at the Annual Meeting, along with 2 new director nominees.

The decisions by Honorary Chairman Koh, Mr. Malone, Ms. Pai and Mr. Whang to retire from the Board were not the result of any disagreements with the Board or the Company on matters related to the Company’s operations, policies or practices. The Board would like to thank Honorary Chairman Koh, Mr. Malone, Ms. Pai and Mr. Whang for their respective years of service, dedication and contributions to the Company and the Board.

Nominees for Director at the Annual Meeting

Our Board has nominated each of the 9 director nominees listed below, to serve as directors of the Company, each for a one-year term expiring at the 2027 annual meeting of stockholders, and until their successors are duly elected and qualified.

Director Nominee | Director Since	Age(1)	Independent	Professional or Relevant Experience
Kevin S. Kim Chairman, President & CEO Director since 2011	68		Banker | Attorney | Accountant
Dale S. Zuehls Lead Independent Director Director since 2014	75	✔	Auditor | Consultant | Entrepreneur
Donald D. Byun Director since 2016	74	✔	Former Entrepreneur
Jinho Doo Director since 2014	70	✔	Former Portfolio Manager | Financial Analyst
Daisy Y. Ha Director since 2016	51	✔	Attorney
Joon Kyung Kim Deputy Lead Independent Director Director since 2019	67	✔	Former Auditor
Rachel H. Lee Director since 2024	41	✔	Former Private Equity Partner
Takaaki Nakajima (New) Director Nominee	66	✔	International Financial Advisor | Entrepreneur
Guido F. Sacchi (New) Director Nominee	62	✔	Global Technology Advisor

(1)	As of the Record Date.

8	2026 PROXY STATEMENT

Proposal 1

Each of the 9 director nominees named in this Proxy Statement has agreed to serve if elected and the Board has no reason to believe that any director nominee will become unavailable to serve as a director.

If any of the director nominees should become unable to serve as a director, the proxies solicited hereby may be voted for a substitute director nominee designated by the Board. Because it has been determined that this is an uncontested election, each of the 9 director nominees is required to receive the affirmative vote of a majority of the votes cast to be elected, or re-elected, as applicable (meaning the number of shares voted “FOR” a director nominee must exceed the number of shares voted “AGAINST” such director nominee). Abstentions and broker non-votes will have no effect on the election of director nominees. Under our director’s resignation policy, incumbent director nominees who fail to receive a majority of the votes cast on their re-election in uncontested elections are required to tender their conditional resignation for consideration by the Board. See “Actions Required if Any Director Nominee Does Not Receive the Required Majority Vote” under General Information. Non-incumbent director nominees who fail to receive a majority vote cast on their election in uncontested elections will not be elected to the Board.

We believe that each director nominee has the skills, experience and qualifications we seek in our directors, and that the combination of the director nominees standing for election at the Annual Meeting will allow for an effective, engaged and well-functioning Board that serves both the Company and its stockholders.

Board Recommendation

At the recommendation of the Nomination Committee, the Board has nominated each of the 9 individuals for election to our Board, each for a one-year term, ending on the date of the 2027 annual meeting of stockholders. Each director nominee has consented to being named as a director nominee in this Proxy Statement and has agreed to serve if elected.

The Board recommends a vote “FOR” ALL of the director nominees identified under Proposal 1.

2026 PROXY STATEMENT	9

Proposal 1

Director Nomination Process

As specified in the charter of the Nomination & Corporate Governance Committee (“Nomination Committee”), the Nomination Committee is appointed by the Company’s Board and, among other things, continually considers potential director candidates as part of its board succession planning process, which includes a process to refresh the Board. The Board’s objective is to maintain an appropriate balance between deep, relevant expertise and fresh perspectives that strengthen the Board’s oversight.

The Nomination Committee considers many factors in nominating directors to serve on the Board, including the following:

●	diversity of professional disciplines and backgrounds;

●	experience in business, finance or administration;

●	familiarity with national and international business matters;

●	understanding and experience with the commercial banking industry;

●	strong awareness of the unique needs and expectations of the Company’s diverse customer base;

●	personal prominence and reputation in the community, and ability to enhance the reputation of the Company in the business community;

●	availability of time to devote to the work of the Board and one or more of its committees;

●	specific qualifications that complement and enhance the overall core competencies of the Board and/or committee assignments;

●	activities and associations of each candidate;

●	interests of the stockholders as a whole;

●	independence determination;

●	how the candidate will further the strategic goals of the Company;

●	how the candidate’s skill set fills a specific need identified by the Nomination Committee; and

●	the extent to which a nominee may otherwise contribute to the Board.

The diagram below describes the ongoing process to identify qualified candidates for board service and the director nomination process for the Company’s annual meeting of stockholders:

Stockholder Recommended Candidates

Stockholders may recommend director candidates for consideration by our Nomination Committee by sending such recommendations by mail to: Hope Bancorp, Inc., Attention: Lead Independent Director, 3200 Wilshire Blvd., Suite 1400, Los Angeles, CA 90010 and providing the candidate’s name, biographical data, qualifications, and written consent to being considered as a director nominee and to serving as a director if elected.

Stockholders who wish to nominate their own director candidates for election by stockholders must follow the nomination provisions set forth in our Bylaws, which generally require a stockholder intending to nominate director candidates at an annual meeting to timely deliver notice in writing that includes the information required by our Bylaws.

10	2026 PROXY STATEMENT

Proposal 1

Board Composition

Our Certificate of Incorporation allows the number of directors on the Board to be fixed by the Board or its stockholders. Our current Board consists of 10 directors who come from diverse backgrounds, drawing on their substantial experience in business, finance, public accounting, law, banking, and risk management. As previously disclosed, in connection with the election of directors at the Annual Meeting, the size of our Board will be reduced to 9. Our Board believes that the composition of the Board will continue to provide our Company with the combined skills, experience and differing perspectives to support effective and engaged Board members.

The charts below reflect the composition of the Board if all 9 director nominees are elected by our stockholders at the Annual Meeting. Our Board believes that the combination of expertise, diversity of professional disciplines and backgrounds, and independence of these 9 individuals results in a well-balanced Board.

Independence	Ethnic Diversity

2026 PROXY STATEMENT	11

Proposal 1

Director Nominee Biographies

The section contains the biographical information of each of our 9 director nominees, all of whom have been nominated by the Board to stand for election at the Annual Meeting. These biographies highlight relevant information about each of the director nominees, including their principal occupation, business experience and qualifications to serve on the Board.

There are no arrangements or understandings by which any of the directors or nominees for director of the Company were selected. There are no family relationships between any of the directors, nominees or executive officers. None of our director nominees have been involved in any bankruptcy or criminal proceedings, nor have there been any judgments or injunctions brought against any of our director nominees during the last ten years that we consider material to the evaluation of the ability and integrity of any director.

For biographical information about our Chairman and Director Nominee, Kevin S. Kim, see page 36 for the combined Officer biography of Mr. Kim who also serves as President and Chief Executive Officer.

Dale S. Zuehls

Lead Independent Director

& Director Nominee

Age: 75

Committee Membership:

Compensation Committee

(Chair)

Audit Committee

Nomination Committee

Qualifications and Expertise

–  Audit, accounting and financial reporting

–  Executive and incentive compensation and benefits

–  Human capital management and succession planning

Dale S. Zuehls is an auditor, entrepreneur, and recognized expert in complex accounting matters, currently serving as a Partner at Zuehls, Legaspi & Company, where he provides advisory services in auditing and tax, as well as fraud, forensic, and litigation support since 2002. In addition to being a certified public accountant, Mr. Zuehls has a Ph.D. in accounting, holds a law degree, and is a Certified Fraud Examiner. He has expertise in audit, accounting, financial reporting, executive and incentive compensation and benefits, and human capital management and succession planning.

Mr. Zuehls was appointed to the Board in 2014 and has served as the Lead Independent Director since May 2024, after having served as the Deputy Lead Independent Director. His appointment as Lead Independent Director was based on his specialized expertise in a variety of financial and strategic matters, his experience with the Company and the banking industry, and his ability to provide strong independent leadership of the Board, separate from our Chairman, President & Chief Executive Officer. Mr. Zuehls has more than 45 years of experience in complex auditing, accounting, fraud and forensic accounting, complex tax issues, performance measurement, and related consulting matters. Mr. Zuehls has a Ph.D. and B.S. in Accounting from California State University, Los Angeles, and a J.D. from Southwestern University School of Law in Los Angeles.

Previously, Mr. Zuehls held various leadership positions at KPMG and Arthur Andersen & Co., two of the largest international public accounting firms in the world. A recognized expert in complex accounting matters, Mr. Zuehls has taught in Ph.D. and Master’s programs at several Southern California universities and has held numerous seminars on various accounting and tax issues. Mr. Zuehls currently serves on several charitable boards, including the Audit Committee of the California State University Auxiliary Foundation, the largest research foundation at California State University, Los Angeles, and on the Board of Directors of Cal State LA University Auxiliary Services, Inc.

12	2026 PROXY STATEMENT

Proposal 1

Donald D. Byun

Director Nominee

Age: 74

Committee Membership:

Nomination Committee

Executive Committee

Qualifications and Expertise

–  Executive leadership and management roles

–  Financial services industry

–  Human capital management and succession planning

Donald D. Byun is an entrepreneur and the former President and Chief Executive Officer of Jay Dee, Inc. and OTO Sportswear, apparel manufacturers that he founded. Mr. Byun is a serial entrepreneur, having founded and managed several successful apparel and sportswear companies, and has deep knowledge of the financial services industry.

Mr. Byun has served on the Board, including as a director of Bank of Hope’s predecessor bank boards, since 2004. He earned his B.A. in Economics from the College of Economics and Business Administration at Yonsei University in Seoul, Korea.

Mr. Byun founded Jay Dee, Inc. in 1993 and served as President and Chief Executive Officer until his retirement in 2013. Mr. Byun is also the Founder of OTO Sportswear, where he served as its President and Chief Executive Officer for over 22 years. Mr. Byun previously also served as a director of Los Angeles-based Pacific Union Bank for 4 years until its acquisition by Hanmi Bank in 2004.

Jinho Doo

Director Nominee
Age: 70

Committee Membership:

Audit Committee

Nomination Committee

Compensation Committee

Qualifications and Expertise

–  Executive leadership and management roles

–  Financial services industry

–  Human capital management and succession planning

Jinho Doo is a former financial analyst and portfolio manager, having served as Chief Executive Officer of Key Capital Management, LLC, a financial advisory firm specializing in wealth management, private equity, and venture capital, where he managed a hedge fund. He brings deep experience in capital markets and investment management, as well as executive leadership, helping to inform the Board’s oversight of capital markets, risk discipline, and overall balance sheet strategy.

Mr. Doo has served on the Board since his appointment in 2014. He earned his B.A. in Portuguese with a minor in Economics from Hankuk University of Foreign Studies in Seoul, Korea and his M.S. in Finance from Texas A&M University in College Station, Texas.

Mr. Doo was Chief Executive Officer of Key Capital Management from 2012 until his retirement in 2020. Mr. Doo served as Chief Executive Officer of JSD Investment Advisory Services, LLC, based in Los Angeles from 2007 to 2012, and during his 5-year tenure, he provided investment advisory services to Korean American community banks and foreign exchange consulting services to financial institutions. Prior to that, Mr. Doo was a Managing Director at DaeYu Investment Management Co, LTD, in Seoul, Korea and served as Director, Head of Korean Desk, Bonds Division at BZW Asia Hong Kong, an affiliate of Barclays Capital, in Hong Kong.

2026 PROXY STATEMENT	13

Proposal 1

Daisy Y. Ha

Director Nominee

Age: 51

Committee Membership:

Audit Committee

Compensation Committee

Qualifications and Expertise

–  Corporate governance and ethics

–  Executive and incentive compensation and benefits

–  Human capital management and succession planning

Daisy Y. Ha is a former appellate court attorney who previously worked with the California Court of Appeal until 2011. She brings deep proficiency in the legal field, with experience in a variety of areas of law.

Ms. Ha has served on the Board, including as a director on Bank of Hope’s predecessor bank boards, since 2014. She received her B.A., cum laude, from Williams College in Williamstown, Massachusetts and her J.D. from University of California, Berkeley, School of Law.

Ms. Ha most recently served as an appellate court attorney for the California Court of Appeal in 2011. Prior to that, she worked with the United States District Court as a career law clerk, assisting in a variety of areas, including general civil law and criminal law from 2004 to 2010. Ms. Ha joined Paul Hastings, an international law firm, in 2001. While at Paul Hastings, she specialized in employment law and litigation and served on a secondment in the legal department at a major multinational corporation. Ms. Ha began her legal career in 2000 as a term law clerk supporting a United States District Court judge.

Ms. Ha served for eight years on the board of the Child Educational Center and was on the executive committee and chair of the governance committee, where she led enhancements to the governance structure. She also served as chair of the search committee for the organization’s new executive director.

Joon Kyung Kim

Deputy Lead Independent

Director & Director Nominee

Age: 67

Committee Membership:

Audit Committee (Chair)

Nomination Committee

Board Risk Committee

Qualifications and Expertise

–  Accounting, auditing and financial reporting

–  Banking and regulatory compliance

–  Finance and capital markets

Joon Kyung Kim is a Certified Public Accountant and formerly worked at KPMG, having served as National Partner in Charge of KPMG’s Korean practice from 2005 to 2019. He has deep experience in auditing, public company board service, risk management, operations and controls across numerous industries, including banking and regulatory compliance.

Mr. Kim has been a director on the Board since 2019 and currently serves as the Deputy Lead Independent Director effective May 23, 2024. He was appointed Deputy Lead Independent Director based on his expertise in auditing, risk management and banking and regulatory compliance and his experience serving on other public company boards. Mr. Kim began his career as a field examiner for the Department of Financial Protection and Innovation, formerly known as California State Department of Corporations, from 1981 to 1983. He earned his B.S. degree in Business Administration from the Haas School of Business at the University of California, Berkeley and is a Certified Public Accountant.

During Mr. Kim’s 36-year tenure at KPMG, he served in various management and partner roles during which he led financial statement audits, operational reviews, credit risk management reviews, and performance improvement, regulatory and internal control advisements across a broad spectrum of industries, including banking, electronics, automotive, trading and distribution. He also conducted strategic consulting projects for international corporations with an emphasis on preparing for disruptive technologies and a rapidly changing global environment. Mr. Kim served on the board of directors of DZS, Inc. (NASDAQ: DZSI) from 2019 to 2025, including as a member of the audit, compensation, and nominating and corporate governance committees.

14	2026 PROXY STATEMENT

Proposal 1

Rachel H. Lee

Director Nominee

Age: 41

Committee Membership:

Audit Committee

Board Risk Committee

Qualifications and Expertise

–  Executive and incentive compensation and benefits

–  Finance, capital markets and M&A

–  Strategic planning, business development and operations

Rachel H. Lee is a former private equity partner and served for 14 years, most recently as Partner and Head of the Consumer Private Equity practice, at Ares Management Corporation (NYSE: ARES) until December 2022.

Ms. Lee has deep finance and investment experience. Prior to her appointment to the Board in 2024, Ms. Lee served in various roles within the finance and investment industries for 17 years, of which 10 years were dedicated to gaining board membership experience at growth-oriented companies, including publicly traded entities. She holds a B.S. in Business Administration and a B.S. in Accounting from the University of Southern California.

Ms. Lee serves on the board of directors of Xponential Fitness, Inc. (NYSE: XPOF) since August 2025 and was recently appointed to the audit committee. She also serves on the boards of Applied Digital Corporation (NASDAQ: APLD) since February 2024, and Legacy Franchise Concepts since June 2024. Ms. Lee has previously served on the boards of various other companies, including Cooper’s Hawk Winery & Restaurants from 2019 to 2022, Floor and Decor Holdings, Inc. (NYSE: FND) from 2015 to 2021, and Insight Global from 2014 to 2016, among others. During her tenure at Ares, Ms. Lee was responsible for all aspects of deal activity from origination to monetization, including due diligence, debt capital raises, tack-on acquisitions, legal negotiations, and initial public offerings.

Takaaki Nakajima

(New) Director Nominee

Age: 66

Qualifications and Expertise

–  Strategic planning, business development and cross-cultural operations and relationships

–  Executive leadership and management roles

–  Banking and regulatory compliance

Takaaki Nakajima is an accomplished financial services executive and advisor with over four decades of experience across banking, consulting, risk management, regulatory compliance, and strategy. He has extensive relationships across the Japanese business community and brings a leadership approach distinguished by cross-cultural fluency, strategic clarity, and steady crisis management.

Mr. Nakajima earned his Bachelor of Laws from the University of Tokyo, and an M.B.A. from Massachusetts Institute of Technology.

Mr. Nakajima has been in an advisor role at major consulting firms including Boston Consulting Group and at McKinsey & Company, over the past 6 years, where he has supported senior partners in developing and expanding advisory relationships with major Japanese financial institutions, primarily large commercial banks and insurance companies. He also serves as CEO of Nakajima Global Enterprises, providing advisory support to start up businesses. He spent nearly a decade as a Principal at PricewaterhouseCoopers, serving Japanese financial institutions for their business strategies in the Americas. Prior to that, Mr. Nakajima worked for Mitsubishi UFJ Financial Group (NYSE: MUFG) for 26 years, including 4 years of experience at MUFG Union Bank, MUFG’s wholly owned subsidiary in California. During his time at MUFG, he managed various senior positions, in Corporate Strategy, Risk Management, Compliance, Regulatory, Human Resources and Commercial Lending.

Mr. Nakajima currently sits on the board of Japanese biotech start up, Human Life CORD Japan Inc., assisting the CEO with U.S. business opportunities. He has significant board exposure from his time at MUFG Union Bank, where he worked closely alongside the CEO in engaging with the board on various strategic matters.

2026 PROXY STATEMENT	15

Proposal 1

Guido F. Sacchi

(New) Director Nominee

Age: 62

Qualifications and Expertise

– Information Technology, digital transformation and strategy, cybersecurity, technology infrastructure and information systems

–  Executive leadership and management roles

–  Financial services and payments industries

Guido F. Sacchi is a seasoned executive with deep expertise in technology leadership, digital transformation and cybersecurity within global, regulated environments. He is a recognized leader in Information Technology, with a focus on strategic thinking, results and driving business value.

Mr. Sacchi holds a Ph.D. in Environmental Engineering from Politecnico di Milano and both a B.S. and M.S. in Civil Engineering from Università La Sapienza di Roma.

Mr. Sacchi is the former Senior Executive Vice President and Chief Information Officer of Global Payments Inc., where he played a pivotal role in the company’s evolution into a leading global payments technology provider and held that role from 2011 through 2023. He was instrumental in driving the company’s IT and digital business strategies, overseeing global infrastructure, and managing information security operations. Mr. Sacchi led the technology function as the company grew from $2 billion to $9 billion in revenue and expanded from only a transaction processing company to a true fintech software and services company. Prior to Global Payments, Mr. Sacchi led the Digital Commerce practice for Slalom Consulting and served as the Chief Executive Officer of Moneta, an innovative online payments company. He also spent six years as Chief Information Officer at CompuCredit Corp. Mr. Sacchi began his career in the U.S. after moving from Italy, gaining significant consulting experience at PricewaterhouseCoopers and Deloitte.

Mr. Sacchi currently serves on the board of Planet, a privately held payments company serving the retail and hospitality industries, as Lead Technology Director and on the board of Bazaarvoice, a SaaS platform that helps brands and retailers collect, manage, and display user-generated content.

16	2026 PROXY STATEMENT

Proposal 1

Corporate Governance

Corporate Governance Highlights

Our Board Composition Contributes to Effective Independent Oversight

●	Our directors have professional acumen and demonstrative success in executive fields combined with the attributes, skills and expertise relevant to the Company’s business operations and strategic priorities, which we believe contribute to the Board’s effective oversight of management and the Company.

●	The directors that comprise our Audit, Compensation and Nomination Committees are 100% independent.

Independent Oversight of Our Business and Operations

●	Oversee the business and operations of the Company based on sound governance practices and an effective leadership structure.

●	Review and approve our strategic plan and oversee our strategic objectives and corporate responsibilities.

●	Oversee the Company’s financial and accounting processes, and the quality and integrity of the Company’s financial statements and internal controls.
●	Oversee the Company’s enterprise-wide risk management program and manage the asset and liability functions.

●	The Board, its Committees and the Lead Independent Director may retain or obtain the advice of independent legal, financial and other advisors.

●	Annually evaluate the CEO’s performance and compensation.

Strong Independent Leadership with Defined Roles and Responsibilities

●	In accordance with the Company’s Lead Independent Director Guidelines, we have a Lead Independent Director with robust duties and authorities, whose role is separate from the combined role of our Chairman, President & Chief Executive Officer and who provides an effective counterbalance by facilitating independent oversight of management and challenging management as necessary.

●	The Lead Independent Director is responsible for reviewing and approving all Board agendas and schedules in collaboration with the Chairman.

●	Executive sessions of the independent directors are conducted by the Lead Independent Director at regularly scheduled meetings or as needed.

●	The Nomination Committee annually reviews the performance and effectiveness of the Board and its Committees.

●	The Lead Independent Director coordinates a separate process for the annual evaluation of the Chairman of the Board.

●	In conjunction with the annual review and assessment of the Board structure, our Nomination Committee recommended, and the Board approved, the appointment of Dale S. Zuehls to continue to serve as Lead Independent Director and Joon Kyung Kim to continue to serve as Deputy Lead Independent Director. These appointments continue to support our commitment to Board independence, business continuity and succession planning.

Governance Practices that Support Board Effectiveness and Stockholder Interests

●	Lead independent director with broad and substantive duties.

●	Annual board and committee evaluations.

●	Stockholder rights, which include:

○	proxy access as detailed in our Bylaws;

○	right to call a special meeting for stockholders owning 10% or more of our stock; and

○	right to act by written consent.

●	Insider Trading, anti-hedging and anti-pledging policies.

●	Annual election of directors.
●	Regular review of bylaws and governance policies to ensure alignment with current market standards and best practices.

●	Directors elected by a majority voting standard in uncontested elections.

●	Mandatory resignation policy for nominees who fail to achieve an affirmative majority of the votes cast for election.

●	Equity ownership guidelines for directors.

●	Active engagement with stockholders.

●	Ongoing director education.

●	Robust code of conduct.

2026 PROXY STATEMENT	17

Proposal 1

In performing its role, our Board is guided by our Corporate Governance Guidelines. Our Corporate Governance Guidelines establish a framework for the governance of the Board and the management of the Company. We believe that sound and prudent corporate governance is essential to the integrity of our Company. Our Board oversees the Company’s corporate governance and takes seriously its responsibility to promote the best interests of our stockholders, employees, customers and the communities that we serve. Good corporate governance is the basis for our decision-making and control processes and enhances the relationships we have with all our stakeholders.

The Corporate Governance Guidelines were adopted by our Board and reflect regulatory requirements and broadly recognized best governance practices, including the Nasdaq Stock Market corporate governance continued listing standards. The Corporate Governance Guidelines are reviewed regularly and updated as appropriate.

In addition, the Company maintains Lead Independent Director Guidelines that specify certain duties and responsibilities of our Lead Independent Director, as well as a Director Code of Ethics and Business Conduct that applies to all directors and a Code of Ethics and Business Conduct which applies to all officers and employees.

Corporate Governance Documents

The full texts of the materials listed below are publicly available on our website at: www.ir-hopebancorp.com, under the Governance menu, within the Governance Documents section. By including the foregoing website address link, we do not intend to, and shall not be deemed to, incorporate by reference any material contained therein.

●	Corporate Governance Guidelines

●	Employee Code of Ethics and Business Conduct

●	Lead Independent Director Guidelines

●	Director Code of Ethics and Business Conduct

●	Charters of the Board’s principal committees: the Audit, Nomination, and Compensation Committees

If the Company makes any substantive amendments to the director or employee versions of the Code of Ethics and Business Conduct or grants any waiver from a material provision of the Code of Ethics and Business Conduct to any director or executive officer, it is the Company’s policy to promptly disclose the nature of the amendment or waiver as required by applicable laws, rules and regulations. We will post such amendment to the Code of Ethics and Business Conduct or any waivers of such Code of Ethics and Business Conduct for our directors and executive officers on our website at the same address noted above.

Board Leadership Structure

We believe our Board structure serves the interests of our stockholders by balancing the practicalities of running the Company with the need for director accountability. Our Board is committed to having a sound-governance structure that promotes the best interests of all Company stockholders therefore our current leadership structure reflects the following principles:

Yearly Elections. We believe that annual elections hold the directors accountable to our stockholders, as each director is subject to re-nomination and re-election each year. We maintain a majority voting standard for uncontested elections coupled with a director resignation policy for incumbents who fail to achieve an affirmative majority of votes cast for re-election. Under our director resignation policy, if an incumbent director does not receive more votes “FOR” his or her re-election than votes “AGAINST” in an uncontested election, the director, must promptly (and in any event within two business days following the election) tender his or her resignation conditioned upon acceptance by the Board.

In the event that any director does not tender his or her conditional resignation in accordance with this policy, he or she will not be re-nominated by the Board for re-election at the next annual meeting. For contested elections, a plurality voting standard applies.

Independent Oversight. All of our directors are independent, except for Kevin S. Kim, the Company’s Chairman, President and Chief Executive Officer. The Board has affirmatively determined that all other director nominees are independent under the applicable SEC rules and Nasdaq Listing Rules.

18	2026 PROXY STATEMENT

Proposal 1

Chairman of the Board(1) Appointed annually by the Board.

Kevin S. Kim serves as Chairman of the Boards of the Company and the Bank as well as President and Chief Executive Officer of the Company and the Bank.

As Chairman of the Board, Mr. Kim’s responsibilities include, among others, presiding at and calling board and stockholder meetings and preparing meeting schedules, agendas and materials in collaboration with our Lead Independent Director.

The Board believes the combined roles of the Chairman and Chief Executive Officer positions create efficacy around Board oversight and stakeholder messaging. The Board believes that Mr. Kim is able to leverage his deep understanding of the Company’s business to elevate the right strategic opportunities and identify key risks and mitigation approaches for the Board’s review, as well as communicate the Company’s business and strategy to stockholders and other stakeholders in a single voice.

For information about the compensation and performance of the Chairman for his role as President and Chief Executive Officer, see “Compensation Discussion & Analysis” under Proposal 3.

Lead Independent Director The Lead Independent Director and the Deputy Lead Independent Director are appointed annually by the independent members of the Board.

Pursuant to our Lead Independent Director Guidelines, in the case where the Chairman of the Board is not deemed to be independent, we believe an independent director should be designated to serve as Lead Independent Director.

The duties of the Lead Independent Director are broad, substantive, and overlap considerably with the duties of an independent chair, promoting independent oversight over management and accountability to stockholders. The duties include, among others:

	●	serving as the principal liaison to facilitate communications between other independent members of the Board and the Chairman and Chief Executive Officer;

	●	reviewing and approving Board meeting agendas and schedules;

	●	coordinating the evaluation process of, and providing feedback to, the Chairman related to his performance in collaboration with the Chair of the Nomination Committee;

	●	presiding over executive sessions of independent directors;

	●	collaborating with the Chair of the Compensation Committee to conduct the annual evaluation of the Chief Executive Officer;

	●	interviewing, along with the Chair of the Nomination Committee and the Chairman, director candidates, and making recommendations to the Nomination Committee; and

	●	serving as an independent point of contact for stockholders wishing to communicate with the Board other than through the Chief Executive Officer.

At the recommendation of the Nomination Committee, the independent directors of the Board appointed Dale S. Zuehls to serve as the Board’s Lead Independent Director. Mr. Zuehls can devote sufficient time to this role, and possesses independent perspective and judgment, strong leadership skills and integrity, and promotes open dialogue among the independent directors. The independent members of the Board also believe that Mr. Zuehls serves as a strong counterbalance to the Chairman, by facilitating independent oversight of management and challenging management as necessary.

Deputy Lead Independent Director

The role of the Deputy Lead Independent Director is to support and assist the Lead Independent Director and to serve as Lead Independent Director in the absence of the Lead Independent Director, or when a motion involving the Lead Independent Director is being made or considered.

At the recommendation of the Nomination Committee, the independent directors of the Board appointed Joon Kyung Kim to serve as the Board’s Deputy Lead Independent Director.

(1)	As of the Record Date.

2026 PROXY STATEMENT	19

Proposal 1

Board Composition Considerations and Director Nominee Independence

The Nasdaq Listing Rules require that a majority of the members of a listed company’s Board qualify as “independent”, as affirmatively determined by the Board. Our Board consults with our legal counsel to ensure that the Board’s determinations of independence are consistent with all relevant securities and other laws and regulations regarding the definition of “independent”, including those set forth in pertinent Nasdaq Listing Rules, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company (which included a review that each member of the Company Board is also a member of the Bank Board), the Company’s senior management and the Company’s independent registered accounting firm, the Board affirmatively has determined that all of our directors are independent within the meaning of the applicable Nasdaq Listing Rules, other than Kevin S. Kim (Chairman, President and Chief Executive Officer). In addition, with regards to the Audit Committee, the Board has also affirmatively determined that at least one or more members of the Audit Committee meet the definition of “financial expert” as defined by the SEC.

While our Nomination Committee carefully considers diversity of professional disciplines and backgrounds when evaluating director candidates, our Board does not have a formal written diversity policy. When reviewing the qualifications of candidates to the Board, our Nomination Committee considers the following factors, among others:

●	personal and professional ethics and integrity, including prominence and reputation, and ability to enhance the reputation of the Company;

●	the current composition of the Board, including size, diversity of professional disciplines and backgrounds, specific business experience and competence, including an assessment of whether the candidate has experience in, and possesses an understanding of, business issues applicable to the success of the banking industry;

●	financial acumen, including whether the candidate, through education or experience, has an understanding of financial matters and the preparation and analysis of financial statements;

●	professional accomplishments, ethical character, and reputation in the community;

●	educational background; and

●	whether the candidate has expressed a willingness to devote sufficient time to carrying out his or her duties and responsibilities effectively and is committed to service on the Board.

As currently comprised, the members of our Board are drawn from various market sectors and industry groups with a presence in the Company’s niche markets and collectively have a wealth of banking experience. Board members are individuals with knowledge and experience who serve and represent the communities in which we serve. Based on their professional acumen and experience, the current director nominees provide expertise in accounting, auditing, financial services, financial reporting, banking and regulatory compliance, corporate governance, executive and incentive compensation and benefits, executive leadership, finance and capital markets, human capital management and succession planning, M&A, strategic planning, business development and operations, information technology, and cross-cultural operations and relationships, among other skills and qualifications. The Nomination Committee believes that the backgrounds and qualifications of the director nominees, considered as a group, provide a significant composite mix of experience, knowledge and qualifications, as discussed above, which will allow the Board to effectively perform its duties.

20	2026 PROXY STATEMENT

Proposal 1

Meetings and Committees of the Board

Our Company’s Board has a total of five standing committees, consisting of three principal committees, the: (i) Audit Committee, (ii) Nomination Committee, and (iii) Compensation Committee, as well as two additional committees; (iv) Board Risk Committee, and (v) Executive Committee. The Nomination Committee reviews the composition of the committees of the Board annually to determine that the committee assignments fit the current composition, the skills and experience of our directors and the Company’s strategic objectives. Subsequent to the 2025 annual meeting of stockholders, the Nomination Committee recommended, and the Board approved, the committee assignments of our directors effective May 23, 2025.

The chart below reflects the composition of our Board and each of its standing committees including the number of meetings held during 2025:

Committees of the Board
Directors	Audit	Nomination	Compensation	Board Risk	Executive
Dale S. Zuehls Lead Independent Director, Director Nominee	● Financial Expert	●	Chair
Steven S. Koh(1) Honorary Chairman, Director				●	●
Donald D. Byun Director Nominee		●			●
Jinho Doo Director Nominee	● Financial Expert	●	●
Daisy Y. Ha Director Nominee	●		●
Joon Kyung Kim Deputy Lead Independent Director, Director Nominee	Chair Financial Expert	●		●
Rachel H. Lee Director Nominee	● Financial Expert			●
David P. Malone(1) Director				Chair
Lisa K. Pai(1) Director				●	●
Scott Yoon-Suk Whang(1) Director		Chair	●		●
Executive Director(s)
Kevin S. Kim Chairman, Director Nominee					Chair

Meetings Held in 2025	14	4	6	6	8

(1)	As previously noted, and disclosed by the Company, Mr. Koh retired effective December 31, 2025, and Mr. Malone, Ms. Pai and Mr. Whang have elected not to stand for re-election at the Annual Meeting.

During 2025, there was an aggregate total of 8 joint meetings held by the Boards of the Company and the Bank (consisting of 6 regular meetings and 2 special meetings). The number of meetings held by each of the standing committees are listed on the table above. All the current directors attended at least 75% of the aggregate total number of meetings of the Board and the committees on which they served during their periods of service during 2025.

It is the Company’s policy to encourage its director nominees to attend each of the Company’s annual meetings of stockholders, and all the director nominees are expected to attend the Annual Meeting, whether the Annual Meeting is held in-person or virtually. All of the incumbent director nominees attended the 2025 annual meeting of stockholders.

2026 PROXY STATEMENT	21

Proposal 1

The Board has standing Audit, Nomination, and Compensation Committees (collectively, “principal committees”) for which the Board has adopted written charters. The Board has also adopted charters for the Board Risk Committee and the Executive Committee. Below is more detailed information regarding the principal committees.

Audit Committee		Number of Meetings Held in 2025: 14
Joon Kyung Kim Chair Members: Jinho Doo Daisy Y. Ha Rachel H. Lee Dale S. Zuehls	The Audit Committee has been appointed by our Board to assist in fulfilling the Board’s oversight responsibilities related to auditing, accounting, and financial reporting. The Audit Committee is appointed by the Board to, among other responsibilities:

	●	provide oversight of the Company’s accounting and financial reporting processes and the quality and integrity of the Company’s financial statements and reports, including the Company’s internal controls over financial reporting and disclosures,

	●	appoint and approve the registered public accountants engaged as the Company’s independent external auditor,

	●	oversee the engagement, qualifications, independence, compensation, and performance of the independent auditor,

	●	preapprove all audit, audit-related, tax, or other services, if any, to be provided by the independent auditor,

The Board has determined that each

member of the Audit Committee is

independent, and the following members

are audit committee financial experts:

Joon Kyung Kim,

Jinho Doo,

Rachel H. Lee, and

Dale S. Zuehls.

	●	prepare, or direct to be prepared, the audit committee report required by the Exchange Act, and the rules and regulations thereunder for inclusion in the Company’s annual proxy statement,

	●	provide oversight and monitoring of the Company’s internal audit function,

	●	be directly responsible for the hiring, annual performance evaluation, compensation, and oversight of the Company’s Chief Internal Audit Executive,

	●	provide an avenue of communication among the independent auditors, management, the internal auditors, and the Board, and

	●	assume any other duties as delegated by the Board.

Nomination Committee		Number of Meetings Held in 2025: 4
Scott Yoon-Suk Whang Chair Members: Donald D. Byun Jinho Doo Joon Kyung Kim Dale S. Zuehls	The Nomination & Governance Committee (“Nomination Committee”) has been appointed by our Board to assist in fulfilling the Board’s oversight of Board nominations and governance. The Nomination Committee is appointed by the Board to, among other responsibilities:

	●	assist our Board in identifying qualified individuals to become board members, consistent with criteria approved by our Board,

	●	determine the composition of the Board,

	●	recommend to our Board the director nominees for each annual meeting,
	●	review each director’s independence in accordance with the Listing Standards of the Nasdaq Stock Market and SEC standards and report such determination of independence to our Board, and

The Board has determined that each of the members of the Nomination Committee are independent.	●	assure that an appropriate governance structure is established and maintained and conduct an annual assessment of our Board’s performance and effectiveness.

22	2026 PROXY STATEMENT

Proposal 1

Compensation Committee		Number of Meetings Held in 2025: 6
Dale S. Zuehls Chair Members: Jinho Doo Daisy Y. Ha Scott Yoon-Suk Whang	The Human Resources and Compensation Committee (“Compensation Committee”) has been appointed by our Board to assist in fulfilling the Board’s oversight of compensation matters and human resources. The Compensation Committee is appointed by the Board to, among other responsibilities:

	●	determine the compensation of our Chief Executive Officer and, where appropriate, recommend the compensation package to the Board for approval and ratification,

	●	determine the compensation of officers covered in Rule 16-1(f) of the Exchange Act as well as considering recommendations of our Chief Executive Officer relating thereto,

	●	be responsible for considering and making recommendations to our Board concerning compensation, benefit plans, and implementation of sound personnel policies and practices,

	●	review and analyze risks arising from the Company’s compensation policies and practices for employees and whether such risks are reasonably likely to have a material adverse effect on the Company in accordance with Federal Deposit Insurance Corporation (“FDIC”) and SEC requirements,

The Board has determined that each of the members of the Compensation Committee are independent.	●	review and approve employment agreements and any severance plans or arrangements,

	●	review and recommend the frequency of Say-on-Pay votes included in the Company’s proxy statement, and

	●	monitor the performance of our Section 16 Officers in relation to applicable corporate goals and strategies and seek to ensure that compensation and benefits are at levels that enable us to attract and retain high quality employees, are consistent with our strategic goals, are internally equitable and are consistent with all regulatory requirements.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee (Dale S. Zuehls, Jinho Doo, Daisy Y. Ha and Scott Yoon-Suk Whang) have ever been an officer or employee of the Company or any of its subsidiaries and no member of this Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K under the Exchange Act. In addition, none of our executive officers serve or have served on the board of directors or compensation committee (or other board committees performing equivalent functions) of another company that also has an executive officer that serves on our Board or our Compensation Committee.

Insider Trading, Hedging and Pledging Prohibition

The Company has an Insider Trading and Disclosure Policy governing the purchase, sale, and/or other disposition of our Company stock by our directors, officers, employees, and other covered persons. The Company believes this policy is reasonably designed to promote compliance with insider trading laws, rules, and regulations, and the exchange listing standards of the Nasdaq Stock Market. The Company does not have a formal policy that applies to trading in its own stock.

The Insider Trading and Disclosure Policy explicitly prohibits directors and certain employees who are covered persons from engaging in hedging transactions involving the Company’s stock. Directors and certain employees who are covered persons are further prohibited from pledging their stock in the Company as collateral for a loan, and the Company’s stock may not be held in margin accounts. Exceptions to the pledging prohibition may be granted by the Company’s Legal Department in cases where the director or employee wishes to pledge Company stock as collateral for a loan (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resorting to the pledged securities.

A copy of the Insider Trading and Disclosure Policy is filed as exhibit 19.1 to our 2025 Annual Report on Form 10-K.

2026 PROXY STATEMENT	23

Proposal 1

Board Communications

As described in our Corporate Governance Guidelines, stockholders interested in communicating with our Board may do so by writing to:

Hope Bancorp, Inc. Attention: Lead Independent Director 3200 Wilshire Blvd., Suite 1400 Los Angeles, CA 90010

As set forth in our Corporate Governance Guidelines, all communications must state the number of shares owned by the security holder making the communication. The Lead Independent Director will review each communication and forward it to our Board or to any individual director to whom the communication is addressed unless the communication is frivolous in nature, unduly hostile or similarly inappropriate, in which case, the Lead Independent Director may disregard the communication. In addition, no response is required if communication is determined to be invalid, including, but not limited to, a phishing incident or other malicious cybersecurity attempt. Every effort is made to ensure that the views of stockholders are heard by our Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner.

A copy of our Corporate Governance Guidelines is posted to the Governance Documents section of the Company’s website at: www.ir-hopebancorp.com. By including the foregoing website address link, we do not intend to, and shall not be deemed to, incorporate by reference any material contained therein.

24	2026 PROXY STATEMENT

Proposal 1

Board’s Role in Risk Oversight

Our enterprise-wide approach to risk management is overseen by our Board and designed to support organizational objectives in the areas of strategy, operations, reporting and compliance to mitigate undue risk exposure to the organization. Our Board recognizes that such objectives are important to improve and sustain long-term organizational performance and stockholder value. A fundamental part of risk management is not only to identify the risks our Company faces and implement steps to manage those risks, but also determining what constitutes the appropriate level of risk based upon our Company’s activities.

2026 PROXY STATEMENT	25

Proposal 1

Technology Risk Governance and Corporate Responsibility

A key operational risk facing the Company is the risk to its information security, which includes cybersecurity risks. Risks from cybersecurity threats represent, among other things, exposure to failures or interruptions of service and breaches of security, including as a result of malicious technological attacks, which impact the confidentiality, availability or integrity of our or third parties’ operations, systems or data. The Company seeks to mitigate information security risk and associated reputational and compliance risk by employing a multi-layered Information Security Program, which is focused on preparing for, preventing, detecting, mitigating, responding to and recovering from cybersecurity threats and cybersecurity incidents and ensuring the Company’s processes and information systems operate effectively and are reasonably designed to mitigate the aforementioned risks.

While our Board and the Board Risk Committee oversee our Information Security Program, management is responsible for implementing the program. Our Chief Information Security Officer, who reports to our Chief Risk Officer, has the responsibility for maintaining and continuing to develop and implement our Information Security Program across the enterprise, subject to oversight by and reporting to the Board Risk Committee, which in turn reports directly to the Board.

With regards to involvement and oversight of artificial intelligence, our Board and our Board Risk Committee continue to evaluate the risks of the Company’s use and implementation of artificial intelligence and continue to consider strategic and responsible use of artificial intelligence. The Board has adopted a policy to define the acceptable use of artificial intelligence technology, which limits its use until any such technology proposed to be deployed at the Company is vetted by management and information security and approved through the appropriate channels.

Our Board and our Board Risk Committee also oversee the Company’s overall corporate responsibility goals, including approving a policy and framework governing corporate responsibility.

26	2026 PROXY STATEMENT

Proposal 1

Equity Ownership Guidelines for Non-Employee Directors

We believe the ownership of our Company’s stock by our directors ensures a strong alignment of the interests of our Board with that of our stockholders. As stated in the Company’s Corporate Governance Guidelines and Stock Ownership Policy, each non-employee director of the Board must own shares of the Common Stock of the Company that are of at least three times the value of his or her annual director retainer fee paid in cash (the non-employee director “equity ownership guidelines”); each director is given five years from his or her initial appointment or election to the Board to satisfy this requirement. The requirements of these provisions may be met by shares owned directly or indirectly and vested restricted stock, as well as unvested restricted stock units subject only to time-based vesting requirements as further described in the Company’s Stock Ownership Policy, which is overseen by the Compensation Committee.

The required amount of equity ownership of each participant is based on the closing price of the Company’s Common Stock and the annual director retainer fee in effect, both as of the last trading day of the applicable calendar year. If such requirements have not been met within the five-year period, such individuals must retain 100% of the net shares received pursuant to any equity incentive award, after shares are sold or withheld, as the case may be, to pay any exercise price or satisfy any tax obligations arising in connection with the exercise, vesting or payment of the award. The Compensation Committee in its discretion may extend the period for attainment of the ownership levels in appropriate circumstances.

Non-Employee Director Satisfaction of Equity Ownership Guidelines as of December 31, 2025

The following table presents information about compliance with our equity ownership guidelines. As set forth in the chart below, all non-employee directors comply with the Company’s equity ownership guidelines, except for Ms. Lee, who has five years from the date of her appointment to the Board to comply.

Non-Employee Directors as of December 31, 2025(1)	Target Number of Shares to Satisfy Non-Employee Director Equity Ownership Guidelines(2)	Number of Shares Held Directly and Indirectly(3)	Guidelines Satisfied OR Target Date to Comply
Dale S. Zuehls	14,781	60,343	✔
Steven S. Koh(4)	14,781	3,253,531	✔
Donald D. Byun	14,781	516,689	✔
Jinho Doo	14,781	22,598	✔
Daisy Y. Ha	14,781	593,590	✔
Joon Kyung Kim	14,781	36,209	✔
Rachel H. Lee(5)	14,781	10,494	5/23/2029
David P. Malone	14,781	66,658	✔
Lisa K. Pai	14,781	54,821	✔
Scott Yoon-Suk Whang	14,781	111,118	✔

(1)	This table provides information about non-employee directors as of December 31, 2025.
(2)	The target number of shares were calculated by dividing $162,000 (which is 3x the director annual retainer of $54,000) by $10.96, the closing price per share of the Company’s Common Stock on December 31, 2025.
(3)	The number of shares held includes all shares of the Company’s Common Stock held as of December 31, 2025, either directly or indirectly, including vested restricted stock, as well as unvested restricted stock units subject only to time-based vesting requirements.
(4)	Mr. Koh retired on December 31, 2025.
(5)	Ms. Lee was appointed to the Board on May 23, 2024, and has five years from the date of her appointment, or until May 23, 2029, to comply with the equity ownership guidelines.

2026 PROXY STATEMENT	27

Proposal 1

Director Compensation

The Company provides a mix of cash and equity compensation to its directors, commensurate with their positions on the Board and committee assignments, which is intended to attract and retain qualified candidates to serve on our Board. The directors also receive reimbursement for expenses, including reasonable travel expenses to attend meetings, reasonable outside seminar expenses, and other Board service-related expenses.

The Company’s compensation and benefits are designed to pay directors fairly for work required for an organization of the size and scope of the Company, align the directors’ interest with the long-term interests of stockholders, and provide compensation that is transparent and straightforward for stockholders to understand. In setting compensation for directors, the Company considers the amount of time that directors expend in fulfilling their duties to the Company as well as the skill level and experience required by our Board. The Company also considers Board compensation practices at similarly situated banks, while keeping in mind the compensation philosophy of the Company and the stockholders’ interests.

Director Compensation Program

The director compensation program is reviewed by the Nomination Committee. Upon review by the Nomination Committee, no changes were made to the director compensation program which was adopted in 2024. The director compensation program currently in place continues to provide compensation paid to non-employees in a manner that enables the Board to attract and retain outstanding director candidates and reflect the time commitment necessary to oversee the Company’s affairs.

The current compensation paid to non-employee directors remains a mix of cash and equity-based compensation. All directors receive the annual retainer. The Board designated that the Lead Independent Director, Honorary Chairman, and Deputy Lead Independent Director each receive additional compensation for their service in these roles. Lastly, additional compensation is paid to each of the Committee Chairs for their service in these Board assigned roles. The schedule below reflects the current director compensation program effective May 23, 2024.

Schedule of Director Fees
Description	Cash(1)	Equity(2)	Other Compensation(3)
Director Annual Retainer	$54,000	$54,000	$15,000
Lead Independent Director and Honorary Chairman Annual Retainer	$28,800	$28,800	—
Deputy Lead Independent Director Annual Retainer	$ 9,000	$ 9,000	—
Committee Chair Annual Retainer	$ 9,000	$ 9,000	—

(1)	In general, cash compensation is paid in monthly installments.
(2)	The equity awards are in the form of RSUs, whose value is determined on the date of grant, which is typically the date of the respective annual meeting of stockholders. Such RSUs will vest on the one-year anniversary of the date of grant or, if earlier, at the occurrence of next year’s annual meeting.
(3)	Other compensation is the annual cost of health insurance coverage, or cash in lieu thereof.

28	2026 PROXY STATEMENT

Proposal 1

2025 Director Compensation Summary

The following table presents information concerning the compensation of our non-employee directors during the fiscal year ended December 31, 2025.

Non-Employee Directors	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Option Awards	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation(3)	Total
Dale S. Zuehls	$ 91,800	$ 91,800	—	—	$15,000	$ 198,600
Donald D. Byun	$ 63,000	$ 63,000	—	—	$15,000	$ 141,000
Jinho Doo	$ 54,000	$ 54,000	—	—	$15,000	$ 123,000
Daisy Y. Ha	$ 54,000	$ 54,000	—	—	$15,000	$ 123,000
Joon Kyung Kim	$ 72,000	$ 72,000	—	—	$15,000	$ 159,000
Rachel H. Lee	$ 54,000	$ 54,000	—	—	$15,000	$ 123,000
David P. Malone	$ 63,000	$ 63,000	—	—	$15,000	$ 141,000
Lisa K. Pai	$ 54,000	$ 54,000	—	—	$15,000	$ 123,000
Scott Yoon-Suk Whang	$ 63,000	$ 63,000	—	—	$15,000	$ 141,000
Former Non-Employee Directors
Steven S. Koh	$ 82,800	$ 82,800	—	—	$15,000	$ 180,600
William J. Lewis	$ 22,500	—	—	—	$75,250	$ 97,750

(1)	Amounts shown include fees for the (i) annual director retainer for membership on the Board; and (ii) annual retainer for serving as the chair of a committee. For Mr. Zuehls, the amount shown includes retainer payments as Lead Independent Director, and for Mr. Kim, the amount includes retainer payments as Deputy Lead Independent Director. For Mr. Koh, the amount includes the annual retainer fee paid as the Honorary Chairman. For Mr. Lewis, it reflects partial cash fees paid through May 2025 when his term ended because he chose not to stand for re-election.

2026 PROXY STATEMENT	29

Proposal 1

(2)

The grant date fair value is based on the number of shares granted and the closing price of the Company’s stock on the grant date (which was May 22, 2025, for all RSUs listed). The closing price of the Company’s stock on May 22, 2025, was $10.08. The grant date fair values are computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic No. 718, Compensation — Stock Compensation. See the Company’s Annual Report on Form 10-K, Note 16 Stock Compensation Plans to the Company’s Consolidated Financial Statements for the year ended December 31, 2025, the Company’s accounting for share-based compensation plans.

The following table presents: (i) the aggregate number of restricted stock units (“RSUs”) granted to each current non-employee director during 2025, the grant date fair values of which are reflected in the table above; (ii) the aggregate number of outstanding unvested RSUs held by the current non-employee directors at December 31, 2025; and (iii) the aggregate number of outstanding options (both vested and unvested) held by the current non-employee directors at December 31, 2025. The unvested RSUs listed in the following table generally vest on the one-year anniversary of the grant date. Amounts shown include payment of board membership retainer fees for the Company and Bank board meetings and committee membership fees.

Awards Reflected in the Table Above		Aggregate Awards Outstanding as of December 31, 2025
Non-Employee Directors as of December 31, 2025	RSUs Granted During the Year Ended December 31, 2025	Aggregate Number of Unvested RSUs Outstanding	Aggregate Number of Vested and Unvested Options Outstanding
Dale S. Zuehls(a)	9,019	9,019	20,000
Donald D. Byun(a)	5,994	5,994	20,000
Jinho Doo(a)	5,137	5,137	20,000
Daisy Y. Ha(a)	5,137	5,137	20,000
Joon Kyung Kim	6,850	6,850	—
Rachel H. Lee	5,137	5,137	—
David P. Malone(a)	5,994	5,994	20,000
Lisa K. Pai	5,137	5,137	—
Scott Yoon-Suk Whang(a)	5,994	5,994	20,000
Former Non-Employee Directors
Steven S. Koh(b)	7,878	—	30,000
William J. Lewis(a)	—	—	20,000

(a)	For Messrs. Zuehls, Byun, Doo, Lewis, Malone and Whang; and Ms. Ha, the stock options are awards with an exercise price of $17.18 per share that were initially granted on September 1, 2016, in connection with the completion of the merger of equals between BBCN Bancorp and Wilshire Bancorp on July 29, 2016, and thereafter became fully vested on September 1, 2018, and will expire on September 1, 2026.

(b)	For Mr. Koh, the stock options consist of 30,000 stock options with an exercise price of $17.18 per share that were initially granted on September 1, 2016, which became fully vested on September 1, 2018, and will expire on September 1, 2026. In addition, the vesting of Mr. Koh’s RSUs was accelerated in full upon the date of his retirement on December 31, 2025.

(3)	Amounts include payments made to all directors for, or in lieu of, receiving health insurance coverage paid by the Company: $15,000, annually. For Mr. Lewis, this amount includes (i) the prorated annual health insurance coverage of $6,250, and (ii) the aggregate amount of $69,000 to be paid over a 12-month period due to his appointment by the Board as a Director Emeritus under our Director Emeritus Program in recognition for his long-term service to the Company, which appointment was made at the sole and absolute discretion of the Board and terminates in April 2026.

30	2026 PROXY STATEMENT

PROPOSAL 2: RATIFICATION OF AUDITORS

Executive Summary

The Audit Committee of our Board has selected Crowe LLP (“Crowe”) as our independent registered public accounting firm for the year ending December 31, 2026. Crowe audited our consolidated financial statements for the fiscal years ended December 31, 2025 and 2024, and the effectiveness of our internal control over financial reporting at each of December 31, 2025 and 2024. The Company anticipates that a representative of Crowe will be present at the Annual Meeting and will be available to respond to your appropriate questions and make such statements as the representative may desire.

We are submitting the selection of Crowe to the stockholders for ratification to obtain our stockholders’ views. If the stockholders do not ratify the selection of Crowe, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in our best interests and the best interests of our stockholders.

The Board recommends a vote “FOR” the ratification of the appointment of Crowe LLP as the independent registered public accounting firm under Proposal 2.

2026 PROXY STATEMENT	31

Proposal 2

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures for the pre-approval of all audits and permitted non-audit services rendered by our independent registered public accounting firm. The policy requires advance approval of all services before an independent public accounting firm is engaged to provide such services. The advance approval of services may be delegated to the Chair of the Audit Committee and, if delegated, subsequently ratified at the next scheduled Audit Committee meeting. All fees described below were pre-approved by the Audit Committee under that policy.

Fees Paid to Crowe

Aggregate fees for professional services rendered by Crowe for the Company with respect to the years ended December 31, 2025 and 2024 were:

	2025	2024
Audit fees	$2,312,310	$1,934,050
Audit-related fees	12,600	30,500
Tax fees	—	—
All other fees	—	—
Total fees	$2,324,910	$1,964,550

Audit Fees. The audit fees include only fees that are customary under generally accepted auditing standards and are the aggregate fees that we incurred for professional services rendered for the audit of our annual consolidated financial statements for fiscal years 2025 and 2024. Audit fees include the fees for the audit of the consolidated financial statements and internal control over financial reporting and review of our quarterly consolidated financial statements included in our quarterly Form 10-Q filings for 2025 and 2024. In addition, for 2025, the fees include the Territorial Bancorp acquisition audit.

Audit-Related Fees. Crowe provided consents to the Company in conjunction with filing a Registration Statement on Form S-3 that included financials for the year ended December 31, 2025, and a Registration Statement on Form S-8 during the year ended December 31, 2024.

Tax Fees. Crowe did not render any tax services to us during the years ended December 31, 2025 or 2024.

All Other Fees. No other services were provided to us by Crowe during the years ended December 31, 2025 or 2024.

32	2026 PROXY STATEMENT

Proposal 2

Audit Committee Report

The following Audit Committee Report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filings by the Company under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this Report by reference.

In performing its functions, the Audit Committee met and held discussions with management of the Company and with Crowe, the independent registered public accounting firm for the Company for the year ended December 31, 2025. Management represented to the Audit Committee that all financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has:

●	Reviewed and discussed the audited financial statements with management and the independent auditor;

●	Discussed with the independent auditor the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”); and

●	Received the written disclosures and the letter from the independent auditor required by applicable requirements of PCAOB regarding the independent auditor’s communications with the Audit Committee concerning independence and has also discussed any relationships that may impact the objectivity and independence of Crowe and satisfied itself as to Crowe’s independence.

Based on these discussions and reviews, the Company’s Audit Committee recommended to our Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, for filing with the SEC.

Respectfully submitted by the Audit Committee of the Board of Directors:

Joon Kyung Kim, Chair

Jinho Doo

Daisy Y. Ha

Rachel H. Lee

Dale S. Zuehls

2026 PROXY STATEMENT	33

PROPOSAL 3: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Executive Summary

We are asking our stockholders to vote, on a non-binding, advisory basis, to approve the compensation of our Named Executive Officers (also referred to as “NEOs”) as disclosed in this Proxy Statement in accordance with Section 14A of the Exchange Act and the related rules of the SEC.

Your vote will be advisory, which means that it will not be binding upon our Board or our Compensation Committee. In the event this proposal is not approved by our stockholders, the vote will neither be construed as overruling any decision by our Board or our Compensation Committee, nor will it create or imply any additional fiduciary duty by our Board or our Compensation Committee. Notwithstanding the foregoing, our Board and our Compensation Committee will consider the non-binding, advisory vote of our stockholders on this proposal when reviewing compensation policies and practices in the future.

Advisory Resolution

We believe our executive compensation program, as described in this Proxy Statement, is designed to pay for performance and directly aligns the interests of our executive officers with the long-term interests of our stockholders.

Accordingly, the Company asks stockholders annually to vote on the following resolution:

“Resolved, that the stockholders of Hope Bancorp, Inc. hereby approve the compensation of the Named Executive Officers as reflected in this Proxy Statement for the Company’s 2026 Annual Meeting of Stockholders, including the Compensation Discussion and Analysis, the Summary Compensation Table, other executive compensation tables and the narrative discussion contained in this Proxy Statement.”

Stockholders are encouraged to carefully review the “Compensation Discussion and Analysis” section under this Proposal 3 within this Proxy Statement for a detailed discussion of the Company’s executive compensation program.

Our executive compensation policies and procedures are described under the “Compensation Discussion and Analysis” section and the tabular disclosure regarding NEO compensation (together with the accompanying narrative disclosure) in this Proxy Statement. We believe that our compensation policies and procedures are centered on a pay-for-performance culture and are aligned with the long-term interests of our stockholders, as described in the “Compensation Discussion and Analysis” section under this Proposal 3. The Compensation Committee, which is comprised entirely of independent directors, oversees our executive compensation program and monitors our policies to ensure they continue to emphasize programs that reward executives for results that are consistent with stockholder interests.

Frequency of the Vote

The Board will continue to ask stockholders to cast a non-binding, advisory vote on the compensation paid to our Named Executive Officers every year until the next stockholder vote on the frequency of such advisory vote, which is currently expected to be held no later than the Company’s 2030 annual meeting of stockholders.

The Board recommends stockholders vote “FOR” the (non-binding) advisory resolution approving the compensation of the Named Executive Officers under Proposal 3.

34	2026 PROXY STATEMENT

Proposal 3

Executive Officer Qualifications and Experience

The business experience and qualifications of each of our current executive officers, who are also our designated Section 16 officers, are presented in the following section. No executive officer has any family relationship with any other executive officer or any director, except that our Chief Operating Officer, Peter J. Koh, is related to former director and Honorary Chairman, Steven S. Koh, who retired from the Board on December 31, 2025. There are no arrangements or understandings between any of the officers and any other person pursuant to which he or she was selected as an officer. None of our executive officers has been involved in any bankruptcy or criminal proceedings, nor have there been any judgments or injunctions brought against any of our executive officers during the last ten years that we consider material to the evaluation of the ability and integrity of any executive officer.

Name	Age(1)	Position
Kevin S. Kim	68	Chairman, President and Chief Executive Officer
Julianna Balicka	47	Chief Financial Officer
Angelee J. Harris	56	General Counsel and Corporate Secretary
Brian Hawley	54	Chief Retail Banking Officer
Jason Kim	59	Chief Business Banking Officer
Peter J. Koh(2)	49	Chief Operating Officer
Thomas P. Stenger	67	Chief Risk Officer

(1)	As of the Record Date.

(2)	Effective April 1, 2026, Mr. Koh was promoted to President of Bank of Hope, with a title of President & Chief Operating Officer; however, unless otherwise indicated, this Proposal 3 reflects Mr. Koh’s position and title held through March 31, 2026.

2026 PROXY STATEMENT	35

Proposal 3

Executive Officer Biographies

Kevin S. Kim

Chairman & Director Nominee

President & Chief Executive

Officer

Committee Membership:

Executive Committee (Chair)

Director Nominee Qualifications and Expertise

–  Banking and regulatory compliance

–  Executive and incentive compensation and benefits

–  M&A, strategic planning and business development

Kevin S. Kim is Chairman, President and Chief Executive Officer of the Company and, effective April 1, 2026, is the Chairman and Chief Executive Officer of the Bank. Previously, Mr. Kim was also the President of the Bank until March 31, 2026; this Proposal 3 reflects Mr. Kim’s title and position held through March 31, 2026. Mr. Kim assumed the role of Chairman in 2019. Mr. Kim spearheaded the series of mergers that created Hope Bancorp, Inc. and Bank of Hope, respectively, and led the significant growth in assets of the Bank and its predecessor companies. He has expertise in executive leadership, mergers and acquisitions, and accounting, and deep experience in the banking industry.

Mr. Kim previously served on the Bankers Advisory Board of the Conference of State Bank Supervisors. In 2014, Mr. Kim joined the Bank’s predecessor bank, BBCN Bank, as the President and Chief Executive Officer. Before that, Mr. Kim practiced law for 18 years, focusing on corporate and business transactions, business acquisitions, tax planning, and real estate transactions. Mr. Kim began his professional career as a certified public accountant, working for two of the largest public accounting firms.

Mr. Kim received his B.A. with a major in English and a minor in International Trade from Hankuk University of Foreign Studies in Seoul, Korea, an M.B.A. from the Anderson School of Management, the University of California, Los Angeles, and a J.D. from Loyola Law School in Los Angeles, California. Mr. Kim is a graduate of the ABA Stonier Graduate School of Banking, University of Pennsylvania, and earned his Wharton Leadership Certificate from The Wharton School Aresty Institute of Executive Education.

Julianna Balicka
Chief Financial Officer

Julianna Balicka is Executive Vice President and Chief Financial Officer of the Company and the Bank. Ms. Balicka assumed this role in 2023 and is responsible for the Company’s financial strategy and performance, capital and liquidity planning, consolidated financial reporting, balance sheet management, financial risk oversight, and investor relations. She has extensive experience in financial leadership, investor relations, mergers and acquisitions, balance sheet strategy, and enterprise forecasting.

Prior to joining the Company, beginning in 2016, Ms. Balicka served as Senior Vice President, Director of Investor Relations and Corporate Finance at East West Bank, a wholly owned subsidiary of East West Bancorp, Inc. Earlier in her career, she covered West Coast regional bank stocks in equity research at Keefe, Bruyette & Woods from 2005 to 2016, where she rose to the position of Managing Director. She began her career as an investment banking analyst in the Financial Institutions Group at Donaldson, Lufkin & Jenrette.

Ms. Balicka is a graduate of the Huntsman Program in International Studies & Business at the University of Pennsylvania. She holds a B.S. in Economics, with dual concentrations in Finance and Management, from the Wharton School and a B.A. in International Studies and German from the College of Arts & Sciences.

36	2026 PROXY STATEMENT

Proposal 3

Angelee J. Harris
General Counsel & Corporate Secretary

Angelee J. Harris is Executive Vice President, General Counsel, and Corporate Secretary of the Company and the Bank. Ms. Harris assumed this role in 2020 and provides expert and strategic advice on transactional, corporate governance, regulatory and legal matters. Ms. Harris has experience advising on legal risk management, mergers and acquisitions, capital markets transactions, and governance matters for highly regulated financial institutions. Her responsibilities include counseling management and the Board on regulatory matters and legal issues that may arise from time to time, including regulatory examinations, high-stakes events and transactions, and government or regulatory inquiries.

Prior to joining the Company, Ms. Harris served as Executive Vice President and General Counsel at Opus Bank, and as General Counsel of Banc of California, Inc. and its wholly owned subsidiary, Banc of California, N.A.

Earlier in her career, she was a Partner at Manatt, Phelps & Phillips, LLP, where she focused on corporate securities law, and she also served as Executive Vice President and General Counsel of Placer Sierra Bancshares, the publicly traded holding company of Placer Sierra Bank prior to its acquisition by Wells Fargo & Company in 2007.

Ms. Harris is licensed to practice in California. She holds a B.A. from Brigham Young University and a J.D. from the University of Utah College of Law.

Brian Hawley
Chief Retail Banking Officer

Brian Hawley is Executive Vice President and Chief Retail Banking Officer of the Bank. Since assuming this role in 2023, Mr. Hawley has overseen the Company’s Retail and Small Business Banking businesses, including the branch network, consumer and business deposits, mortgage banking, contact center operations, and digital banking channels. He is responsible for advancing the Bank’s retail banking strategy and enhancing the customer experience across its physical and digital platforms.

Prior to joining the Bank, since 2009 Mr. Hawley held several senior leadership positions at MUFG Union Bank, including Managing Director and Head of Consumer and Business Operations, where he led operational functions across bank deposit, mortgage, and commercial operations. During his tenure at MUFG Union Bank, he also served as Chief Operating Officer of Retail Banking, managing the bank’s 350 branch network, as well as its risk, operations, and project management office functions. Earlier in his career, Mr. Hawley served as Executive Vice President at Countrywide Bank, which was later acquired by Bank of America. He also served as Senior Vice President at Wells Fargo, where he began his banking career.

Mr. Hawley earned a B.S. in Business Administration from the University of Southern California and an M.B.A. from the University of Washington.

2026 PROXY STATEMENT	37

Proposal 3

Jason Kim
Chief Business Banking Officer

Jason Kim is Senior Executive Vice President and Chief Business Banking Officer of the Bank, where he is responsible for overseeing investor commercial real estate lending, business banking, and SBA lending. Mr. Kim assumed this role in April 2025. In addition, he has served as Senior Executive Vice President since 2020 and as Western Region President of the Bank since 2019, and is responsible for overseeing all commercial lending functions and retail branches in California, as well as the Bank’s SBA department.

A veteran of the Bank with more than 35 years of experience in the banking industry, Mr. Kim has extensive expertise in leading lending and banking functions. During his long-tenured career at the Bank, he has held leadership roles of progressive responsibility, including Chief Credit Officer, Chief Lending Officer, and Commercial Banking Officer of the Bank or its predecessor banks. He also oversaw the SBA department and shared oversight responsibility for commercial and commercial real estate lending, as well as equipment lease finance and credit card units.

Mr. Kim earned his B.A. in Economics from the University of California, Los Angeles.

Peter J. Koh
Chief Operating Officer

Peter J. Koh was named President of the Bank, with a title of President and Chief Operating Officer effective April 1, 2026. Previously, he served as Senior Executive Vice President and Chief Operating Officer of the Bank from 2022 through March 31, 2026; this Proposal 3 reflects Mr. Koh’s title and position held through March 31, 2026. Mr. Koh is responsible for overseeing corporate strategy, central operations, information technology, human resources, and credit administration. He has extensive experience managing loan portfolios, overseeing lending policies and underwriting, and directing core banking functions and transaction processes across financial institutions.

Previously, he served as Executive Vice President and Chief Credit Officer of the Bank beginning in 2016. Mr. Koh has been part of the Bank and its predecessor banks since 2001, serving in a variety of increasingly senior loan, and credit related roles, including Senior Loan Officer and Chief Credit Officer at Wilshire Bank.

Mr. Koh earned his B.A. from Columbia University in New York and his M.B.A. in Finance from the Marshall School of Business at the University of Southern California. He is also a graduate of the Pacific Coast Banking School at the University of Washington.

Thomas P. Stenger
Chief Risk Officer

Thomas P. Stenger is Senior Executive Vice President and Chief Risk Officer of the Bank, and is responsible for all areas of risk, compliance, and BSA management. He assumed this position in 2022, after previously serving as Executive Vice President and Chief Risk Officer since 2019.

Mr. Stenger has extensive experience in the financial services industry, including managing enterprise risk and compliance frameworks and identifying and addressing functional gaps across risk disciplines. Prior to joining the Bank, he served as Managing Director at PricewaterhouseCoopers, where he provided strategic leadership for financial services clients. Before PricewaterhouseCoopers, Mr. Stenger was a founding partner of Mirror Lake Partners, and prior to that, served as Senior Vice President and Chief Risk Officer at GMAC ResCap. Earlier in his career, he held increasingly senior risk management roles at BankBoston and FleetBoston Financial Corporation, and began his career in the financial institutions industry in 1985 at Michigan National Bank as Vice President, Portfolio Management.

Mr. Stenger earned his B.S. in Finance from Michigan State University and his M.B.A. in Finance and Financial Management Services from Wayne State University.

38	2026 PROXY STATEMENT

Proposal 3

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) provides information about our executive compensation program, the factors that were considered in making compensation decisions for our 2025 NEOs and how we have modified our programs to respond to our stockholders and continue to align with the Company’s business strategy.

2025 Named Executive Officers

The following table lists our 2025 NEOs.

Name	Title
Kevin S. Kim	Chairman, President & Chief Executive Officer
Julianna Balicka	Chief Financial Officer
Jason Kim	Chief Business Banking Officer
Peter J. Koh(1)	Chief Operating Officer
Thomas P. Stenger	Chief Risk Officer

(1)	Effective April 1, 2026, Mr. Koh was promoted to President of Bank of Hope, with a title of President & Chief Operating Officer; however, unless otherwise indicated, this Proposal 3 reflects Mr. Koh’s position and title held through March 31, 2026.

Executive Summary

2025 Say-on-Pay and Compensation Decisions

At our 2025 annual meeting of stockholders, approximately 95% of the votes cast for say-on-pay approved our executive compensation decisions. Stockholders made it clear that they are still pleased with the significant changes we made to our program in 2024, following a robust stockholder outreach campaign in the fall of 2023. The changes we made included the following:

●	We implemented a weighted scorecard under the Short-Term Incentive Plan (“STIP”) for all NEOs that emphasizes financial performance, with 80% based on achievement of pre-determined financial objectives and 20% based on individual objectives.

●	We restructured the STIP and Long-Term Incentive Plan (“LTIP”) to remove overlapping performance metrics, and used a balanced mix of absolute and relative measures across the plans.

●	We granted Performance Unit (“PSU”) awards, which are earned based on results after the end of a three-year performance period.

We continue to maintain an open dialogue with our stockholders by conducting an annual outreach about compensation and governance matters. Most recently in 2025, we reached out to stockholders representing 69% of our outstanding shares as of October 2025 and held meetings with stockholders representing 20% of our outstanding shares. The Chair of our Compensation Committee participated in all of the stockholder meetings, with stockholders affirming continuing support for our program.

* % of total shares outstanding as of October 28, 2025
(the date we conducted the outreach). As of that date the
shares outstanding was 128,179,764.

2026 PROXY STATEMENT	39

Proposal 3

Based on our performance (please see “2025 Financial and Strategic Business Performance” under this Proposal 3 on page 41) and consistent with the design of our executive compensation program, the Compensation Committee made the following executive decisions for fiscal year 2025 with respect to the three primary elements of our executive compensation program, which are: base salary, annual cash incentives (under our STIP), and long-term equity incentives (under our LTIP).

Base Salary	Base salary is an essential component to any market-competitive compensation program. We approved base salary increases for all NEOs for fiscal 2025. Our CEO, Kevin S. Kim, received a base salary increase of 5.0%, Peter Koh received an increase of 5.0% and all other NEOs received increases of 4.0%. See ’’2025 Executive Compensation Program in Detail – Base Salary” under this Proposal 3.
Short-Term Incentive Program (“STIP”)	Annual incentives reward the achievement of short-term goals. Consistent with financial performance and strategic achievements of the Company, STIP awards to the NEOs were paid out below target. See “2025 Executive Compensation Program in Detail – Annual Incentive Awards” under this Proposal 3.
Long-Term Incentive Program (“LTIP”)	Long-term incentives drive our NEOs to focus on long-term sustainable stockholder value creation. The 2025 LTIP awards the Compensation Committee granted to our NEOs were 50% time-vested Restricted Stock Units (“RSUs”) and 50% PSUs, each vesting over a three-year time frame. Consistent with the terms of the 2023 LTIP, the PSUs were completely forfeited for the 2023-2025 performance cycle. See “2025 Executive Compensation Program in Detail – Long-Term Equity Incentive Awards” under this Proposal 3.

Best Compensation Practices & Policies

Our executive compensation program is reinforced by the following best-practice governance standards which encourage prudent decision-making and prevent excessive risk-taking behavior through the following processes, policies and practices:

●	Equity ownership guidelines;

●	Clawback policy;

●	No automatic “single trigger” vesting upon a change of control;

●	Independent compensation consultant retained and consulted, as needed; and

●	No excessive perquisites.

40	2026 PROXY STATEMENT

Proposal 3

2025 Financial and Strategic Business Performance

Throughout 2025, we executed against a number of strategic initiatives that meaningfully strengthened the foundation of our franchise and improved the quality and durability of our earnings profile. We enhanced our funding mix by lowering our overall cost of deposits and continuing to reduce our reliance on brokered funding, while further optimizing the composition of our earning assets. Asset quality improved steadily over the course of the year, with criticized assets declining in each quarter of 2025, reflecting disciplined underwriting and proactive portfolio management. In April 2025, we successfully completed the acquisition of Territorial Bancorp, expanding our footprint into the strategically attractive Hawaii market, diversifying our franchise and positioning us to pursue new growth opportunities. We also emphasized investment in our people, adding experienced senior leaders and frontline talent to deepen our capabilities and support sustainable growth.

At December 31, 2025, gross loans totaled $14.8 billion, up 8% from $13.6 billion at December 31, 2024, largely reflecting organic residential mortgage growth and the impact of the Territorial Bancorp acquisition. Total deposits totaled $15.6 billion at December 31, 2025, up 9% from $14.3 billion at December 31, 2024, largely reflecting the impact of the Territorial Bancorp acquisition, which more than offset the planned decreases in brokered deposit funding.

For the full year of 2025, we earned net income of $62 million, compared with net income of $100 million for the full year of 2024. 2025 and 2024 results were impacted by notable items. For the full year of 2025, net income excluding notable(1) items totaled

$113 million, an increase of $10 million, or 10%, compared with $103 million for the full year of 2024.

Net interest income, before provision for credit losses, totaled $472 million for the full year of 2025, up $44 million, or 10%, compared with $428 million for 2024. Net interest margin expanded meaningfully during the year, increasing 21 basis points to 2.76% for the full year of 2025, up from 2.55% for the prior year. The growth in net interest income and the improvement in net interest margin reflected improvement in both our earning asset and funding mixes, as the year-over-year decrease in the cost of interest bearing liabilities in 2025 outpaced changes in the yield on average earning assets, and the positive impact of the Territorial Bancorp acquisition. For the full year of 2025, the cost of interest bearing  deposits declined by 74 basis points to 3.77%, driven by deposit repricing and the impact of federal funds target rate cuts, while the yield on average earning assets decreased by 19 basis points. Collectively, these dynamics underscore the progress we have made in improving funding efficiency and enhancing the resiliency of our core earnings profile.

For the full year of 2025, noninterest income was $26 million, compared with $47 million for 2024. For 2025, noninterest income excluding notable(1) items totaled $65 million, an increase of $19 million, or 42%, compared with $46 million for the prior year. This reflected growth in a number of our fee-based business lines, and was led by meaningful increases in customer-level swap fees. During 2025, the Company sold $211 million of SBA loans, resulting in a net gain of $12 million, compared with $120 million sold in 2024 for a net gain of $8 million. The growth in noninterest income reflects our ongoing focus on diversifying our revenue to support performance across market cycles.

Noninterest expense was $390 million for the full year of 2025, compared with $325 million for 2024. Noninterest expense excluding notable(1) items totaled $369 million for the full year of 2025, an increase of $51 million, or 16%, compared with $318 million for 2024. The year-over-year change was driven primarily by the addition of Territorial Bancorp operating expenses, as well as strategic investments in talent made throughout the year to strengthen the franchise and further enhance revenue-generating capabilities.

At December 31, 2025, the Company and the Bank’s capital ratios continued to exceed all regulatory capital requirements generally required to meet the definition of a “well-capitalized” financial institution. As of December 31, 2025, our total capital ratio was 13.99%; our common equity tier 1 ratio was 12.27%; and our tangible common equity ratio was 9.76%.

Overall, we are encouraged by the progress made in 2025 to strengthen the organization and position the Company for continued success. Our recent investments in people, platforms, and capabilities are reinforcing disciplined growth, expanding the breadth of our banking franchise, and deepening relationships with clients as we continue to broaden our market presence. We expect these efforts position us to create durable, long-term value for our stockholders and other stakeholders.

(1)	Net income, excluding notable items, noninterest income, excluding notable items, and noninterest expense, excluding notable items, are non-GAAP financial measures. Quantitative reconciliations of the most directly comparable GAAP to non-GAAP financial measures are set forth in Appendix A.

2026 PROXY STATEMENT	41

Proposal 3

What Guides Our Executive Compensation Program

Compensation Philosophy and Objectives

We believe that the most effective executive compensation programs align the interests of NEOs with those of stockholders. A properly structured compensation program will reinforce and support the development of a strong performance-oriented culture within the Company to achieve specific short and long-term strategic objectives while taking into consideration potential risk implications, such as discouraging imprudent risk-taking that threatens the long-term value of the Company.

The Company’s executive compensation program is designed to provide:

●	levels of base salary that are competitive;

●	annual cash incentives that are tied to our financial results, achievement of our yearly strategic goals and achievement of individual performance objectives; and

●	long-term equity incentive awards that encourage NEOs to focus their efforts on building stockholder value by meeting longer-term financial goals.

The Compensation Committee believes that executive compensation should be closely tied to the financial and operational performance of the Company, individual performance and the officer’s level of responsibility, as well as risk management. The Compensation Committee believes that the equity-based portion of our executive compensation should also include meaningful retention features that encourage key employees to remain in the employment of the Company.

Roles and Responsibilities of the Compensation Committee

The Compensation Committee oversees the Company’s compensation structure, policies, and programs, subject to the Board’s overall authority. This includes assessing the risk profile of the Company’s compensation policies and practices and determining the Chief Executive Officer’s total compensation with recommendations to the Board for approval when appropriate. The Compensation Committee also sets compensation for certain executive officers, considering recommendations from our Chief Executive Officer, as appropriate.

The Compensation Committee reviews the compensation recommendations made by the Chief Executive Officer for the Section 16 Officers (other than the Chief Executive Officer) to determine whether the compensation paid to such employees is reasonable and competitive and whether such compensation serves the interests of the Company’s stockholders. The Chief Risk Officer reports to the Chief Executive Officer and to the Board Risk Committee. The Chair of the Board Risk Committee may provide input on compensation decisions for the Chief Risk Officer in conjunction with the Compensation Committee.

The Chair of the Compensation Committee regularly reports to the Board on the Compensation Committee’s actions and recommendations.

The Role of the Independent Compensation Consultant

The Compensation Committee at times retains the services of independent consultants to assist with its consideration of the Company’s compensation policies, programs and practices.

Pursuant to authority granted to it under its charter, the Compensation Committee continued its engagement with Pearl Meyer as its independent consultant for the fiscal year 2025. Pearl Meyer provides expertise on competitive pay practices and program design and serves as an objective third-party advisor in assessing the reasonableness of compensation levels and performance metrics, as needed. Pearl Meyer periodically consults with the Compensation Committee and provides market data and analysis regarding the Company’s compensation arrangements. The Compensation Committee uses this information as a benchmarking reference to ascertain whether we have competitive compensation levels with other comparable institutions, in setting compensation target levels, in deciding whether to make any changes in base salary, annual cash incentive awards and long-term equity awards, among other matters. Pearl Meyer reports directly to the Compensation Committee. The Compensation Committee has conducted an independence assessment of Pearl Meyer in accordance with SEC rules and has determined that Pearl Meyer is independent and does not have any conflict of interest relating to the work it is performing for the Compensation Committee.

42	2026 PROXY STATEMENT

Proposal 3

The Role of Peer Groups

For purposes of setting compensation levels and informing decision-making for fiscal 2025, the Compensation Committee continued to use its existing compensation peer group. This compensation peer group was originally developed and approved by the Compensation Committee based on an in-depth review by Pearl Meyer, which included an assessment of potential comparators including publicly traded commercial banks headquartered in the U.S., with similar size characteristics (assets and revenues within 0.5x to 2.0x of the Company’s assets and revenues) and business model (e.g. loan mix and source of revenue).

The Compensation Committee reviewed the composition of the peer group for fiscal 2025 and determined that the companies remained appropriate for purposes of evaluating compensation levels. The following companies comprise the 2025 peer group:

2025 Compensation Peer Group

●  Ameris Bancorp

●  Atlantic Union Bankshares Corporation

●  Banner Corporation

●  Cathay General Bancorp

●  CVB Financial Corp.

●  First Financial Bancorp.

●  First Interstate BancSystem, Inc.

●  Fulton Financial Corporation

●  Glacier Bancorp, Inc.

●  Heartland Financial USA, Inc.(1)

●  Independent Bank Group, Inc.(1)

●  Independent Bank Corp.

●  Pacific Premier Bancorp, Inc.(1)

●  Renasant Corporation

●  Simmons First National Corporation

●  United Community Banks, Inc.

●  WesBanco, Inc.

●  WSFS Financial Corporation

(1)	These companies have since been merged or otherwise acquired.

In addition to peer group comparative data, our Compensation Committee may consider other factors that it deems prudent when determining executive compensation. While comparisons can be useful in identifying general compensation trends and overall pay levels, the Compensation Committee recognizes that there may be meaningful differences between our Company and our peers. The Compensation Committee uses the comparison data as a general indicator of market trends in executive compensation but does not use it exclusively to set compensation levels. For example, the Compensation Committee also reviews other information, such as individual and Company performance, the position, responsibilities within the Company, and other factors to determine total executive compensation.

With regards to measuring the relative performance metrics for the LTIP award granted in 2025, the Compensation Committee approved a performance peer group comprised of the companies in the KBW Nasdaq Regional Banking Index.

2025 Executive Compensation Program in Detail

Base Salary

Base salary is the fixed component of total direct compensation. The Compensation Committee considers a wide variety of factors in determining base salary levels, including individual performance, Company performance, the business or corporate function for which the executive is responsible, the nature and importance of the executive officer’s position and role within the Company, the scope of the executive officer’s responsibility or internal relationships and the current compensation package in place for the executive officer, including the executive officer’s current annual base salary. In setting base salaries, the Compensation Committee also takes into account that target opportunities under our STIP and LTIP programs generally are set as a percentage of base salary.

Following its annual review in 2025, the Compensation Committee increased the base salary of our Chief Executive Officer and, based on his recommendations, approved base salary increases for the other NEOs.

2026 PROXY STATEMENT	43

Proposal 3

The 2024 and 2025 base salaries for the currently employed NEOs were as follows:

	2024 Base Salary	2025 Base Salary	Year-over- Year % Change
Kevin S. Kim	$1,100,000	$1,155,000	5.0%
Julianna Balicka	$470,000	$488,800	4.0%
Jason Kim	$430,000	$447,200	4.0%
Peter J. Koh	$490,000	$514,500	5.0%
Thomas P. Stenger	$500,000	$520,000	4.0%

Short Term Incentive Plan (“STIP”)

Our annual performance-based incentive compensation program is designed to align the interests of our NEOs with those of our stockholders and provides for cash awards driven by criteria primarily tied to the Bank’s performance.

The STIP uses a weighted scorecard for all NEOs that places an emphasis on financial performance. The scorecard is 80% weighted based on achievement of pre-determined financial objectives and 20% weighted based on achievement of individual objectives. The Compensation Committee may use its discretion to increase or decrease the 20% portion based on individual objectives in light of considerations it deems relevant and appropriate. The target opportunity for all the NEOs is determined as a percent of base salary and corporate title (such as Senior Executive Vice President or Executive Vice President). The current targets are set forth in the table below, with threshold set at 50% of target and maximum at 150% of target, and performance in between threshold/target and maximum determined on a linear interpolation. The 2025 annual target incentive opportunity is equivalent to the 2024 annual target incentive opportunity.

	Annual Target Incentive Opportunity (as a % of Salary)	Annual Target Incentive Opportunity ($)
Kevin S. Kim	100%	$1,155,000
Julianna Balicka	40%	$195,520
Jason Kim	45%	$201,240
Peter Koh	45%	$231,525
Thomas P. Stenger	45%	$234,000

2025 Corporate Performance Metrics (80% of STIP)

In March 2025, the Compensation Committee reviewed and approved the 2025 corporate performance metrics and weightings, aligning them with our Board-approved financial plan for the year. This plan reflected our growth strategies, historical performance, and key economic assumptions for our industry. To determine the 2025 performance metrics and target goals, the Compensation Committee assessed the financial measures most relevant to driving the Company’s strategic and operational priorities. It also determined the appropriate weightings and performance targets for each metric to ensure a rigorous and balanced incentive framework. The Compensation Committee also reviewed proposed targets and conducted a goal calibration with the assistance of Pearl Meyer.

Following its review, the Compensation Committee established targets for the selected metrics, each of which was weighted equally, as described below; the calculation of the selected metrics is also described below. The selected STIP metrics were (i) earnings per share (“EPS”) (excluding notable items); (ii) pre-provision net revenue (excluding notable items) as a percentage of average assets (“PPNR ROAA”); (iii) criticized loan ratio (4 quarter-end average); (iv) total loan growth; and (v) average deposit growth (excluding brokered deposits). In finalizing the target goals for 2025, the Compensation Committee considered the broader macroeconomic landscape, forward interest rate expectations, and downside risks to the operating environment, relative to the baseline 2025 budget for the Company.

44	2026 PROXY STATEMENT

Proposal 3

The STIP metrics targets were set by the Compensation Committee as follows:

●	EPS (excluding notable items) target at $0.96. The $0.96 target was equivalent to 12% EPS growth year-over-year in 2025 (excluding notable items), which corresponds to top quartile projected EPS growth in 2025 for the Company’s 2025 compensation peer group plus the anticipated impact from the Territorial Bancorp acquisition. The 2025 EPS threshold minimum was set relative to the EPS (excluding notable items) earned for the full year 2024, and the 2025 EPS stretch maximum was a symmetrical increase from target.

●	PPNR ROAA (excluding notable items) target at 0.97%. The 0.97% target was in line with Company’s 2025 budget PPNR ROAA (excluding notable items). The 2025 PPNR ROAA threshold minimum was set relative to the PPNR ROAA (excluding notable items) earned for the full year 2024. One of the Company’s goals is to improve profitability. As such, the 2025 PPNR ROAA stretch maximum was set as the halfway point between the Company’s target for 2025 and the median for the Company’s 2025 compensation peer group.

●	Criticized loan ratio (4 quarter-end average) target at 3.00%. The 3.00% target was equivalent to the average of the 4 quarter-end median criticized loan ratios at the end of 2024 for the Company’s 2025 compensation peer group. The threshold minimum was set relative to the Company’s criticized loan ratio (4 quarter-end average) in 2024. The 2025 criticized loan ratio stretch maximum was set to be equivalent to the Company’s criticized loan ratio of 2.33% as of December 31, 2024, to incent improving asset quality to historical, better than peer levels.

●	Total loan year-over-year growth target at 10.0%. The 10.0% target was equivalent to approximately 3% organic loan growth plus the anticipated impact from the Territorial Bancorp acquisition. The embedded organic loan growth target for 2025 was in line with peer banks in the Company’s footprint. The 2025 loan growth threshold minimum was equivalent to the anticipated impact of the Territorial Bancorp acquisition and essentially flat organic loan growth. For context, the Company’s gross loans decreased in 2024. The 2025 loan growth stretch maximum was equivalent to top quintile 2025 projected loan growth for the Company’s 2025 compensation peer group plus the anticipated impact of the Territorial Bancorp acquisition.

●	Average deposit year-over-year growth (excluding brokered deposits) target at 10.0%. The 10.0% target was in line with the Company’s 2025 budget average deposit growth (excluding brokered deposits). The 2025 deposit growth threshold minimum was set relative to the Company’s 2024 deposit growth plus the anticipated impact of the Territorial Bancorp acquisition. The 2025 deposit growth stretch maximum was equivalent to median 2025 projected deposit growth for the Company’s 2025 compensation peer plus the impact of the Territorial Bancorp acquisition.

The following definitions and calculations were used to determine the achievement of the 2025 performance measures for the STIP awards issued in 2025. In addition, EPS (excluding notable items) and PPNR ROAA (excluding notable items) are each non-GAAP financial measures. Quantitative reconciliations of the most directly comparable GAAP to non-GAAP financial measures are set forth in Appendix A. Notable items vary year-to-year, depending on circumstances, and are disclosed through reconciliation tables of GAAP to Non-GAAP Financial Measures in the Company’s financial releases.

●	EPS (excluding notable items): net income, excluding notable items after tax, divided by weighted average diluted common shares. In 2025, notable items related to EPS consisted of merger-related provision for credit losses, loss on investment portfolio repositioning, a reversal of an FDIC special assessment, merger and restructuring-related costs, and impact from California state tax apportionment law change (collectively referred to as “notable items”). EPS (excluding notable items) is a non-GAAP financial measure; quantitative reconciliations of the most directly comparable GAAP to non-GAAP financial measures are set forth below and in Appendix A.

●	PPNR ROAA: pre-provision net revenue (excluding notable items) divided by average assets. PPNR consists of net interest income plus noninterest income less noninterest expense, excluding notable items. In 2025, notable items related to PPNR ROAA consisted of loss on investment portfolio repositioning, a reversal of an FDIC special assessment, and merger and restructuring-related costs (collectively referred to as “notable items”). PPNR ROAA (excluding notable items) is a non-GAAP financial measure; quantitative reconciliations of the most directly comparable GAAP to non-GAAP financial measures are set forth below and in Appendix A.

●	Criticized loan ratio (4 quarter-end average): measured as the average of the 4 quarter-end ratios. The ratio is calculated as total criticized loans divided by total loans.

●	Total loan growth (year over year, at end of period): the annual percentage growth in total loans, also referred to as gross loans, and which consist of loans receivable (held for investment) and loans held-for-sale.

●	Average deposit growth (excluding brokered deposits) (full-year average): the annual percentage growth in average total deposits, excluding brokered deposits.

2026 PROXY STATEMENT	45

Proposal 3

2025 Actual Results of Corporate Performance Measures

In early 2026, the Compensation Committee reviewed the Bank’s actual financial and regulatory performance relative to the approved goals to determine the annual incentive award payout for the NEOs. As summarized in the table below, the Company was above target for one metric relating to financial performance, and between threshold and target for all other financial performance metrics. Total performance achievement based on the corporate performance results for the 2025 STIP was 84% of target.

The actual target goals for the corporate performance metrics for 2025, the respective weightings and performance levels are set forth below. Performance levels are commensurate with actual 2025 results for the given metric and performance results in between threshold and target and target and maximum are linearly interpolated.

Performance Measures	Weight	2025 Performance Target Goals			Actual 2025 Results(1)	Performance Achieved as a % of Target
		Minimum	Target	Maximum
Financial Performance
Earnings Per Share (excluding notable items)(1)	20%	$0.86	$0.96	$1.06	$0.89	67%
Pre Provision Net Revenue (excluding notable items) as a percentage of Average Assets(1)	20%	0.88%	0.97%	1.25%	0.93%	75%
Criticized Loan Ratio (4 quarter-end average)	20%	3.30%	3.00%	2.33%	2.79%	115%
Total Loan Growth (year-over-year end of period)	20%	7.00%	10.00%	13.00%	8.47%	74%
Average Deposit Growth (excluding brokered deposits) (full-year average)	20%	7.00%	10.00%	13.00%	9.45%	90%
TOTAL	100%					84%
(1)	EPS (excluding notable items) and PPNR ROAA (excluding notable items) are each non-GAAP financial measures. Quantitative reconciliations of the most directly comparable GAAP to non-GAAP financial measures are set forth in Appendix A.

46	2026 PROXY STATEMENT

Proposal 3

Individual Performance (20% of STIP)

Twenty percent of each NEO’s STIP payout is tied to individual performance. With respect to each fiscal year, the Chief Executive Officer evaluates the individual performance of the other NEOs using an assessment model as determined by the Chief Executive Officer in consultation with the Chief Human Resources Officer. The Chief Executive Officer’s evaluation is then provided to the Compensation Committee to assist in determining the incentive award payment and achievement of individual goals for each of the other NEOs. The Compensation Committee evaluates the Chief Executive Officer’s annual performance and receives input from the full Board. When evaluating performance for 2025, these assessments included the following areas of focus: strategic plan, risk management initiatives, financial/operating results and metrics, leadership, acquisition and integration of Territorial Bancorp and Territorial Savings Bank, drivers of profitability enhancement, enabling a durable, growth-oriented operating model, expanding customer relationships and developing a high-performance culture.

Key highlights and assessments of individual goals for 2025 are set forth below:

Individual Contributions
Kevin S. Kim	During 2025, Mr. Kim was responsible for expanding the executive leadership of the Bank, adding talent and expertise to expand commercial banking, strengthen credit risk management, and grow fee-based businesses. Under Mr. Kim’s leadership, the Bank’s executive team revised and enhanced its strategic planning process, to collectively build a durable, growth-oriented operating model. Mr. Kim also oversaw the successful closing of the Territorial Bancorp acquisition and integration of Territorial Savings Bank in 2025. These factors resulted in an 80% bonus payout for the individual performance component of the STIP.
Julianna Balicka	In 2025, Ms. Balicka oversaw the operationalization of the Bank’s new management reporting system and improved the Bank’s pricing models and relationship profitability assessments. She also led the realignment of the Bank’s loan and deposit portfolios, and customer relationships, to reflect frontline leadership changes and updated customer-profile segments. Under her leadership, the Bank began and continued to expand an active tax credit investment strategy. Ms. Balicka oversaw the successful closing of the Territorial Bancorp acquisition, the financial integration of Territorial Savings Bank, and the integration management office for the acquisition in 2025. These factors resulted in an 84% bonus payout for the individual performance component of the STIP.
Jason Kim	Mr. Kim assumed the role of Chief Business Banking Officer in 2025, and his scope of responsibility expanded to include investor commercial real estate, in addition to business banking and the SBA department. Mr. Kim oversees the SBA department, which delivered solid year-over-year growth in production volume and net gain on sale income in 2025. These factors resulted in an 84% bonus payout for the individual performance component of the STIP.
Peter J. Koh	Mr. Koh oversaw the revision of the strategic planning process in 2025, and the development of the new 3-year strategic plan with participation of new frontline leadership and reflecting the organization’s updated segments. Mr. Koh oversees the credit administration function of the Bank, and performance of the asset quality-related financial metric exceeded target in 2025. Mr. Koh also oversees the operations functions of the Bank, which successfully integrated Territorial Savings Bank in 2025. These factors resulted in an 88% bonus payout for the individual performance component of the STIP.
Thomas P. Stenger	Mr. Stenger oversees the Company’s enterprise risk management function, which includes oversight of multiple areas of risk, including third party risk management, procurement, information security, compliance, model risk management, enterprise risk management and independent credit review. As a result of Mr. Stenger’s leadership, the Company continues to maintain a strong and balanced risk management program. Mr. Stenger oversaw the successful integration of the Territorial Savings Bank risk functions in 2025. These factors resulted in an 86% bonus payout for the individual performance component of the STIP.

2026 PROXY STATEMENT	47

Proposal 3

2025 Actual STIP Earned

Below is the total 2025 STIP award earned by each NEO. The corporate performance component of the STIP is reported under the Non-Equity Incentive Compensation column of the Summary Compensation Table and the individual performance component is reported under the Bonus column.

	Corporate Performance Metrics	Individual Performance	Total Cash Incentive Earned	% of Target Award Earned
Kevin S. Kim	$778,008	$184,800	$962,808	83%
Julianna Balicka	$131,172	$32,848	$164,550	84%
Jason Kim	$135,555	$33,809	$169,364	84%
Peter J. Koh	$155,955	$40,557	$196,512	85%
Thomas P. Stenger	$157,622	$40,248	$197,870	85%

Long-Term Equity Incentive Awards

The Compensation Committee believes that equity-based compensation ensures that the Company’s officers have a personal stake in the long-term success of the Company without encouraging such officers to take inappropriate or unnecessary risks.

Our LTIP has the following objectives:

●	Attract and retain the services of individuals who are likely to make significant contributions to the Company’s success;

●	Encourage ownership of the Company’s Common Stock by employees;

●	Align executives with stockholder interests; and

●	Ensure sound risk management by providing a balanced view of performance and aligning rewards with the longer-term time horizon of risk outcomes.

The LTIP provides for long-term incentive opportunities through a combination of time-based and performance-contingent equity grants. A select group of senior management and key executives who impact organization-wide results will be considered for LTIP participation by the Compensation Committee on an annual basis, with consideration of input from our Chief Executive Officer. The Compensation Committee determined that 50% of the 2025 Long-Term Incentive Program (“2025 LTIP”) award was subject to time-based vesting and 50% of the 2025 LTIP was subject to performance-based vesting for all recipients, including our NEOs. Unless determined otherwise by the Compensation Committee, LTIP awards are expected to be granted annually, with overlapping three-year performance cycles. All LTIP awards granted in 2025 were granted under our stockholder-approved 2024 Equity Incentive Compensation Plan (“2024 Plan”).

LTIP awards are typically granted on the date the Compensation Committee approves them, usually during its first-quarter meeting in March of each fiscal year. When awards are granted in March, it is typically after the Company files its Annual Report on Form 10-K for the prior fiscal year. If an event requires public disclosure around that time, the Company may delay granting equity awards until the information is shared with the market. Details about the grant date for 2025 awards can be found in “Executive Compensation Tables — Grants of Plan-Based Award Table” under this Proposal 3.

With regards to stock options, the Company does not grant stock options or similar awards to Section 16 Officers or other SEVPs or EVPs in anticipation of the release of material nonpublic information that is likely to result in changes to the price of the Company’s stock, such as a significant positive or negative earnings announcement, or time the public release of such information based on stock option grant dates. In addition, the Company does not grant stock options or similar awards during the four business days prior to or the one business day following the filing of our periodic reports or the filing or furnishing of a Current Report on Form 8-K that discloses material nonpublic information. These restrictions do not apply to restricted stock units or other types of equity awards that do not include an exercise price related to the market price of the Company’s stock on the date of grant. We typically deploy time-based and performance-based restricted stock units for our LTIP awards.

48	2026 PROXY STATEMENT

Proposal 3

With the exception of termination due to change in control, and in some cases death or disability, participants will generally forfeit all rights to any unvested portion of LTIP awards upon termination of employment. The LTIP is subject to the Company’s clawback policy, as it may be modified from time to time.

The time-vesting component of LTIP awards is granted as RSUs that vest one-third each on the first three anniversaries of the grant date.

For the 2025 LTIP grant any PSUs earned are based on the achievement of pre-established performance goals over a three-year performance period. These goals, designed to measure sustained business success, are set and overseen by the Compensation Committee with input from management. At the end of three years, the Company’s performance is assessed to determine the final award payout. After reviewing our compensation peer group practices and LTIP metrics, the Committee approved 2025 PSUs, the vesting of which is based on the return on average tangible common equity (“ROTCE”), excluding notable items, and relative total stockholder return (“TSR”).

We believe ROTCE strongly correlates with stockholder value creation, is transparent to investors and is calculated on the same basis as described in our quarterly earnings releases and supplemental materials, and balances growth and profitability. We believe relative TSR promotes stockholder alignment and links the compensation of our NEOs to long-term value creation since the payout is directly linked to the Company’s long-term TSR relative to the KBW Nasdaq Regional Banking Index over a three-year period.

In 2025, the Compensation Committee increased the prior year weighting of ROTCE from 50% to 70%, and decreased the weighting of TSR from 50% to 30%, to put greater emphasis on the ROTCE metric as a component of the overall LTIP performance.

Performance Measure	Weighting	Measurement Perspective	Performance Goals
			Threshold	Target	Stretch
Return on Average Tangible Common Equity (excluding notable items)(1)	70%	Absolute	Threshold, target and maximum goals are based on the Company’s internal three-year forecast at the time of grant.
Total Stockholder Return(2)	30%	Relative	25th Percentile	50th Percentile	75th Percentile
Payout as % of Target			50%	100%	150%

(1)	ROTCE (excluding notable items) is measured on an absolute basis against the Company’s three-year forecast at the time of grant, taking the average of the ROTCE for the period from January 1, 2025 through December 31, 2027. Notable items are excluded from this calculation. Notable items vary year-to-year, depending on circumstances, and are disclosed through reconciliation tables of GAAP to Non-GAAP Financial Measures in the Company’s financial statements. ROTCE (excluding notable items) is a non-GAAP financial measure; it is calculated by taking net income (excluding notable items) and dividing it by average tangible common equity. Average tangible common equity is a non-GAAP financial measure and is calculated as average stockholders’ equity less goodwill and core deposit intangible assets, net. Until the performance period is completed, the threshold/target and stretch goals of ROTCE are not being disclosed due to competitive harm.
(2)	TSR is measured on a relative basis against the KBW Nasdaq Regional Banking Index over the period of January 1, 2025 through December 31, 2027. The Compensation Committee believes that the KBW Nasdaq Regional Banking Index is an appropriate benchmark because it represents a robust, broad representation of the potential opportunity cost of investing in the Company from an investor’s perspective.

Performance below “Threshold” for a given performance measure will result in the forfeiture of that portion of the LTIP award. Performance at or above “Stretch” for a given performance measure will result in a payout equal to 150% of the respective target portion of the LTIP award. Performance between “Threshold—Target—Stretch” will be determined using a straight-line interpolation and rounded up to the nearest whole number of shares.

2026 PROXY STATEMENT	49

Proposal 3

Each LTIP participant has a target award denominated as a percentage of his/her base salary in effect on the date of grant as determined by the Compensation Committee, taking into account recommendations from our Chief Executive Officer with respect to the other NEOs. The following table summarizes target award opportunities, expressed as grant date fair market value as a percentage of base salary, for each NEO under the LTIP. As compared to the prior year, the 2025 award targets and ranges are the same as the 2024 award target and ranges.

Position	Total Target Award as % of Salary	LTIP: Time-Based Vesting RSUs	LTIP: Target Performance- Contingent PSUs
Chairman, President & Chief Executive Officer	150%	75%	75%
Other NEOs	40% - 60%	20% - 30%	20% - 30%

The Compensation Committee approved the following number of units underlying LTIP equity awards granted to the NEOs in 2025.

	Grant Date	LTIP: Time-Based Vesting RSUs (#)	LTIP: PSUs ROTCE (at target) (#)	LTIP: PSUs TSR (at target) (#)
Kevin S. Kim	3/21/2025	78,947	55,263	23,684
Julianna Balicka	3/21/2025	11,244	7,871	3,373
Jason Kim	3/21/2025	10,287	7,201	3,086
Peter J. Koh	3/21/2025	14,066	9,847	4,220
Thomas P. Stenger	3/21/2025	11,961	8,373	3,589

For the PSUs that were granted in 2025, below is the grant date of each award and the value assuming the most probable outcome is achieved and the grant date fair value assuming achievement of the target and maximum levels of performance:

	Grant Date	Description of PSU Granted	Grant Date Fair Value
			Assuming Most Probable Outcome is Achieved(1)	Assuming Target Outcome is Achieved(2)	Assuming Maximum Value is Achieved(3)
Kevin S. Kim	3/21/2025	LTIP (Performance-Based Absolute ROTCE)	$577,498	$577,498	$866,248
	3/21/2025	LTIP (Performance-Based Relative TSR)	$172,656	$247,498	$371,247
Julianna Balicka	3/21/2025	LTIP (Performance-Based Absolute ROTCE)	$82,252	$82,252	$123,378
	3/21/2025	LTIP (Performance-Based Relative TSR)	$24,589	$35,248	$52,872
Jason Kim	3/21/2025	LTIP (Performance-Based Absolute ROTCE)	$75,250	$75,250	$112,876
	3/21/2025	LTIP (Performance-Based Relative TSR)	$22,497	$32,249	$48,373
Peter J. Koh	3/21/2025	LTIP (Performance-Based Absolute ROTCE)	$102,901	$102,901	$154,352
	3/21/2025	LTIP (Performance-Based Relative TSR)	$30,764	$44,099	$66,149
Thomas P. Stenger	3/21/2025	LTIP (Performance-Based Absolute ROTCE)	$87,498	$87,498	$131,247
	3/21/2025	LTIP (Performance-Based Relative TSR)	$26,164	$37,505	$56,258

(1)

Amounts reported represent most probable outcome achieved in accordance with FASB ASC Topic 718. For each LTIP performance-based relative TSR award, the value of the shares and probable vesting was determined assuming the most probable outcome achieved is calculated using the Monte Carlo simulation model. For more information about the Monte Carlo simulation model, please see the footnotes to the “Summary Compensation Table” under this Proposal 3. In addition, please see Note 16 of the Company’s consolidated financial statements in our 2025 Annual Report on Form 10-K, incorporated by reference herein, for information regarding assumptions underlying valuation of equity awards.

(2)	Assumes achievement of the target level of performance conditions, which is calculated as the target number of shares multiplied by $10.45, the closing price per share of the Company’s Common Stock on March 21, 2025, the date of grant.
(3)	Assumes achievement of the maximum level of performance conditions, which is calculated as the maximum number of shares multiplied by $10.45, the closing price per share of the Company’s Common Stock on March 21, 2025, the date of grant.

50	2026 PROXY STATEMENT

Proposal 3

2023 LTIP Grants

For the 2023 LTIP grant, our Compensation Committee approved PSUs based on absolute EPS for a 12-month performance period, and relative ROTCE and relative TSR contingent on the achievement of pre-established three-year performance goals as shown in the table below. Results for EPS are linearly interpolated for performance between threshold and target and target and stretch levels. For relative ROTCE and TSR, adjustments for levels achieved between the 25th, 50th, and 75th percentiles are also linearly interpolated. The table below also shows actual performance results achieved.

			2023-2025 Performance Goals			Results
Performance Measure	Weighting	Measurement Perspective	Threshold	Target	Stretch	Actual Performance	Percentage of Target Achieved
Earnings Per Share(1)	40%	Absolute	$1.12	$1.25	$1.38	$1.11	0%
Return on Average Tangible Common Equity(2)	40%	Relative	25th Percentile	50th Percentile	75th Percentile	9th Percentile	0%
Total Stockholder Return(3)	40%	Relative	25th Percentile	50th Percentile	75th Percentile	16th Percentile	0%
Payout as % of Target			50%	100%	150%

(1)	EPS was measured on an absolute basis against the Company’s target performance goals over the period January 1, 2023 through December 31, 2023.

(2)	ROTCE is measured on a relative basis against a defined group of peer banks over the period January 1, 2023 through December 31, 2025. ROTCE is a non-GAAP financial measure; it is calculated by taking net income and dividing it by average tangible common equity. Average tangible common equity is a non-GAAP financial measure and is calculated as average stockholders’ equity less goodwill and core deposit intangible assets, net.

(3)	TSR is measured on a relative basis against a defined group of peer banks over the period January 1, 2023 through December 31, 2025 (calculated assuming that dividends during the period are reinvested in Company shares on the date paid).

The target shares for the 2023 LTIP awards, as well as the number of shares earned based on actual performance of EPS, ROTCE and TSR, is set forth below. The actual award earned was calculated based on the target shares multiplied by the percentage payout.

	Grant Date	Target Shares	Performance Achieved	% Payout	Shares Vested on March 13, 2026
Kevin S. Kim	3/23/2023	68,123	Below Threshold	0%	0
Julianna Balicka(1)			—	—	—
Jason Kim	3/23/2023	8,218	Below Threshold	0%	0
Peter J. Koh	3/23/2023	9,516	Below Threshold	0%	0
Thomas P. Stenger	3/23/2023	7,353	Below Threshold	0%	0

(1)	Julianna Balicka was appointed Chief Financial Officer of the Company and the Bank effective April 17, 2023.

2026 PROXY STATEMENT	51

Proposal 3

Other Practices, Policies and Guidelines

Stock Ownership Guidelines

Our executive compensation program includes a Stock Ownership Policy that sets forth stock ownership guidelines for our Chief Executive Officer and non-employee directors. For information about the Stock Ownership Policy see “Equity Ownership Guidelines for Non-Employee Directors” under Proposal 1. The equity ownership guideline for the Chief Executive Officer is five times his base salary. We do not have any stock ownership guidelines or requirements for any of our NEOs other than our Chief Executive Officer. Our Chief Executive Officer and the NEOs are subject to the policy prohibiting hedging and pledging of our stock, which is discussed under “Insider Trading, Hedging and Pledging Prohibition” under Proposal 1.

CEO Satisfaction of Equity Ownership Guidelines as of December 31, 2025

The following table presents information about the equity ownership of our Chief Executive Officer as of December 31, 2025, based on the equity ownership guidelines, which require that he own shares of Common Stock of the Company that are at least five times his base salary in effect as of December 31, 2025.

	Target number of shares to Satisfy CEO Equity Ownership Guidelines(1)	Number of Shares Held Directly and Indirectly(2)	Guidelines Satisfied
Kevin S. Kim	526,916	997,858	✔

(1)	The target number of shares was calculated by dividing $5,775,000 (which is 5x the base salary of $1,155,000) by $10.96, the closing price per share of the Company’s Common Stock on December 31, 2025.

(2)	The number of shares held includes all shares of the Company’s Common Stock held as of December 31, 2025, either directly or indirectly, including vested restricted stock, as well as unvested restricted stock units subject only to time-based vesting requirements.

Clawback Policy

The Company believes that it is in the best interests of the Company and its stockholders to create and maintain a culture that emphasizes integrity and accountability and that reinforces the Company’s pay-for-performance compensation philosophy. Accordingly, in October 2023, the Company adopted a clawback policy (“Clawback Policy”), which is administered by the Compensation Committee and provides for the recovery of erroneously awarded incentive compensation awarded to any covered executive (as determined by the Compensation Committee in accordance with applicable listing standards). Incentive compensation is subject to recoupment if received within any of the three completed fiscal years (together with any interim stub fiscal year period(s) of less than nine months resulting from our transition to different fiscal year measuring dates) immediately prior to the determination that a material error in our financial statements has occurred requiring an accounting restatement. The amount of incentive compensation subject to recovery is equal to the excess of the incentive compensation received by a covered executive over the amount of compensation which would have been received by such covered executive had the amount thereof been calculated based on the restated amounts. Incentive compensation covered under the Clawback Policy includes, without limitation, annual bonuses and other short-and long-term cash incentives, stock options, stock appreciation rights, restricted shares, restricted share units, performance shares, and performance units.

The Clawback Policy is intended to comply with Section 10D of the Exchange Act, Rule 10-D-1 of the Exchange Act, Nasdaq Listing Rule 5608 and other regulations, rules and guidance of the SEC. The description of the Clawback Policy above is qualified in its entirety by the text of the Clawback Policy, which can be found as Exhibit 97.1 to our 2023 Annual Report on Form 10-K.

Other Benefits

The NEOs are entitled to participate in the same benefits programs that are available to all full-time employees. These benefits include health, dental, vision, and life insurance, paid vacation and the Company contributions to the 401(k) Plan, if any. In addition, the Company provides limited perquisites to its NEOs, such as auto allowances and expense reimbursements, executive medical program reimbursement, as well as club dues, where the club enhances opportunities to meet and network with prospective customers and other business leaders. The Compensation Committee believes that it is important to compensate our NEOs for expenses incurred while traveling for work to allow our NEOs to concentrate on their responsibilities and our future success. Further, the Compensation Committee believes that providing for executive medical program reimbursement may result in a number of benefits to the Company, including increased productivity, lower absentee rate, and increased organizational stability, among others. Please see the footnotes to the “Summary Compensation Table” under this Proposal 3 for further information.

52	2026 PROXY STATEMENT

Proposal 3

Compensation Risk Considerations

Pursuant to the Company’s Risk Compensation Policy, the Compensation Committee reviews on an annual basis the incentive compensation of our Chief Executive Officer and the other NEOs, as well as individual employees whose activities may expose the organization to material amounts of risk, and groups of employees participating in similar incentive programs who in the aggregate may expose the organization to material amounts of risk, based on risk categories that include credit, market, liquidity, operational, legal, compliance and reputational risk based on a facts-and-circumstances determination. For purposes of the assessment, the Risk Compensation Policy defines incentive compensation as that portion of an employee’s current or potential compensation that is tied to achievement of one or more specific metrics, but does not include compensation awarded solely for, and tied to, continued employment (such as salary).

After conducting this review during 2025, the Compensation Committee concluded that the Company’s compensation arrangements do not encourage employees to take unnecessary and excessive risks after considering, among other items, the Company’s Clawback Policy, the mix of cash and equity incentives, as well as the mix of time-based vesting awards and performance-contingent awards. Additionally, we do not believe that any risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect on the Company.

Tax, Accounting and Regulatory Considerations

We take tax, accounting and regulatory requirements into consideration when we choose our compensation elements and when we establish the procedures to set and pay those elements. We seek to pay compensation in the most tax-effective manner where reasonably possible. However, we will continue to maintain flexibility and the ability to pay competitive compensation by not requiring all compensation to be deductible.

Compensation Committee Report

The following report does not constitute soliciting material and should not be deemed incorporated by reference into any other filings by the Company under the Securities Act of 1933, as amended, or the Securities and Exchange Act of 1934, as amended, except to the extent we may specifically incorporate the information contained in this report by reference thereto.

The Human Resources and Compensation Committee (“Compensation Committee”) has reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) included in this Proxy Statement with management and, based on such reviews and discussions, has recommended to the Board that the CD&A be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025.

Respectfully submitted by the members of the Compensation Committee of the Board of Directors:

Dale S. Zuehls, Chair

Jinho Doo

Daisy Y. Ha

Scott Yoon-Suk Whang

2026 PROXY STATEMENT	53

Proposal 3

Executive Compensation Tables

Summary Compensation Table

The “Summary Compensation Table” and related narratives present the compensation paid to or earned by our NEOs for the years ended December 31, 2025, 2024 and 2023.

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Options Awards	Non-Equity Incentive Plan Compensation(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)	All Other Compensation(5)	Total
Kevin S. Kim Chairman, President & Chief Executive Officer	2025	$1,140,192	$184,850	$1,575,151	—	$778,008	$7,130	$99,785	$3,785,116
	2024	$1,086,538	$189,700	$1,604,158	—	$351,560	$6,699	$76,113	$3,314,768
	2023	$1,050,000	$1,050	$1,234,428	—	$654,980	$6,295	$60,712	$3,007,465
Julianna Balicka(6) Chief Financial Officer	2025	$483,738	$32,898	$224,341	—	$131,702	—	—	$872,679
	2024	$464,615	$39,975	$228,465	—	$60,085	—	—	$793,140
	2023	$311,538	$145,050	$228,750	—	—	—	—	$685,338
Jason Kim Chief Business Banking Officer	2025	$442,569	$33,859	$205,247	—	$135,555	—	$34,613	$851,843

Peter J. Koh Chief Operating Officer	2025	$507,904	$40,607	$280,655	—	$155,955	—	$31,120	$1,016,241
	2024	$476,539	$29,588	$285,823	—	$70,472	—	$31,050	$893,472
	2023	$429,231	$160,050	$253,876	—	—	—	$30,675	$873,832
Thomas P. Stenger Chief Risk Officer	2025	$514,615	$40,298	$238,654	—	$157,622	—	$174,167	$1,125,356
	2024	$494,714	$18,150	$218,743	—	$71,910	—	$139,408	$942,925
	2023	$475,991	$105,050	$213,313	—	—	—	$155,513	$949,867

(1)	Includes the amount earned from the 20% discretionary bonus opportunity based on achievement of individual performance objectives under the 2025 STIP (as was further described in the CD&A under this Proposal 3) and the 20% discretionary bonus opportunity based on achievement of individual performance objectives under the 2024 STIP, and a holiday bonus paid during the fourth quarter of 2025, 2024 and 2023. For 2023, for all the NEOs other than the CEO, includes the amount earned from the 100% discretionary bonus opportunity.

(2)

Amounts reported represent the aggregate grant date fair value for RSUs and PSUs granted in each respective year in accordance with FASB ASC Topic 718, excluding the effect of forfeitures. See “Stock Based Compensation” in Note 16 of the Company’s consolidated financial statements included in our 2025 Annual Report on Form 10-K, incorporated by reference herein, for more information regarding the Company’s accounting for stock-based compensation. Amounts reported herein include (i) time-based RSUs issued under our 2025 LTIP and (ii) PSUs issued under our 2025 LTIP. The amounts shown in the “Summary Compensation Table” above do not represent the actual value realized by each NEO.

The table on the following page sets forth the grant date fair value for each award granted to the NEOs during the year ended December 31, 2025. For PSUs, the table presents both the grant date fair value assuming achievement of the most probable outcome of the performance conditions (which is the amount set forth in column of the “Summary Compensation Table” titled Stock Awards), and the grant date fair value assuming the maximum award amount is achieved (which is calculated as the maximum number of shares that could be achieved multiplied by $10.45, the closing price per share of the Company’s Common Stock on March 21, 2025, the date of grant). For each LTIP performance-based relative TSR award, the most probable outcome achieved was calculated using the target number of shares multiplied by $7.29 per share, which share price was determined using a Monte Carlo simulation model in a risk-neutral framework which simulates a range of possible future stock prices and estimates the probabilities of the potential payouts. The Monte Carlo inputs for the grant date fair value of these awards granted in fiscal year 2025 include: (i) an expected life of 2.8 years, based on the period between the grant date and the end of the performance period; (ii) a risk-free rate of 3.9%, based on applicable U.S. treasury yields; (iii) a volatility of 34.6% based on the historical volatility of our common stock; (iv) a dividend rate of 5.4% based on our dividend payment history; and (v) a starting common stock price of $10.45 which was the closing price of our common stock on the Nasdaq Stock Market on the date of grant. See “Executive Compensation Tables — Grants of Plan Based Awards Table” under this Proposal 3 and the CD&A for additional details regarding the awards.

54	2026 PROXY STATEMENT

Proposal 3

			Grant Date Fair Value
	Grant Date	Type of Award Granted	Assuming Most Probable Outcome is Achieved	Assuming Maximum Value is Achieved
Kevin S. Kim	3/21/2025	LTIP (Time-Based)	$824,966	$824,966
	3/21/2025	LTIP (Performance-Based Relative ROTCE)	$577,498	$866,248
	3/21/2025	LTIP (Performance-Based Relative TSR)	$172,656	$371,247
Julianna Balicka	3/21/2025	LTIP (Time-Based)	$117,500	$117,500
	3/21/2025	LTIP (Performance-Based Relative ROTCE)	$82,252	$123,378
	3/21/2025	LTIP (Performance-Based Relative TSR)	$24,589	$52,872
Jason Kim	3/21/2025	LTIP (Time-Based)	$107,499	$107,499
	3/21/2025	LTIP (Performance-Based Relative ROTCE)	$75,250	$112,876
	3/21/2025	LTIP (Performance-Based Relative TSR)	$22,497	$48,373
Peter J. Koh	3/21/2025	LTIP (Time-Based)	$146,990	$146,990
	3/21/2025	LTIP (Performance-Based Relative ROTCE)	$102,901	$154,352
	3/21/2025	LTIP (Performance-Based Relative TSR)	$30,764	$66,149
Thomas P. Stenger	3/21/2025	LTIP (Time-Based)	$124,992	$124,992
	3/21/2025	LTIP (Performance-Based Relative ROTCE)	$87,498	$131,247
	3/21/2025	LTIP (Performance-Based Relative TSR)	$26,164	$56,258
(3)	Reflects the 80% portion of the annual 2025 STIP based on achievement of the financial metrics (as was further described in the CD&A under this Proposal 3) and the 80% portion of the annual 2024 STIP based on achievement of financial metrics, and reflects amounts earned under the 2023 STIP.
(4)	For Kevin S. Kim, amounts shown are above-market interest on his long-term incentive agreement deferred account, based on the difference between the 6.25% annual interest rate provided on the long-term incentive agreement account and 120% of the applicable federal long-term rate (compounded monthly) in effect at the time the respective long-term incentive agreement was established, which was 3.67%. For Jason Kim, there were no above market interest amounts on his long-term incentive agreement deferred account, based on the difference between the 5% annual interest rate provided on the long-term incentive agreement account and 120% of the applicable federal long term rate (compounded monthly) in effect at the time the respective long-term incentive agreement was established, which was 5.05%.
(5)	For 2025, all other compensation for each NEO includes the following:

	Year	401(k) Match	Auto Allowance	Perquisites(a)	Other	Total
Kevin S. Kim	2025	$21,000	—	$78,785	—	$99,785
Julianna Balicka	2025	—	—	—	—	—
Jason Kim	2025	$20,690	$13,800	$123	—	$34,613
Peter J. Koh	2025	$17,320	$13,800	—	—	$31,120
Thomas P. Stenger	2025	$12,514	$13,800	$147,853	—	$174,617
(a)	Perquisites in 2025 for Kevin S. Kim includes monthly membership fees at a social club and a country club, aggregating $46,804, auto-related expense reimbursements of $25,981, and executive medical program reimbursement of $6,000; for Jason Kim it includes $123 for bank owned life insurance; for Thomas P. Stenger it includes relocation and travel expenses of $147,853.

(6)	Julianna Balicka was appointed Chief Financial Officer of the Company and the Bank effective April 17, 2023.

2026 PROXY STATEMENT	55

Proposal 3

Grants of Plan-Based Awards Table

The following summarizes non-equity and equity incentive awards granted to the NEOs during the fiscal year ended December 31, 2025, under our 2024 Plan. There were no other plan-based awards granted to NEOs during the year.

			Estimated Future Payouts Under Non-equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares		All Other Option Awards: Number of Securities	Exercise or Base Price of Option	Grant Date Fair Value of Stock
	Grant								of Stock		Underlying	Awards	and Option
Name	Date		Threshold	Target	Maximum	Threshold	Target	Maximum	or Units		Options	($/Sh)	Awards(2)
Kevin S. Kim Chairman, President & Chief Executive Officer	3/21/2025	(3)	$462,000	$924,000	$1,386,000	—	—	—	—		—	—	—
	3/21/2025		—	—	—	—	—	—	78,947	(4)	—	—	—
	3/21/2025		—	—	—	27,632	55,263	82,895	—		—	—	$577,498
	3/21/2025		—	—	—	11,842	23,684	35,526	—		—	—	$172,656
Julianna Balicka Chief Financial Officer	3/21/2025	(3)	$78,208	$156,416	$234,624	—	—	—	—		—	—	—
	3/21/2025		—	—	—	—	—	—	11,244	(4)	—	—	$117,500
	3/21/2025					3,936	7,871	11,807	—				$82,252
	3/21/2025					1,687	3,373	5,060	—				$24,589
Jason Kim Chief Business Banking Officer	3/21/2025	(3)	$80,496	$160,992	$241,488	—	—	—	—		—	—	—
	3/21/2025		—	—	—	—	—	—	10,287	(4)	—	—	$107,499
	3/21/2025		—	—	—	3,601	7,201	10,802	—		—	—	$75,250
	3/21/2025		—	—	—	1,543	3,086	4,629	—		—	—	$22,497
Peter J. Koh Chief Operating Officer	3/21/2025	(3)	$92,610	$185,220	$277,830	—	—	—	—		—	—	—
	3/21/2025		—	—	—	—	—	—	14,066	(4)	—	—	$146,990
	3/21/2025		—	—	—	4,924	9,847	14,771	—		—	—	$102,901
	3/21/2025		—	—	—	2,110	4,220	6,330	—		—	—	$30,764
Thomas P. Stenger Chief Risk Officer	3/21/2025	(3)	$93,600	$187,200	$280,800	—	—	—	—		—	—	—
	3/21/2025		—	—	—	—	—	—	11,961	(4)	—	—	$124,992
	3/21/2025		—	—	—	4,187	8,373	12,560	—		—	—	$87,498
	3/21/2025		—	—	—	1,795	3,589	5,384	—		—	—	$26,164

(1)	Represents PSUs issued in accordance with the objectives of the 2025 LTIP, which PSUs will vest in full no later than March 21, 2028 (or an earlier date) if the performance criteria are met.
(2)	The grant date fair value (with respect to performance-based awards, based on the probable outcome of the applicable performance conditions), is computed in accordance with FASB ASC Topic 718. See Note 16 of the Company’s consolidated financial statements in our 2025 Annual Report on Form 10-K, incorporated by reference herein, for information regarding assumptions underlying valuation of equity awards.
(3)	Reflects the 80% portion of the annual STIP for all NEOs, which is earned based on achievement of pre-determined financial objectives.
(4)	Amounts reflect 2025 LTIP grants of time-vested restricted stock units under our 2024 Plan, which vest ratably on each of the first three anniversaries of the grant date.

56	2026 PROXY STATEMENT

Proposal 3

Outstanding Equity Awards at Fiscal Year-End Table

The following table presents information concerning the value of all unexercised options and unvested stock awards awarded to the NEOs and remaining outstanding as of December 31, 2025. This includes options and unvested restricted stock and restricted stock units granted under the 2024 Plan, the 2019 Plan and the 2016 Plan.

			Option Awards				Stock Awards
Name	Option/Stock Award Grant Date		Number of Securities Underlying Unexercised Options: Exercisable	Number of Securities Underlying Unexercised Options: Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(1)	Market Value of Shares or Units of Stock That Have Not Vested(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2)
Kevin S. Kim Chairman, President & Chief Executive Officer	5/26/2016		30,660	—	$16.12	5/26/2026	—	—	—	—
	9/1/2016		60,000	—	$17.18	9/1/2026	—	—	—	—
	3/22/2023		—	—	—	—	22,708	$248,880	—	—
	3/22/2023	(4)	—	—	—	—	—	—	—	—
	3/22/2023	(5)	—	—	—	—	—	—	13,625	$149,325
	3/22/2023	(5)	—	—	—	—	—	—	6,813	$74,665
	7/19/2024		—	—	—	—	43,341	$475,017	—	—
	7/19/2024	(6)	—	—	—	—	—	—	16,253	$178,133
	3/22/2023	(6)	—	—	—	—	—	—	16,253	$178,133
	3/21/2025		—	—	—	—	78,947	$865,259		—
	3/21/2025	(7)	—	—	—	—	—	—	27,632	$302,841
	3/21/2025	(7)	—	—	—	—	—	—	11,842	$129,788
Julianna Balicka Chief Financial Officer	4/27/2023		—	—	—	—	15,000	$164,400	—	—
	7/19/2024		—	—	—	—	6,173	$67,656	—	—
	7/19/2024	(6)	—	—	—	—	—	—	2,315	$25,372
	7/19/2024	(6)	—	—	—	—	—	—	2,315	$25,372
	3/21/2025		—	—	—	—	11,244	$123,234	—	—
	3/21/2025	(7)	—	—	—	—	—	—	3,936	$43,139
	3/21/2025	(7)	—	—	—	—	—	—	1,687	$18,490
Jason Kim Chief Business Banking Officer	9/1/2016		30,000	—	$17.18	9/1/2026	—	—	—	—
	3/22/2023		—	—	—	—	2,739	$30,019	—	—
	3/22/2023	(4)	—	—	—	—	—	—	—	—
	3/22/2023	(5)	—	—	—	—	—	—	1,644	$18,013
	3/22/2023	(5)	—	—	—	—	—	—	822	$9,009
	7/19/2024		—	—	—	—	5,083	$55,710	—	—
	7/19/2024	(6)	—	—	—	—	—	—	1,906	$20,890
	7/19/2024	(6)	—	—	—	—	—	—	1,906	$20,890
	3/21/2025		—	—	—	—	10,287	$112,746	—	—
	3/21/2025	(7)	—	—	—	—	—	—	3,601	$39,461
	3/21/2025	(7)	—	—	—	—	—	—	1,543	$16,911

2026 PROXY STATEMENT	57

Proposal 3

			Option Awards				Stock Awards
Name	Option/Stock Award Grant Date		Number of Securities Underlying Unexercised Options: Exercisable	Number of Securities Underlying Unexercised Options: Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(1)	Market Value of Shares or Units of Stock That Have Not Vested(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2)
Peter J. Koh Chief Operating Officer	9/1/2016		20,000	—	$17.18	9/1/2026	—	—	—	—
	3/22/2023		—	—	—	—	3,172	$34,765	—	—
	3/22/2023	(4)	—	—	—	—	—	—	—	—
	3/22/2023	(5)	—	—	—	—	—	—	1,903	$20,857
	3/22/2023	(5)	—	—	—	—	—	—	952	$10,434
	7/19/2024		—	—	—	—	7,723	$84,644	—	—
	7/19/2024	(6)	—	—	—	—	—	—	2,896	$31,740
	7/19/2024	(6)	—	—	—	—	—	—	2,896	$31,740
	3/21/2025		—	—	—	—	14,066	$154,163	—	—
	3/21/2025	(7)	—	—	—	—	—	—	4,924	$53,962
	3/21/2025	(7)	—	—	—	—	—	—	2,110	$23,126
Thomas P. Stenger Chief Risk Officer	3/22/2023		—	—	—	—	2,451	$26,863	—	—
	3/22/2023	(4)	—	—	—	—	—	—	—	—
	3/22/2023	(5)	—	—	—	—	—	—	1,471	$16,117
	3/22/2023	(5)	—	—	—	—	—	—	736	$8,061
	7/19/2024		—	—	—	—	5,911	$64,785	—	—
	7/19/2024	(6)	—	—	—	—	—	—	2,216	$24,287
	7/19/2024	(6)	—	—	—	—	—	—	2,217	$24,293
	3/21/2025		—	—	—	—	11,961	$131,093	—	—
	3/21/2025	(7)	—	—	—	—	—	—	4,187	$45,884
	3/21/2025	(7)	—	—	—	—	—	—	1,795	$19,668

58	2026 PROXY STATEMENT

Proposal 3

(1)	Vesting information about RSUs outstanding at December 31, 2025, are set forth in the table below; RSUs are time-vested only:

	Grant Date	Program RSUs Granted Under	Shares Granted	Vesting Period	Vesting Portion	Vesting Begins /Occurs
Kevin S. Kim	3/22/2023	2023 LTIP	68,122	3 years
	7/19/2024	2024 LTIP	65,011	3 years
	3/21/2025	2025 LTIP	78,947	3 years
Julianna Balicka	4/27/2023	New Hire Grant	25,000	5 years
	7/19/2024	2024 LTIP	9,259	3 years
	3/21/2025	2025 LTIP	11,244	3 years
Jason Kim	3/22/2023	2023 LTIP	8,217	3 years	Substantially equal vesting	First anniversary of grant date
	7/19/2024 3/21/2025	2024 LTIP 2025 LTIP	7,624 10,287	3 years 3 years
Peter J. Koh	3/22/2023	2023 LTIP	9,515	3 years
	7/19/2024	2024 LTIP	11,583	3 years
	3/21/2025	2025 LTIP	14,066	3 years
Thomas P. Stenger	3/22/2023	2023 LTIP	7,352	3 years
	7/19/2024	2024 LTIP	8,865	3 years
	3/21/2025	2025 LTIP	11,961	3 years

(2)	Value based on $10.96, the closing price per share of the Company’s Common Stock on December 31, 2025.
(3)	Represents the number of shares issuable for each PSU, assuming achievement of performance conditions at threshold level.
(4)	Represents PSUs that were scheduled to vest in March 2026, that were not earned due to failure to achieve the threshold performance condition based on a 12-month EPS goal as described in “2025 Executive Compensation Program in Detail — 2023 LTIP Grants” under this Proposal 3.
(5)	Represents PSUs that were scheduled to vest in March 2026, that were not earned due to failure to achieve the threshold performance condition based on relative TSR and relative ROTCE as described in “2025 Executive Compensation Program in Detail — 2023 LTIP Grants” under this Proposal 3. Pursuant to relevant SEC regulations, based on performance through end of fiscal 2025, the value was calculated assuming the achievement of performance conditions at threshold level.
(6)	Represents PSUs that are scheduled to vest in March 2027, assuming the performance criteria are met, 50% of the PSUs vest based on ROTCE and 50% of the PSU vest based on the relative TSR. Pursuant to the SEC rules, based on performance through end of fiscal 2025, the value was calculated assuming achievement of performance conditions at threshold level.
(7)	Represents PSUs that are scheduled to vest in March 2028, assuming the performance criteria are met as described in “2025 Executive Compensation Program in Detail — Long-Term Equity Incentive Awards” under this Proposal 3. Pursuant to relevant SEC regulations, based on performance through end of fiscal 2025, the value was calculated assuming the achievement of performance conditions at threshold level.

2026 PROXY STATEMENT	59

Proposal 3

Option Exercises and Stock Vested Table

The following table presents information concerning the number of shares acquired and the value realized during 2025 upon the exercise of stock options and the vesting of restricted stock and restricted stock units previously granted to each of the NEOs:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)	Date Vested	Closing Price on Date Vested
Kevin S. Kim	—	—	5,081	$53,706	3/7/2025	$10.57
Chairman, President & Chief	—	—	29,312	$309,828	3/7/2025	$10.57
Executive Officer	—	—	22,707	$237,288	3/22/2025	$10.45
	—	—	16,284	$170,168	3/23/2025	$10.45
	—	—	21,670	$246,171	7/21/2025	$11.36
Julianna Balicka	—	—	5,000	$50,300	4/27/2025	$10.06
Chief Financial Officer	—	—	3,086	$35,057	7/21/2025	$11.36
Jason Kim	—	—	565	$5,972	3/7/2025	$10.57
Chief Business Banking Officer	—	—	3,257	$34,426	3/7/2025	$10.57
	—	—	2,739	$28,623	3/22/2025	$10.45
	—	—	3,886	$40,609	3/22/2025	$10.45
	—	—	1,810	$18,915	3/23/2025	$10.45
	—	—	2,541	$28,866	7/21/2025	$11.36
Peter J. Koh	—	—	3,164	$33,443	3/7/2025	$10.57
Chief Operating Officer	—	—	549	$5,803	3/7/2025	$10.57
	—	—	3,965	$41,434	3/22/2025	$10.45
	—	—	3,172	$33,147	3/22/2025	$10.45
	—	—	1,758	$18,371	3/23/2025	$10.45
	—	—	3,860	$43,850	7/21/2025	$11.36
Thomas P. Stenger	—	—	501	$5,296	3/7/2025	$10.57
Chief Risk Officer	—	—	2,885	$30,494	3/7/2025	$10.57
	—	—	3,897	$40,724	3/22/2025	$10.45
	—	—	2,451	$25,613	3/22/2025	$10.45
	—	—	1,603	$16,751	3/23/2025	$10.45
	—	—	2,954	$33,557	7/21/2025	$11.36
(1)	Values were determined by multiplying the number of shares or units, as applicable, that vested by the closing market price per share of the Company’s Common Stock on the vesting date.

60	2026 PROXY STATEMENT

Proposal 3

Non-Qualified Deferred Compensation Table

The following table presents information concerning deferred compensation during the fiscal year ended December 31, 2025. Kevin S. Kim and Jason Kim currently are the only NEOs employed with the Company who participated in the Company’s legacy Long-Term Cash Incentive Plan (“Legacy LTIP”).

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year(1)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year-End(2)
Kevin S. Kim(3) Chairman, President & Chief Executive Officer	—	—	$17,287	—	$286,035
Julianna Balicka Chief Financial Officer	—	—	—	—	—
Jason Kim(4) Chief Business Banking Officer	—	—	$19,081	—	$393,629
Peter J. Koh Chief Operating Officer	—	—	—	—	—
Thomas P. Stenger Chief Risk Officer	—	—	—	—	—

(1)	The earnings on the employee deferred compensation plans are calculated based on the total amount of interest accrued on account balances during 2025. The above-market portion of these interest amounts in 2025, which amounted to $7,130 for Kevin S. Kim and $0 for Jason Kim are reported in the “Executive Compensation Tables — Summary Compensation Table” under this Proposal 3.
(2)	For Kevin S. Kim, $202,135 of the amount included in this column has also been reported in the Summary Compensation Table as compensation for a prior fiscal year. For Jason Kim none of the amount included in this column has been reported in the Summary Compensation Table as compensation in prior fiscal years as he has not previously been named as an NEO.
(3)	Kevin S. Kim is fully vested in a non-qualified deferred compensation plan, which accrues interest at an annual rate of 6.25%. Upon separation from service following normal retirement age of 65, Mr. Kim may elect to receive the balance in a lump sum or paid over time.
(4)	Jason Kim is fully vested in a non-qualified deferred compensation plan, which accrues interest at an annual rate of 5%. Upon separation from service following normal retirement age of 65, Mr. Kim may elect to receive the balance in a lump sum or paid over time.

Employment Agreements

We do not have employment agreements in place for any of our NEOs, other than our Chief Executive Officer. We entered into a revised employment agreement with Mr. Kim (“CEO Employment Agreement”) on April 22, 2022, effective March 28, 2022. The material terms of the Employment Agreement are summarized below.

Any capitalized terms used below that are not otherwise defined will have the meanings ascribed to them in the CEO Employment Agreement, a copy of which is available as Exhibit 10.18 to our 2023 Annual Report on Form 10-K and/or other reports periodically filed by the Company from time to time with the SEC.

CEO Employment Agreement

At the recommendation of the Compensation Committee and authorization of the Board, the Company and Mr. Kim entered into the CEO Employment Agreement in 2022, which was in effect as of December 31, 2025. We believe the CEO Employment Agreement reflects current emerging market trends and practices and is generally aligned with compensation arrangements of chief executive officers of similarly performing banks.

In making its recommendations as to the terms of the CEO Employment Agreement to the Company’s Board, the Chair of the Compensation Committee reviewed comparative compensation information from a group of peer companies, as well as certain market information provided by Pearl Meyer, the Company’s independent compensation consultant.

2026 PROXY STATEMENT	61

Proposal 3

The following summarizes the terms of the CEO Employment Agreement:

Employment Agreement
Annual Base Salary		Term of Agreement
		Start Date	End Date	Renewal Option
Kevin S. Kim	$1,155,000, subject to annual adjustments at the discretion of the Company’s Board (adjusted effective April 1, 2025).	3/28/2022	3/31/2027

Automatic renewal for one year period beginning April 1, 2027, and on each anniversary of that date, unless notice of non-renewal is provided by either party. Agreement may not be extended beyond March 31, 2029.

In addition, the Company may terminate Mr. Kim’s employment at any time for Cause or without Cause upon a 30-day written notice.

Further, Mr. Kim may elect to terminate his employment at any time upon a 90-day written notice to the Company.

Bonus
Annual Cash Bonus and Annual Equity Incentive	Non-Solicitation and Confidentiality Restriction	Payments Upon Termination

Cash Bonus. Eligible for annual bonus opportunity, with an initial target amount equal to 100% of Mr. Kim’s annual base salary in effect at the applicable time. Actual cash bonus payments will be determined in good faith by the Compensation Committee and are subject to achievement of certain annual performance criteria.

Equity Incentive. Eligible for annual equity award with a grant date fair value of up to 150% of base salary, of which 50% of such annual equity awards will have service-based vesting conditions and the other 50% will have performance-based vesting conditions. The specific terms of any such equity award are determined at the discretion of the Compensation Committee.

Agreement provides for a non-solicitation restriction for a period of one-year following termination. In addition, Agreement requires certain information to remain confidential for an indefinite term.

Termination by the Company for Cause or by Mr. Kim without Good Reason. Entitled to receive all salary and other benefits earned or accrued, but unpaid through the date of termination (“Accrued Benefits”).

In the event Mr. Kim’s employment is terminated due to death or disability, then all unvested awards granted to Mr. Kim will vest; provided that if any award is subject to performance vesting conditions that have not been met, then the awards shall automatically become fully vested at the target number of shares.

Termination by the Company without Cause or by Mr. Kim with Good Reason. Entitled to receive:

		i.	all Accrued Benefits;
		ii.	severance of 150% of base salary (increases to 250% if termination occurs within one-year following a Change of Control); and
		iii.	accelerated vesting of any previously issued equity awards (provided that any performance-based awards will only vest to the extent any applicable performance conditions of such award are satisfied).

Bank Owned Life Insurance Relating to CEO

The Company has purchased life insurance policies on certain key executives and directors known as BOLI, with the Bank owning the policy and also being a policy beneficiary. The Bank records BOLI at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement.

62	2026 PROXY STATEMENT

Proposal 3

During 2022, our Compensation Committee and the Board of Directors approved the purchase of a BOLI policy on our Chairman, President & Chief Executive Officer, Kevin S. Kim. On May 5, 2023, Mr. Kim entered into an election to participate in the Wilshire State Bank Executive Survivor Income Plan dated July 1, 2005, as amended (the “Plan”, with Wilshire State Bank being the predecessor to Bank of Hope), with the eligibility for a death benefit of $3 million under the Plan in the event of his death while employed by the Bank.

Mr. Kim has the ability to convert this death benefit to a split dollar arrangement with the Bank at the maximum death benefit amount of $3 million if his employment is terminated by the Bank without Cause, or by him with Good Reason, or he is terminated as a result of his Disability (as such terms are defined in the CEO Employment Agreement). Otherwise, if there is a Termination of Employment (as defined in the Plan), then the maximum death benefit provided under such arrangement shall be determined as follows based on the year the Termination of Employment occurs: (i) $2.25 million if the year is 2025, and (ii) $3 million if the year is 2026 or later.

Potential Payments Upon Termination of Employment or Change in Control

The following table presents the estimated payments and benefits that each NEO would have been entitled to receive if his or her employment had terminated on December 31, 2025, for the various reasons specified in the table. Unless otherwise indicated, all amounts are payable in lump sums.

	Cash Severance Arrangements/ Compensation	Acceleration of Unvested Options and Stock Awards(1)	Total Termination Benefits
Kevin S. Kim(2)
Voluntary Termination or Retirement	—	—	—
Involuntary Termination (other than For Cause)	$1,732,500	$ 3,520,665	$ 5,253,165
Involuntary Termination (For Cause)	—	—	—
Termination in Connection with Change in Control	$2,310,000	$ 3,520,665	$ 5,830,665
Death	—	$ 3,520,665	$ 3,520,665
Disability	—	$ 3,520,665	$ 3,520,665
Julianna Balicka
Voluntary Termination or Retirement	—	—	—
Involuntary Termination (other than For Cause)	—	—	—
Involuntary Termination (For Cause)	—	—	—
Termination in Connection with Change in Control	—	$ 524,041	$ 524,041
Death	—	$ 524,041	$ 524,041
Disability	—	$ 524,041	$ 524,041
Jason Kim
Voluntary Termination or Retirement	—	—	—
Involuntary Termination (other than For Cause)	—	—	—
Involuntary Termination (For Cause)	—	—
Termination in Connection with Change in Control	—	$ 437,291	$ 437,291
Death	—	$ 437,291	$ 437,291
Disability	—	$ 437,291	$ 437,291
Peter J. Koh
Voluntary Termination or Retirement	—	—	—
Involuntary Termination (other than For Cause)	—	—	—
Involuntary Termination (For Cause)	—	—	—
Termination in Connection with Change in Control	—	$ 588,994	$ 588,994
Death	—	$ 588,994	$ 588,994
Disability	—	$ 588,994	$ 588,994

2026 PROXY STATEMENT	63

Proposal 3

	Cash Severance Arrangements/ Compensation	Acceleration of Unvested Options and Stock Awards(1)	Total Termination Benefits
Thomas P. Stenger
Voluntary Termination or Retirement	—	—	—
Involuntary Termination (other than For Cause)	—	—	—
Involuntary Termination (For Cause)	—	—	—
Termination in Connection with Change in Control	—	$476,286	$476,286
Death	—	$476,286	$476,286
Disability	—	$476,286	$476,286

(1)	As of December 31, 2025, awards granted to the NEOs under the 2016 Plan, 2019 Plan and the 2024 Plan (collectively, “Plans”) allow for accelerated vesting of all stock options, restricted stock and performance units only upon a Change in Control (as such term is defined in the Plans) and in the event the grantee’s service is subsequently terminated within a period of time following the Change in Control. This calculation assumes that each NEO’s restricted stock, restricted stock units and performance-based restricted stock units were paid out in stock (with respect to performance-based restricted stock units, assuming target-level performance) at the closing price on December 31, 2025, of $10.96 per share, and that unvested stock options were paid out in the amount of the difference between the stock closing price on December 31, 2025, of $10.96 per share, and the option exercise price. All stock options held by the NEOs at December 31, 2025, have exercise prices that are higher than $10.96, so no value is attributable to those stock options for purposes of this table.
(2)	Pursuant to the terms of the CEO Employment Agreement, which is more fully described above, cash severance is payable to Kevin S. Kim if termination occurs within one year following a Change of Control, as such term is defined in the CEO Employment Agreement. In addition, the CEO Employment Agreement provides for accelerated vesting of awards upon death or disability.

Other Information About Compensation

CEO to Median Employee Pay Ratio

Below is (i) the 2025 total annualized compensation of Kevin S. Kim, our Chairman, President and Chief Executive Officer, as reported in this Proxy Statement; (ii) the 2025 annual total compensation of our median employee; (iii) the ratio of the annual total compensation of our Chief Executive Officer to that of our median employee; and (iv) the methodology we used to calculate our Chief Executive Officer pay ratio:

CEO Total Compensation	$3,785,116
Median Employee Annual Total Compensation	$81,187
CEO to Median Employee Pay Ratio	47:1

Our Chief Executive Officer pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules. Our methodology and process is explained below:

●	Determination of Employee Population. We determined that, as of December 31, 2025, our total employee population consisted of 1,444 individuals, consisting of full-time, part-time, and/or temporary workers, employed by the Company and the Bank.

●	Identification of the Median Employee. We identified our median employee using the federal taxable income reported for that measurement period in Box 1 of Form W-2 for each employee. We chose Form W-2 because our employee population consisted solely of U.S. employees, and this compensation measure applies to all U.S. employees, allowing for accessibility and broad comparability. No full-time equivalent adjustments were made for part-time employees.

●	Calculation of Chief Executive Officer Pay Ratio. We calculated our median employee’s annual total compensation for 2025 according to the SEC’s instructions for preparing the “Summary Compensation Table”. We then calculated Mr. Kim’s total compensation for 2025 using the same approach to determine the pay ratio shown above.

The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

64	2026 PROXY STATEMENT

Proposal 3

Pay Versus Performance Disclosure

In accordance with rules adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we provide the following disclosure regarding SEC-defined executive “compensation actually paid” (“CAP”) for the fiscal years listed below in a pay versus performance (“PVP”) table. The PVP table shows CAP for Kevin S. Kim, our President & Chief Executive Officer, who has been identified the principal executive officer (“PEO”) and the average CAP for our other NEOs. Also as required by the SEC, this section compares CAP to various measures used to gauge performance at the Company. You should refer to our CD&A for a complete description of how executive compensation relates to Company performance and how the Compensation Committee makes its decisions. Compensation decisions are made independently of disclosure requirements.

Pay Versus Performance Table – Compensation Definitions

Salary, Bonus, Non-Equity Incentive Plan Compensation and All Other Compensation are each calculated in the same manner for purposes of both CAP and “Summary Compensation Table” (“SCT”) values. The primary difference between the calculation of CAP and SCT total compensation is the calculation of the value of “Stock Awards” and “Option Awards,” with the differences in how these awards are valued for purposes of SCT total and CAP described in the footnotes below. The Pay Versus Performance Table also lists EPS, excluding notable items, which is how EPS was calculated for the years ended December 31, 2025 and 2024. Calculating EPS to exclude notable items reflects a change to the Pay versus Performance table calculation. For the years ended December 31, 2023, 2022 and 2021, EPS was calculated on a reported basis, without adjustment for notable items.

Pay Versus Performance Table

Value of Initial Fixed $100 Investment Based on:
Year(1)	Summary Compensation Table total for PEO	Compensation actually paid to PEO(2)(3)	Average summary compensation table total for non-PEO NEOs(2)	Average compensation actually paid to non-PEO NEOs(2)	Total Stockholder Return	Peer Group Total Stockholder Return(3)	Net Income (in millions)	EPS (excluding notable items)(4)
2025	$ 3,785,116	$ 2,932,481	$ 966,530	$ 844,464	$ 127	$ 153	$ 62	$ 0.89
2024	$ 3,314,768	$ 2,790,672	$ 871,273	$ 801,150	$ 135	$ 143	$ 100	$ 0.85
2023	$ 3,007,465	$ 2,127,017	$ 725,042	$ 664,419	$ 127	$ 127	$ 134	$ 1.11
2022	$ 3,560,324	$ 3,098,642	$ 776,244	$ 710,168	$ 127	$ 127	$ 218	$ 1.81
2021	$ 3,356,442	$ 3,886,346	$ 872,446	$ 996,037	$ 140	$ 137	$ 205	$ 1.66

(1)	The PEO and non-PEO NEOs are each indicated in the table below for each fiscal year.

Year	PEO	Non-PEO NEOs
2025	Kevin S. Kim	Julianna Balicka, Jason Kim, Peter J. Koh, Thomas P. Stenger
2024	Kevin S. Kim	Julianna Balicka, Kyu S. Kim, Peter J. Koh, Thomas P. Stenger
2023	Kevin S. Kim	Julianna Balicka, Kyu S. Kim, Peter J. Koh, Thomas P. Stenger, David P. Malone, Alex Ko
2022	Kevin S. Kim	Kyu S. Kim, Peter J. Koh, Thomas P. Stenger, Alex Ko
2021	Kevin S. Kim	Kyu S. Kim, Thomas P. Stenger, David P. Malone, Alex Ko

(2)	Amounts represent compensation actually paid to our PEO and the average compensation actually paid to our remaining NEOs for the relevant fiscal year, as determined under SEC rules (and described below). The CAP was calculated beginning with the PEO’s “Summary Compensation Table” total, and the average of the Non-PEO NEOs “Summary Compensation Table” total, with the following amounts being added or deducted from the applicable total compensation:

2026 PROXY STATEMENT	65

Proposal 3

Adjustments from Summary Compensation Table		Deduction for amounts reported under the “Stock Awards” column in the “Summary Compensation Table”(a)	Increase based on fair value of awards granted during the covered fiscal year that remain unvested as of year-end, determined as of year-end(b)	Increase based on fair value of awards granted during the covered fiscal year that vested during the year, determined as of the vesting date(b)	Increase (deduction) for change in fair value from prior year-end to current year-end of awards granted prior to year that were outstanding and unvested as of year-end of covered fiscal year(b)	Increase (deduction) for change in fair value from prior-year end to vesting date of awards granted prior to covered fiscal year that vested during the covered fiscal year(b)	Total Adjustments
PEO	2025	$(1,575,151)	$1,313,994	—	$(440,433)	$(151,045)	$(852,635)
	2024	$(1,604,158)	$1,291,614	—	$(109,553)	$(101,999)	$(524,096)
	2023	$(1,234,428)	$967,339	$1,003	$(297,917)	$(316,445)	$(880,448)
	2022	$(1,428,155)	$1,224,340	—	$(287,720)	$29,852	$(461,683)
	2021	$(1,293,088)	$1,359,961	—	$207,858	$255,172	$529,903
Non-PEO NEOs	2025	$(237,224)	$197,892	—	$(60,737)	$(21,996)	$(122,065)
	2024	$(246,086)	$198,142	—	$(6,917)	$(15,260)	$(70,121)
	2023	$(164,274)	$170,363	$1,001	$(22,404)	$(45,308)	$(60,622)
	2022	$(232,490)	$193,821	$374	$(37,420)	$9,639	$(66,076)
	2021	$(265,504)	$270,365	—	$48,129	$70,600	$123,590

(a)	Reflects the deduction of the aggregate grant date fair value of equity-based awards granted each year as reported in the Stock Awards column of the SCT for the applicable year, calculated in accordance with FASB ASC Topic 718. We did not grant any option awards during these years, so no deductions were made under the Stock Option column of the SCT. In addition, we do not sponsor or maintain any defined benefit pension plans and, therefore, no deduction was made related to pension value. Finally, certain performance awards granted in prior fiscal years failed to meet applicable vesting conditions during the applicable fiscal years, which is reflected in the adjustments.

(b)	The fair value of stock awards was based on the closing price of the Company’s Common Stock at the relevant year-end or vesting dates and projected payout amounts based on expected performance ranging from 0%, threshold, target or maximum amounts of 150%. The closing price of the Company’s Common Stock on December 31, 2025, 2024, 2023, 2022 and 2021, was $10.96, $12.29, $12.08, $12.81, and $14.71, respectively. With regards to the fair value of each LTIP performance based relative TSR award, the value of the shares and probable vesting was determined assuming the most probable outcome achieved using the Monte-Carlo simulation model, as well as projected payout amounts based on expected performance ranging from 0%, threshold, target or maximum amount of 150%. The table below shows the fair value at December 31, 2025, 2024, 2023, 2022 and 2021, based on the Monte Carlo simulation model, as well as the grant date fair values based on the model:

	Fair Value as of December 31,					Fair Value as of Grant Date
Description of Award	2025	2024	2023	2022	2021
2025 LTIP (Performance-Based Relative TSR)	$ 6.16	N/A	N/A	N/A	N/A	$ 7.29
2024 LTIP (Performance-Based Relative TSR)	$ 2.37	$ 9.01	N/A	N/A	N/A	$ 11.28
2023 LTIP (Performance-Based Relative TSR)	$ 0.00	$ 8.45	$ 10.60	N/A	N/A	$ 8.21
2022 LTIP (Performance-Based Relative TSR)	N/A	$ 6.39	$ 10.17	$ 10.02	N/A	$ 17.21
2021 LTIP (Performance-Based Relative TSR)	N/A	N/A	$ 13.53	$ 12.77	$ 15.78	$ 16.09

(3)	The total stockholder return was determined using a $100 investment on December 31, 2020, and included stock price appreciation, plus reinvested dividends as of December 31, 2021, and valued again on each of December 31, 2022, 2023, 2024 and 2025. The peer group total stockholder return was calculated in the same manner (which included stock price appreciation, plus reinvested dividends) based on the cumulative total return of the KBW Nasdaq Regional Banking Index.

(4)	For the years ended December 31, 2025 and December 31, 2024, EPS was calculated excluding notable items, which reflects a change to the Pay versus Performance table calculation. For the years ended December 31, 2023, 2022 and 2021, EPS was calculated on a reported basis, without adjustments for notable items.

66	2026 PROXY STATEMENT

Proposal 3

Tabular List of Financial Performance Measures

In our assessment, the most important financial performance measures used to link CAP (as calculated in accordance with the SEC rules), to our NEOs in 2025 to our performance were as listed below. We determined EPS (excluding notable items) to be one of the most important such financial performance measures. We chose EPS (excluding notable items) for the year ended December 31, 2024, and the year ended December 31, 2025 and, before that, the financial performance measure was EPS calculated on a reported basis without adjustment for notable items.

Financial Performance Measures
● EPS (excluding notable items)
● Pre Provision Net Revenue (excluding notable items) as a percentage of Average Assets
● Criticized Loan Ratio (average of the 4 quarter-end ratios)
● Total Loan Growth
● Average Deposit Growth, excluding brokered deposits
● ROTCE (excluding notable items)
● Total Stockholder Return

Pay Versus Performance: Graphical Description

The illustrations below provide a graphical description of CAP (as calculated in accordance with the SEC rules) and the following measures:

●	the Company’s cumulative TSR and the Peer Group’s cumulative TSR;

●	the Company’s Net Income; and

●	the Company Selected Measure, which for the Company is EPS (excluding notable items).

Compensation Actually Paid (CAP) vs. Total Stockholder Return

2026 PROXY STATEMENT	67

Proposal 3

Compensation Actually Paid (CAP) vs. Net Income

Compensation Actually Paid (CAP) vs. EPS (excluding notable items)

68	2026 PROXY STATEMENT

SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE
OFFICERS, AND CERTAIN BENEFICIAL OWNERS

Beneficial Ownership of Directors and Executive Officers

The following presents information concerning the beneficial ownership of our Common Stock as of the Record Date for (i) each of our current directors, (ii) each of our Section 16 Officers, and (iii) all current directors and Section 16 Officers as a group:

Name and Address(1) of Beneficial Owner	Amount and Nature of Beneficial Ownership(2)	Options exercisable within 60 days(3)	RSUs to Vest within 60 days(4)	Total Beneficial Ownership	Percentage of Shares Beneficially Owned(5)
Non-Executive Directors
Dale S. Zuehls	51,236	20,000	9,107	80,343	< 1%
Donald D. Byun	510,439	20,000	6,250	536,689	< 1%
Jinho Doo	17,241	20,000	5,357	42,598	< 1%
Daisy Y. Ha	588,233	20,000	5,357	613,590	< 1%
Joon Kyung Kim	29,067	—	7,142	36,209	< 1%
Rachel H. Lee	5,137	—	5,357	10,494	< 1%
David P. Malone	60,408	20,000	6,250	86,658	< 1%
Lisa K. Pai	49,464	—	5,357	54,821	< 1%
Scott Yoon-Suk Whang	104,868	20,000	6,250	131,118	< 1%
Section 16 Officers
Kevin S. Kim	836,505	90,660	70,693	997,858	< 1%
Julianna Balicka	8,408	—	11,834	20,242	< 1%
Angelee J. Harris	8,130	—	7,092	15,222	< 1%
Brian Hawley	3,182	—	6,543	9,725	< 1%
Jason Kim	66,234	30,000	8,709	104,943	< 1%
Peter J. Koh	111,108	20,000	11,721	142,829	< 1%
Thomas P. Stenger	—	—	9,393	9,393	< 1%
All Directors and Section 16 Officers as a Group (16 Individuals)	2,449,660	260,660	182,412	2,892,732	2.27%

(1)	The address for each holder is the Company headquarters: 3200 Wilshire Boulevard, Suite 1400, Los Angeles, California, 90010.

(2)	Except as otherwise noted, may include shares held by such person’s spouse (except where legally separated or if stock is held as separate property) and minor children, and by any other relative of such person who has the same home; shares held in “street name” for the benefit of such person; shares held by a family trust as to which such person is a trustee and primary beneficiary with sole voting and investment power (or shared power with a spouse); or shares held in an Individual Retirement Account or pension plan as to which such person (and/or such person’s spouse) is the sole beneficiary and has pass-through voting rights and investment power. Additionally, based on information provided, all owners have direct, sole voting power over the respective shares except for Donald D. Byun, who holds 477,728 shares indirectly in a trust; Daisy Y. Ha, who owns 141,427 shares indirectly in a trust; and Scott Yoon-Suk Whang, who holds 61,702 shares indirectly in various trusts.

(3)	Includes shares which the named individual has the right to acquire through the exercise of vested stock options within 60 days of the Record Date.

(4)	Includes shares which the named individual has the right to acquire through the vesting of restricted stock units within 60 days of the Record Date.

(5)	The Percentage of Shares Beneficially Owned is based on the total number of shares of the Company’s Common Stock outstanding as of the Record Date, March 23, 2026, which was 127,946,655.

2026 PROXY STATEMENT	69

Security Ownership

Beneficial Owners of More Than 5% of Our Stock

The following table presents information known to the Company pursuant to the most recent SEC filings required by Section 13(d) and Section 13(g) of the Exchange Act as of the Record Date concerning the beneficial owners of more than five percent of the outstanding shares of the Company’s Common Stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percentage of Shares Beneficially Owned(2)
BlackRock, Inc. 50 Hudson Yards, New York, NY 10001	17,572,493	(3)	13.73%
The Vanguard Group 100 Vanguard Boulevard, Malvern, PA 19355	13,730,473	(4)	10.73%
Wellington Management Group LLP 280 Congress Street, Boston, MA 02210	11,032,980	(5)	8.62%
Dimensional Fund Advisors LP 6300 Bee Cave Road, Building One, Austin, TX 78746	6,770,120	(6)	5.29%

(1)	We have relied on the most recent filings with the SEC on Schedule 13G of each of the listed stockholders in determining how many shares each stockholder owns. The public filings on Schedule 13G, including any amendments thereto, by these stockholders reflect ownership information as of the date of the public filing.
(2)	The percentage of shares beneficially owned is calculated based upon 127,946,655 shares of Common Stock outstanding as of the Record Date.
(3)	Based solely upon information contained in the most recent Schedule 13G/A filed with the SEC on January 23, 2024, BlackRock, Inc. has sole power to vote 17,341,963 shares; and sole power to dispose or direct the disposition of 17,572,493 shares.
(4)	Based solely upon information contained in a Schedule 13G/A filed with the SEC on February 13, 2024, The Vanguard Group has sole power to vote or direct the vote of zero shares; shared power to vote or direct the vote of 153,127 shares; sole power to dispose or direct the disposition of 13,449,859 shares; and shared power to dispose or direct the disposition of 280,614 shares. The Vanguard Group subsequently filed a Schedule 13G/A with the SEC on March 13, 2026, reporting that it neither has sole/shared voting power, nor sole/shared dispositive power, of the Company’s shares as a result of an internal realignment that occurred on January 12, 2026. In the March 2026 filing, The Vanguard Group stated that certain subsidiaries or business divisions of subsidiaries of The Vanguard Group, Inc., that formerly had, or were deemed to have, beneficial ownership with The Vanguard Group, Inc., will report beneficial ownership separately (on a disaggregated basis) from The Vanguard Group, Inc.
(5)	Based soley upon information contained in the most recent schedule 13G/A filed with the SEC on August 12, 2025, Wellington Management Group LLP has shared power to vote or direct the vote of 11,032,980 shares; and shared power to dispose or direct the disposition of 11,032,980 shares.
(6)	Based solely upon information contained in the most recent Schedule 13G/A filed with the SEC on February 9, 2024, Dimensional Fund Advisors LP has sole power to vote or direct the vote of 6,639,193 shares; and sole power to dispose or direct the disposition of 6,770,120 shares.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who beneficially own more than 10% of our Company’s securities, to file initial reports of ownership and reports of changes in ownership with the SEC. Based solely upon a review of the copies of the forms furnished to our Company and information involving securities transactions of which the Company is aware, all of our officers, directors and holders of more than 10% of the outstanding securities of the Company complied with the filing requirements pursuant to Section 16(a) of the Exchange Act, except for Messrs. Hawley and Stenger who each failed to file one form on time.

70	2026 PROXY STATEMENT

TRANSACTIONS WITH RELATED PERSONS

We may engage in transactions with our directors and executive officers, beneficial owners of more than five percent of the outstanding shares of the Company’s voting Common Stock and certain persons related to them.

General Policies and Procedures

As set forth in our Corporate Governance Guidelines, except for loans by the Bank, those transactions that constitute transactions with related persons under Item 404 of the SEC’s Regulation S-K are subject to the review, oversight and approval by the Audit Committee of our Board, which is comprised solely of independent directors. Loans by the Bank made in the ordinary course must be reviewed and approved by the independent directors of the full Board. In reviewing and approving these transactions, the Audit Committee or the independent directors of the full Board, review the material facts concerning the relationship and financial interest of the relevant individuals in the transaction and whether the terms and conditions of the transaction are more or less favorable to the Company than those offered by unrelated third parties.

In addition, we review or monitor potential conflict of interest situations as described in more detail below. A potential conflict is considered to exist whenever an individual has an outside interest, direct or indirect, which could conflict with the individual’s duty to the Company or adversely affect the individual’s judgment in the discharge of his or her responsibilities at the Company.

●	To identify related party transactions, each year we require our directors and executive officers to complete director and officer questionnaires identifying any transaction with us or any of our subsidiaries in which the officer or director or their family members have an interest. Directors and executive officers are required to notify the Legal Department of any updates to the information supplied in the questionnaire occurring after the date of its completion.

●	Our Employee Code of Ethics and Business Conduct requires employees who may have a potential or apparent conflict of interest to notify their supervisor or the Ethics Officer. Our Director Code of Ethics and Business Conduct requires directors to notify the chair of the Nomination Committee of any potential or apparent conflict of interest.

●	As required under its charter, the Nomination Committee is responsible for reviewing each director’s independence (according to the Nasdaq Listing Rules, SEC standards and any other relevant guidelines) and for making recommendations to the Board based on its findings.

Transactions Considered

There are no existing or proposed material transactions between the Company or the Bank and any of our officers, directors, nominees or principal stockholders or the immediate family or associates of the foregoing persons, except as indicated below.

All the transactions reported below were approved by our Audit Committee or the independent directors of the Board in accordance with these policies and procedures, and we believe that the terms of the loans were not less favorable to us as those we could have obtained from unrelated third parties.

No executive officer has any family relationship with any other executive officer or any director, except that our Chief Operating Officer, Peter J. Koh, is related to former director and Honorary Chairman, Steven S. Koh, who retired from the Board on December 31, 2025. There are no arrangements or understandings between any of the officers and any other person pursuant to which he or she was selected as an officer.

Some of the directors and officers of the Company and/or the Bank and the immediate families and the business organizations with which they are associated, are customers of, and have had banking transactions with, the Bank in the ordinary course of our business, and we expect to have banking transactions with such persons in the future. All loans made to such persons have been made in the ordinary course of business; on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable loans to persons not related to the Bank; and do not involve more than a normal risk of collectability or present other unfavorable features.

2026 PROXY STATEMENT	71

GENERAL INFORMATION ABOUT THE 2026 ANNUAL MEETING OF STOCKHOLDERS

You have received proxy materials because you are a Hope Bancorp, Inc. stockholder, and our Board is soliciting your authority, or proxy, to vote your shares at the 2026 Annual Meeting. Our Board sent proxy notice materials to our stockholders as of March 23, 2026, the Record Date. On that date, 127,946,655 shares of our Common Stock were outstanding, which is our only class of voting stock.

The proxy materials are available at www.envisionreports.com/HOPE. This Proxy Statement summarizes the information we believe you need to know to cast an informed vote at the Annual Meeting. You do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card by mail. You may also vote by Internet or telephone, as instructed on the proxy card.

Internet Availability of Materials

The Company’s Notice of the Annual Meeting, this Proxy Statement and 2025 Annual Report on Form 10-K are available online at www.envisionreports.com/HOPE. In accordance with SEC rules, we are making our proxy materials available over the internet. On or about April 10, 2026, we mailed the Notice (“Notice”) of internet availability of proxy materials and a proxy card to our stockholders. The Notice contains instructions on how to access this Proxy Statement and our 2025 Annual Report on Form 10-K and submit a proxy over the internet. If you receive the Notice by mail, you will not receive a paper copy of the proxy materials unless you request such materials by following the instructions contained in the Notice or in this Proxy Statement.

The Company’s Proxy Statement and 2025 Annual Report on Form 10-K are also available on our website at: www.ir-hopebancorp.com. The information provided on the Company’s website is referenced for informational purposes only. The information on the Company’s website shall be deemed to be part of, or incorporated by reference into, this Proxy Statement or any other filings with the SEC.

Attending the Virtual Annual Meeting

We believe conducting a virtual Annual Meeting this year is in the best interests of our stockholders. The virtual format continues to allow stockholder attendance and participation from any location around the world.

Accordingly, the Annual Meeting will be a completely virtual meeting of stockholders, to be conducted exclusively by webcast. You are entitled to participate in the Annual Meeting only if you were a stockholder of the Company, otherwise known as a holder of record, or registered stockholder, as of the close of business on the Record Date, or if you hold a valid proxy for the Annual Meeting. No physical meeting will be held.

You will be able to attend the virtual Annual Meeting online and submit your questions during the Annual Meeting by visiting www.meetnow.global/HOPE2026. You also will be able to vote your shares online by attending the virtual Annual Meeting by webcast and by following the procedures set forth in this Proxy Statement. To participate in the virtual Annual Meeting, you will need to review the information included on your Notice, on your proxy card or on the instructions that accompanied your proxy materials.

If you hold your shares in “street name” through a bank, broker, or other nominee you must register in advance using the instructions below.

Registering to Attend the Virtual Annual Meeting

Set forth below is a description of how to register to attend the virtual Annual Meeting:

●	If you are a registered stockholder (i.e., you hold your shares directly through our Transfer Agent), you do not need to separately register to attend the Annual Meeting virtually on the Internet. Please follow the instructions on the Notice or proxy card that you received; or

●	If you hold your shares in “street name”, (i.e., through a bank, broker or other nominee) you must register in advance as described below to attend the Annual Meeting virtually on the Internet by following the instructions below.

72	2026 PROXY STATEMENT

General Information

As a holder in “street name” to register to attend the Annual Meeting online by webcast, you must submit proof of your proxy power (legal proxy) from the record holder of your shares reflecting your Hope Bancorp, Inc. holdings along with your name and email address to our Transfer Agent. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 PM Eastern Time, on May 15, 2026.

You will receive confirmation of your registration by email after we receive your registration materials.

Requests for registration should be directed to us at the following:

By Mail: Computershare Hope Bancorp Legal Proxy P.O. Box 43001 Providence, RI 02940-3001	By Email: Forward the email from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com

Delivery of Materials

The SEC has adopted rules that permit companies, brokers and other intermediaries to satisfy the solicitation material delivery requirements for annual meetings when there are two or more stockholders sharing the same address by delivering a single notice of internet availability of proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Company stockholders will be “householding” our proxy materials. A single notice of internet availability of proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate notice of internet availability of proxy materials, please notify your broker and direct your written request to Hope Bancorp, Inc., Attention: Investor Relations, 3200 Wilshire Blvd., Suite 1400, Los Angeles, CA 90010. We will undertake to furnish any stockholder so requesting, a separate copy of the relevant proxy materials. Stockholders who currently receive multiple copies of the materials at their address and would like to request “householding” of their communications should contact their broker.

If you hold shares registered in more than one account, you may receive multiple sets of materials. In order to vote all of your shares, please sign and return each proxy card you received, or if you vote via the internet or telephone, vote one for each proxy card you receive.

Number of Shares Required to be Present at the Annual Meeting

The presence at the Annual Meeting, in person or by proxy, of holders of a majority of the outstanding shares of the Company’s Common Stock as of the Record Date will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be counted as shares present for purposes of determining the presence of a quorum for the transaction of business.

Who Can Vote at the Annual Meeting

The Record Date for the Annual Meeting is March 23, 2026. Only holders of record of the Company’s Common Stock as of the close of business on that date are entitled to notice of, and to vote at, the Annual Meeting. Each share of Common Stock that you own entitles you to one vote. Our Certificate of Incorporation and Bylaws do not provide for cumulative voting in the election of directors.

At the close of business on the Record Date, 127,946,655 shares of Common Stock were outstanding and entitled to vote.

2026 PROXY STATEMENT	73

General Information

Voting Shares Held in the Territorial ESOP

On April 2, 2025, Territorial Bancorp (“Territorial”) merged with and into the Company. Immediately after the merger, Territorial’s wholly owned subsidiary, Territorial Savings Bank merged with and into Bank of Hope, which is the wholly owned subsidiary of the Company. The Territorial Savings Bank Employee Stock Ownership Plan (“ESOP”) was terminated effective April 1, 2025, and thereafter no additional contributions were permitted, and all participants’ accounts became 100% vested. Upon completion of the merger, each share of Territorial common stock held in the ESOP was converted into 0.8048 shares of the Company’s Common Stock. The Territorial ESOP is in the process of distributing its assets but it continues to hold assets at this time, including the Company’s Common Stock.

If you hold the Company’s Common Stock in the ESOP, you must provide the ESOP trustee with your voting directions in advance of the Annual Meeting on how to vote the shares of the Company’s Common Stock that are allocated to your ESOP account as of the Record Date, March 23, 2026. You cannot vote your shares yourself at the virtual Annual Meeting; the ESOP trustee is the only one who can vote your shares. The ESOP trustee will vote your shares as you have directed. If the ESOP trustee does not receive your directions, your shares generally will be voted in proportion to the way the other ESOP participants voted, so long as such vote is solely in the interests of participants and beneficiaries and in accordance with the requirements of the Employee Retirement Income Security Act of 1974, as amended. You can submit your voting directions to the ESOP trustee as follows:

1.	You can vote by mail.. If you properly complete, sign and return the proxy card so that it is received prior to 11:59 p.m. Eastern Time on May 13, 2026, then the ESOP trustee will vote your shares in accordance with your directions.

2.	You can vote by telephone.. You can vote by telephone by calling the toll-free number 1-800-652-VOTE (8683) in the United States, Puerto Rico or Canada and following the recorded instructions and the ESOP trustee will vote your shares in accordance with that vote.

3.	You can vote via the internet.. You can vote via the internet by visiting www.envisionreports.com/HOPE and clicking on Cast Your Vote and then following the instructions provided and the ESOP trustee will vote your shares in accordance with that vote.

To allow sufficient time for voting by the ESOP trustee, your voting directions by mail, telephone or internet must be received by 11:59 p.m., Eastern Time, on May 13, 2026. You will receive a separate notice for any shares of the Company’s Common Stock you own other than your ESOP shares.

Voting Shares Held in “Street Name” by a Broker

If at the close of business on March 23, 2026 (the Record Date for the Annual Meeting) your shares were held through a bank, broker or other nominee, then you are the beneficial owner of shares held in “street name” and the proxy materials, as applicable, are being forwarded to you by that organization. The bank, broker or other nominee holding your shares is considered the stockholder of record for purposes of voting at the Annual Meeting.

As a beneficial owner, you will have the right to direct your bank, broker or other nominee on how to vote shares in your account. If your bank, broker or other nominee is not given specific direction, it may not vote your shares on non-routine matters, which is sometimes referred to as a “broker non-vote”. NYSE Rule 452.11, generally speaking, prohibits banks, brokers and other nominees holding shares on your behalf from voting on Proposal 1 (election of directors) and Proposal 3 (advisory vote on executive compensation) without your direction, as these proposals are considered “non-routine”. We also understand that the NYSE considers Proposal 2 (ratification of the Company’s independent auditor) to be a “routine” proposal and, therefore, your bank, broker or other nominee may vote your shares for this proposal, including in the event that they do not receive instructions from you as to how to vote on this proposal. Whether a proposal is considered routine or non-routine is ultimately subject to final determination by the NYSE. Banks, brokers or other nominees may reach conclusions regarding the ability to vote shares on a given proposal that differ from our expectations expressed in this Proxy Statement. As a result, we urge you to direct your bank, broker or other nominee how to vote your shares on all proposals to ensure that your vote is counted.

You should instruct your bank, broker or other nominee as to how to vote your shares, by following the directions your bank, broker or other nominee provides to you. Please check the voting form used by your bank, broker or other nominee to receive instructions about how to vote via the internet or by telephone. In addition, you may request paper copies of this Proxy Statement and proxy card by following the instructions on the notice provided by your broker, bank or other nominee.

74	2026 PROXY STATEMENT

General Information

How to Vote Your Shares

Whether you plan to attend the virtual Annual Meeting or not, we urge you to vote by one of the methods described below (please also see the information provided above concerning the difference between holding shares as a holder of record and holding shares beneficially through a bank, broker or other nominee; beneficial holders should follow the voting instructions provided by such nominee). Each of these voting methods are also described on the enclosed proxy card.

1.	You can vote by mail. If you properly complete, sign and return the proxy card, it will be voted in accordance with your instructions. If your shares are held through a bank, broker or other nominee, then you may need to complete the voting instruction card to vote your shares.

2.	You can vote by telephone. If you are a registered stockholder, that is, if your shares are held in your own name, you can vote by telephone by calling the toll-free number 1-800-652-VOTE (8683) in the United States, Puerto Rico or Canada and following the recorded instructions. If your shares are held through a bank, broker or other nominee, you should contact your bank, broker or other nominee to see if you can vote by telephone.

3.	You can vote via the internet. If you are a registered stockholder, you can vote via the internet by visiting www.envisionreports.com/HOPE and clicking on Cast Your Vote and then following the instructions provided. If your shares are held through a bank, broker or other nominee, you should contact your bank, broker or other nominee to see if you can vote via the internet.

4.	You can vote at the Annual Meeting. If you plan to virtually attend the Annual Meeting and wish to vote in person, you may vote your shares at the Annual Meeting. Note, however, that if your shares are held in the name of your broker, bank or other nominee, you will need to obtain a legal proxy from the holder of your shares indicating that you were the beneficial owner of those shares on March 23, 2026 (the Record Date for voting at the Meeting) and that you are authorized to vote such shares, as well as register in advance to attend the Annual Meeting. You are encouraged to vote by proxy prior to the Annual Meeting even if you plan to virtually attend the Annual Meeting.

5.	Voting shares held in the Territorial ESOP. If you hold shares of the Company’s Common Stock through the Territorial ESOP, follow the instructions set forth under “Voting Shares Held in the Territorial ESOP” in this General Information section.

Revoking Your Proxy

If you are a registered stockholder of the Company’s Common Stock, you may change your vote or revoke your proxy at any time before it is voted by:

●	signing and returning a proxy card with a later date;

●	delivering a written revocation letter to the Company’s Corporate Secretary;

●	attending the virtual Annual Meeting, and voting by ballot at the virtual Annual Meeting (attendance at the virtual Annual Meeting alone will not revoke your proxy); or

●	submitting a later vote by Internet or telephone.

A revocation letter or later-dated proxy first received by the Company’s Corporate Secretary after the vote will not affect the vote. The mailing address is Hope Bancorp, Inc., Attention: Corporate Secretary, 3200 Wilshire Blvd. Suite 1400, Los Angeles, California 90010.

If you are a participant in the ESOP you may revoke your instruction to the ESOP trustee with respect to voting of the shares of the Company’s Common Stock held in your ESOP account by:

●	submitting another signed proxy card bearing a later date, provided that such new instruction card must be received by the ESOP trustee by 11:59 p.m. Eastern Time on May 13, 2026; or

●	submitting a later vote by Internet or telephone prior to 11:59 p.m. Eastern Time on May 13, 2026.

If you hold shares of the Company’s Common Stock in “street name” through a bank or broker or other nominee, you should contact your bank or broker or other nominee to change your vote or revoke your proxy.

2026 PROXY STATEMENT	75

General Information

Director Voting Recommendations

The voting recommendations from the Board are as follows for each of the matters presented to stockholders at the Annual Meeting:

Proposal	Description	Board Recommendation
1.	To elect each of the 9 director nominees as named in this Proxy Statement, until the 2027 annual meeting of stockholders.	FOR ALL
2.	To ratify the appointment of Crowe LLP as our independent auditor for the year ending December 31, 2026.	FOR
3.	To provide an advisory vote for approval of the 2025 compensation paid to our Named Executive Officers, as disclosed in this Proxy Statement.	FOR

How Shares are Treated When No Voting Instructions are Provided

If no voting instructions are provided, your shares shall be treated as described below depending on whether you are a registered stockholder or a “beneficial owner.”

●	Registered Stockholders. If you are a registered stockholder, that is, if your shares are held in your own name, and you submit a proxy but do not indicate any voting instructions, your shares will be voted according to the Board’s recommendations as reflected in the chart above.

●	Holders of Shares in “Street” Name. If you hold your shares in “street name” through a bank, broker or other nominee and do not provide your bank, broker or other nominee with voting instructions, we expect that your bank, broker or other nominee will be able to vote your shares on Proposal 2, the ratification of the appointment of the independent registered public accounting firm.

Vote Required for Each Proposal and Treatment and Effect of Abstentions and Broker Non-Votes

The vote required for each proposal and the treatment and effect of abstentions and broker non-votes with respect to each of the other proposals is as follows:

Proposal	Description	Vote Required for Approval	Withhold / Abstentions	Broker Non-Votes
1.	Election of the 9 director nominees identified in this Proxy Statement to serve as members of the Board of the Company until the 2027 annual meeting of stockholders and until their successors are elected and qualified.	Majority of votes cast	No effect(1)	No effect
2.	Ratification of the appointment of Crowe LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2026.	Majority of shares present and entitled to vote on the matter	Against	Not expected, discretionary voting permitted
3.	Approval, on an advisory and non-binding basis, of the compensation of the Company’s Named Executive Officers as described in this Proxy Statement.	Majority of shares present and entitled to vote on the matter	Against	No effect

(1)	See “Actions Required if any Director Nominee Does Not Receive the Required Majority Vote” below.

76	2026 PROXY STATEMENT

General Information

If you withhold or abstain from any proposal, your shares will still be included for purposes of determining whether a quorum is present. Shares treated as broker non-votes on one or more items also will be included for purposes of calculating the presence of a quorum.

Actions Required if any Director Nominee Does Not Receive the Required Majority Vote

Under our director resignation policy, a director nominated for re-election as a director in an uncontested election who does not receive more “FOR” votes than “AGAINST” votes is expected to promptly (and in any event within two business days following the election) tender his or her resignation from the Board (conditioned upon acceptance by the Board) to the Chair of the Nomination Committee with a copy to the Chairman of the Board. In the event that any director does not tender his or her conditional resignation in accordance with this policy, he or she will not be re-nominated by the Board for re-election at the next annual meeting. For contested elections, a plurality voting standard applies. In an uncontested election, a non-incumbent director nominee who does not receive more “FOR” votes than “AGAINST” votes will not be elected to the Board.

Inspector of Election

The Board has appointed Maxime Olivan, or a successor appointed by the Chairman and CEO, if Mr. Olivan is not available, to act as Inspector of Election at the Annual Meeting to tabulate the votes cast.

Requesting Printed Copies of Materials and Selecting Delivery Preferences

Current and future delivery requests may be submitted using the options below. If you request an email copy, you will receive an email with a link to the current meeting materials. You may request to receive a printed copy of the proxy materials. There is no charge to you for requesting a printed copy. Please make your request as follows, on or before May 8, 2026:

By Email: investorvote@computershare.com
By Internet: Go to www.envisionreports.com/HOPE and click on Request Materials	●	The subject line should include: “Proxy Materials HOPE BANCORP”, and	By Telephone: 1-866-641-4276
	●	The following:
	—	your full name,
	—	your address,
	—	the number located in the shaded bar of the Notice, and
	—	state that you want a paper copy of the Meeting materials.

Our 2025 Annual Report on Form 10-K, as filed with the SEC pursuant to the Exchange Act, without exhibits, is included online www.envisionreports.com/HOPE and on the Company’s website at: www.ir-hopebancorp.com. The SEC also maintains a website at: www.sec.gov, which contains information we file with them, including the 2025 Annual Report on Form 10-K and the exhibits.

2026 PROXY STATEMENT	77

General Information

Proxy Solicitor and Proxy Solicitation Costs

The Board is soliciting your proxy. We have engaged MacKenzie Partners, Inc. to assist with the Annual Meeting, including the distribution of proxy materials and the solicitation of votes for a fee of approximately $16,500, plus reimbursement of expenses to be paid by the Company as well as indemnifying MacKenzie Partners for claims, expenses, losses, damages, liabilities and judgments in connection with their services.

The Company will bear the cost of solicitation of proxies, including the expense of preparing, assembling, printing and mailing the notice of internet availability of proxy materials, the proxy card, this Proxy Statement and any additional materials used in this solicitation of proxies. The proxies will be solicited principally by mail, but our directors, officers and regular employees may solicit proxies personally or by telephone. Although there is no formal agreement to do so, we will reimburse banks, brokers and other nominees for their reasonable and documented expenses in connection therewith. In addition, we may pay for and utilize the services of individuals or companies we do not regularly employ in connection with the solicitation of proxies.

Stockholder Proposals for the Annual Meeting of Stockholders to be Held in 2027

For a stockholder proposal regarding new business or a director nominee to be considered for inclusion in our proxy statement for our 2027 annual meeting of stockholders pursuant to Rule 14a-8 of the Exchange Act, notice of such proposal must be received at the Company’s principal executive offices, with attention to our Legal Department, no later than December 11, 2026, which is the one hundred twentieth (120th) day prior to the anniversary date that we released this Proxy Statement to our stockholders for the Annual Meeting. However, if the Company does not hold an annual meeting this year, or if the date of next year’s annual meeting changes by more than 30 days from the date of this year’s meeting, then the deadline for such proposal is a reasonable time before the Company begins to print and send its proxy materials.

Our Bylaws govern the submission of proposals regarding new business (other than those submitted for inclusion in our proxy statement pursuant to Rule 14a-8) or nominations for director that a stockholder wishes to have considered at a meeting of stockholders. Under the “advance notice” provisions of our Bylaws, nominations for director or other business proposals to be addressed at our next annual meeting of stockholders may be made by a stockholder of record who has delivered a notice in writing to the Company’s principal executive offices, with attention to our Secretary no later than 5:00 p.m. Eastern Time on the one hundredth (100th) day and no earlier than 5:00 p.m. Eastern Time on the one hundred twentieth (120th) day prior to the anniversary of our Annual Meeting (which, for the 2027 annual meeting, is not earlier than January 21, 2027, and not later than February 10, 2027). If the date of the 2027 annual meeting of stockholders is more than 30 days before or after such anniversary date, notice must be received not later than the 5:00 p.m. Eastern Time on the tenth day following the earlier of the date on which notice or public announcement of the date of the annual meeting of stockholders was first given or made by the Company. A stockholder’s notice must include the information required by our Bylaws.

Stockholders who intend to solicit proxies in support of director nominees other than our Board’s nominees pursuant to the universal proxy rules under Rule 14a-19 of the Exchange Act must provide notice to our Legal Department at our principal executive offices on the timeline set forth in the advance notice provisions of our Bylaws noted above. In addition to the information required by our Bylaws, such notice must include the information required by Rule 14a-19 under the Exchange Act.

The Company will not consider stockholder nominations or proposals that do not comply with our “advance notice” Bylaws and applicable law.

78	2026 PROXY STATEMENT

OTHER MATTERS

The Board knows of no other matters that will be brought before the 2026 Annual Meeting, but if such matters are properly presented at the meeting (or any adjournment or postponement thereof), proxies solicited hereby will be voted in accordance with the direction of the Board, or, if no direction is given, in accordance with the judgment of the persons holding such proxies. All shares represented by duly executed proxies will be voted at the 2026 Annual Meeting (or any adjournment or postponement thereof) in accordance with the terms of such proxies.

2026 PROXY STATEMENT	79

APPENDIX A:	RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

Reconciliation of EPS and PPNR ROAA (excluding notable items) (in thousands except EPS, Diluted Common Shares, and ROAA)	2025
Net income	$61,588
Notable Items:
Merger-related provision for credit losses	553
Loss on investment portfolio repositioning	38,856
Reversal of FDIC special assessment	(691)
Merger and restructuring-related costs, net	21,534
Total notable items, included in pre-tax income	$60,252
Tax effect on notable items included in pre-tax income	(13,325)
Notable impact from California state tax apportionment law change	4,829
Total notable items, net of tax provision	$51,756
Net Income excluding notable items	$113,344
Diluted common shares	126,774,552
EPS	$0.49
EPS excluding notable items	$0.89
Net income before tax	$77,277
Provision for credit losses	$31,802
Pre-Provision Net Revenue (“PPNR”)	$109,079
Add back: notable items related to PPNR	$59,699
PPNR excluding notable items	$168,778
Average assets	$18,244,370
PPNR ROAA	0.60%
PPNR ROAA excluding notable items	0.93%

Reconciliation of Net Income (excluding notable items) (in thousands)	2025	2024
Net Income	$61,588	$99,630
Notable Items:
Merger-related provision for credit losses	553	—
Loss on investment portfolio repositioning	38,856	—
FDIC special assessment expense (reversal)	(691)	691
Merger and restructuring-related costs, net	21,534	4,621
Total notable items, included in pre-tax income	$60,252	$5,312
Tax effect on notable items in pre-tax income	(13,325)	(1,562)
Notable impact from California state apportionment law change	4,829	—
Total notable items, net of tax provision	$51,756	$3,750
Net Income excluding notable items	$113,344	$103,380

A-1	2026 PROXY STATEMENT

Appendix A

Reconciliation of Noninterest Income (excluding notable items) (in thousands)	2025	2024
Noninterest Income	$26,468	$47,077
Notable Items:
Loss on investment portfolio repositioning	38,856	—
Restructuring-related net gain on branch sale	—	(1,006)
Noninterest Income excluding notable items	$65,324	$46,071

Reconciliation of Noninterest Expense (excluding notable items) (in thousands)	2025	2024
Noninterest Income	$389,623	$324,684
Notable Items:
FDIC special assessment reversal (expense)	691	(691)
Merger and restructuring-related costs	(21,534)	(5,627)
Noninterest Expense excluding notable items	$368,780	$318,366

2026 PROXY STATEMENT	A-2

This Proxy Statement and the Company’s 2025 Annual Report on Form 10-K are available electronically online at
www.envisionreport.com/HOPE

# CORE VALUES

At Bank of Hope, we are defined by our **TEAMS** core values, which serve as the bedrock of our operational excellence. By anchoring our organization in **T**rust, **E**xcellence, **A**gility, **M**eritocracy, and **S**ervice, we foster a dynamic environment where collaborative leadership drives our collective success and long-term growth.

---

**T**

### Trust

Trust is our foundation, emphasizing transparency and fostering a diverse and inclusive environment where every voice is heard and respected.

**E**

### Excellence

We strive for the highest standards in everything we do, continuously improving to deliver exceptional products and services.

**A**

### Agility

We make proactive decisions and navigate challenges effectively, ensuring we stay ahead in a constantly evolving market.

**M**

### Meritocracy

We reward individual achievements and contributions, creating a fair and empowering environment where everyone can excel.

**S**

### Service

We are customer-centric, focused on meeting and exceeding client expectations to build strong, lasting relationships.

Bank of Hope®

Your vote matters - here's how to vote! You may vote online or by phone instead of mailing this card. Online Go to www.envisionreports.com/HOPE or scan the QR code - login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Using a black ink pen, mark your votes with an X as shown in this example. Sign up for electronic delivery at Please do not write outside the designated areas. www.envisionreports.com/HOPE Hope Bancorp, Inc. 2026 Annual Meeting of Stockholders - Proxy Card q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Proposals - The Board of Directors of Hope Bancorp, Inc. ("Company") recommends a vote "FOR" all director nominees named A under Proposal 1, "FOR" Proposal 2, and "FOR" Proposal 3. 1. To elect each of the 9 director nominees as named in this Proxy Statement to serve on our Board of Directors until the 2027 annual meeting of stockholders: For Against Abstain For Against Abstain For Against Abstain 1 - Kevin S. Kim 2 - Dale S. Zuehls 3 - Donald D. Byun 4 - Jinho Doo 5 - Daisy Y. Ha 6 - Joon Kyung Kim 7 - Rachel H. Lee 8 - Takaaki Nakajima 9 - Guido F. Sacchi For Against Abstain 2. To ratify the appointment of Crowe LLP as our independent auditor for the year ending December 31, 2026. For Against Abstain 3. To provide an advisory vote for approval of the 2025 compensation paid to our Named Executive Officers, as disclosed in this Proxy Statement. B Authorized Signatures - This section must be completed for your vote to be counted. - Date and Sign Below NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Date (mm/dd/yyyy) - Please print date below. Signature 1 - Please keep signature within the box. Signature 2 - Please keep signature within the box. 1UPX 049UFH

2026 Annual Meeting of Hope Bancorp, Inc. The Hope Bancorp, Inc. 2026 Annual Meeting of Stockholders ("Annual Meeting") will be held on Thursday, May 21, 2026, at 10:30 AM Pacific Time, via the Internet at www.meetnow.global/HOPE2026. To access the virtual Annual Meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q REVOCABLE PROXY - HOPE BANCORP, INC. 2026 ANNUAL MEETING OF STOCKHOLDERS - Thursday, May 21, 2026 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF HOPE BANCORP, INC. AND MAY BE REVOKED PRIOR TO ITS EXERCISE. The undersigned stockholder(s) of Hope Bancorp, Inc. ("Company") hereby nominates, constitutes and appoints Kevin S. Kim and Angelee J. Harris and each of them, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all stock of the Company which the undersigned is entitled to vote at the Annual Meeting to be held on Thursday, May 21, 2026, at 10:30 AM Pacific Time, and at any adjournment or postponement thereof, as fully and with the same force and effect as the undersigned might or could do if personally present at the Annual Meeting. THE COMPANY'S BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE DIRECTOR NOMINEES LISTED IN PROPOSAL 1, "FOR" PROPOSAL 2, AND "FOR" PROPOSAL 3. IF NO OTHER INDICATION IS MADE, THIS PROXY SHALL BE VOTED "FOR" THE ELECTION OF EACH OF THE DIRECTOR NOMINEES LISTED IN PROPOSAL 1, AND "FOR" PROPOSALS 2 AND 3. IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING, THE ABOVE NAMED PROXY HOLDERS (OR THEIR SUBSTITUTES) WILL VOTE THIS PROXY ON SUCH BUSINESS AT THEIR DISCRETION. Employee Stock Ownership Plan (ESOP) If you are an ESOP participant, you have the right to direct the ESOP Trustee on how to vote the shares of Hope Bancorp, Inc. Common Stock that are allocated to your ESOP account as of March 23, 2026. The ESOP Trustee will hold your instructions in complete confidence except as may be necessary to meet legal requirements. You may vote by telephone, by Internet or by completing, signing and returning the voting proxy card. The ESOP Trustee must receive your voting directions by 11:59 PM Eastern Time on May 13, 2026. If the ESOP Trustee does not receive your directions before that time, your shares generally will be voted in proportion to the way the other ESOP participants voted. You will receive a separate notice for any shares of Common Stock you own other than your ESOP shares. Your non-ESOP shares must be voted separately from your ESOP shares. The undersigned hereby directs the ESOP Trustee to vote the full number of shares of Common Stock allocated to the account of the undersigned under the ESOP at the Annual Meeting of Stockholders of Hope Bancorp, Inc. on May 21, 2026 and at any adjournments thereof, upon the matters set forth on the reverse of this card and, in its discretion, upon such other matters as may properly come before the meeting. (Continued and to be marked, dated and signed, on the other side) C Non-Voting Items Change of Address - Please print new address below. Comments - Please print your comments below.